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As filed with the Securities and Exchange Commission on April 4, 2003

Registration No. 333-61386

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	94-3243499 (I.R.S. Employer Identification No.)

SEE TABLE OF ADDITIONAL REGISTRANTS

545 Boylston Street, 9th Floor
Boston, MA 02116
(617) 267-6500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David W. Montgomery
Vice President-Finance, Chief Financial Officer & Secretary
Advanstar Communications Inc.
131 West First Street
Duluth, MN 55802
(218) 723-9200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Richard Truesdell, Jr., Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

PROSPECTUS

ADVANSTAR, INC.

15% Series B Senior Discount Notes due 2011

        The senior discount notes will mature on October 15, 2011. The senior discount notes accrete at a rate of 15% compounded semiannually to an aggregate principal amount of $171,792,000 on October 15, 2005. Interest is payable in cash thereafter on each April 15 and October 15. The senior discount notes are redeemable under the circumstances and at the prices described in this prospectus.

        This investment involves risks. See "Risk Factors" beginning on page 11.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by (1) Credit Suisse First Boston Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices and (2) DLJ Investment Partners II, L.P. and the following related funds: DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding II, Inc., and any other selling security holder that may be named in an accompanying prospectus supplement. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Credit Suisse First Boston Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

Credit Suisse First Boston

The date of this Prospectus is April 4, 2003.

        The names of events, publications and services used in this prospectus are trademarks, trade names and service marks of Advanstar, Inc., it subsidiaries or its joint ventures. Names of companies and associations used in this prospectus are trademarks or trade names of the respective organizations.

        In this prospectus, "Advanstar," the "Company," "we," "us" or "our" refer to Advanstar, Inc. and its subsidiaries, except where the context makes clear that the reference is only to Advanstar, Inc. itself and not its subsidiaries.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully. When we refer to "combined" financial results, we mean the consolidated financial data for the period January 1, 2000 to October 11, 2000 combined with the consolidated financial data for the period October 12, 2000 through December 31, 2000. The consolidated financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements of the predecessor and Advanstar and has not been audited and does not comply with generally accepted accounting principles. The acquisition of our company by DLJ Merchant Banking Partners III, L.P. and related funds, and the resulting change in basis of accounting had no impact on revenues or EBITDA, and therefore management believes that the presentation of combined information is important because it provides a comparable basis to analyze operating revenue and EBITDA for 2002, 2001, 2000, 1999 and 1998.

SUMMARY DESCRIPTION OF THE SECURITIES

Maturity Date	October 15, 2011.
Interest Payment Dates
The notes accrete at a rate of 15% compounded semiannually to a principal amount of $171.8 million on October 15, 2005. Interest will then begin to accrue and will be payable in cash every April 15 and October 15, beginning April 15, 2006.
Ranking	The notes and the guarantees will rank:
• junior to all of our existing and future secured indebtedness, including our guarantee of our subsidiary's credit facility;
• equally with any of our unsecured and unsubordinated indebtedness and liabilities, including trade payables;
• senior to any of our future subordinated indebtedness; and
• effectively junior to all of the liabilities of our subsidiaries, which have not guaranteed the notes.
At December 31, 2002, the notes would have ranked junior to:
• $392.9 million of secured indebtedness, consisting of our guarantee of the credit facility; and

• $665.6 million of liabilities of our subsidiaries, including trade payables, $392.9 million of debt under the credit facility and the senior subordinated notes of our subsidiary Advanstar Communications but excluding intercompany obligations.
Optional Redemption	We may redeem any of the notes at any time, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Change of Control
Upon a change of control, as defined in "Description of Notes," we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the accreted value of the notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The terms of the notes restrict our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• create liens;
• engage in sale-leaseback transactions;
• pay dividends or make other equity distributions;
• purchase or redeem capital stock;
• make investments;
• sell assets;
• engage in transactions with affiliates; or
• effect a consolidation or merger.
However, these limitations will be subject to a number of important qualifications and exceptions. In particular
• many of our joint ventures are not "subsidiaries" under the indenture, although they are consolidated subsidiaries for accounting purposes; and
• our internet subsidiary is not a "restricted subsidiary" and not subject to these restrictive covenants.
Use of Proceeds
This prospectus is delivered in connection with the sale of the notes by Credit Suisse First Boston Corporation in market-making transactions and the sale of the notes by the DLJ Investment Partners funds or any of their transferees, pledgees, donees or other successors. We will not receive any of the proceeds from such transactions.

OUR COMPANY

Overview

        We are a leading worldwide provider of integrated, B-to-B, marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, directories, guides and reference books. We are one of the largest U.S. trade show operators based upon total square footage and number of shows in 2002 and the fourth largest B-to-B trade publisher in the United States as measured by advertising pages in 2002. Our revenue, operating income, cash flow provided by operating activities and EBITDA for the year ended December 31, 2002, totaled $309.4 million, $9.6 million, $24.7 million and $81.8 million, respectively (see "—Summary Historical Financial Data, Note 5" below for our reconciliation of EBITDA to cash flows provided by operating activities).

        In 2001, the B-to-B marketing and advertising market experienced its most significant downturn since 1990-1991 according to Veronis Suhler Stevenson. This downturn continued into 2002. Media advertising spending declined significantly as companies reduced their marketing expenditures in response to the economic slowdown. Industry-wide advertising pages, as measured by the Business Information Network, declined 20% in 2001 from 2000 levels and 15.0% in 2002 from 2001 levels. Trade show exhibition space and attendance were less severely impacted by the downturn in the B-to-B marketing and advertising market in the first half of 2001. After the events of September, 11, however, trade show exhibition space and attendance suffered dramatically. As measured by Tradeshow Week, fourth quarter 2001 trade show attendance and number of exhibitors declined approximately 20% and 7%, respectively, from the fourth quarter of 2000. The decline has continued in 2002, with 2002 net square footage dropping 5.3% from 2001 figures. Attendance was down 2.2% over the same period.

        The persistence of the general economic slowdown in the U.S. may result in continued weakness in overall marketing and advertising expenditure by our customers throughout most of 2003. As a result, we expect our operating results to reflect this overall weakness. However, we believe that our balanced portfolio between trade shows and publications and our diversification across many industry sectors may mitigate the overall impact from continued weakness in general economic conditions and reduce our exposure to the potential volatility of any one sector.

Products and Services

        We offer our customers a comprehensive array of B-to-B communications products and services to reach their existing and prospective buyers on a cost-effective basis.

Trade Shows

        We are one of the largest trade show operators in the United States based on total square footage and number of shows in 2002. As of December 31, 2002, we owned and managed 69 trade shows and 11 standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Six of our largest trade shows are listed in the April, 2002 issue of Tradeshow Week 200'slist of the top 200 trade shows as measured by total square footage—MAGIC Spring, MAGIC Fall, Dealer News International Powersports Dealer Expo, AIIM Conference and Expo Licensing International and Artexpo New York. Additionally, we own Telexpo, the largest telecommunications trade show in Latin America. Collectively, these seven trade shows represented 2.6 million of the 4.8 million total square footage of all our trade shows for the year ended December 31, 2002.

        Our trade show revenue is derived primarily from the sale of trade show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Trade show revenue accounted for approximately 52%, 53% and 51% of our revenue in 2000, 2001 and 2002.

Trade Publications

        As of December 31, 2002, we published 71 specialized business magazines and professional journals and 36 directories and other publications. Of our 61 magazines and journals for which competitive data is available, 74% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended December 31, 2002. Our publications are generally distributed free-of-charge to qualified professional recipients and generate revenues predominantly from the sale of advertising.

        Trade publications revenue accounted for approximately 42%, 41% and 42% of our total revenue in 2000, 2001 and 2002. Our largest publications include Travel Agent, Pharmaceutical Technology, American Salon, Video Store, Premier, Dealernews and Pharmaceutical Executive which collectively represented 35% of total advertising pages of all our publications for the year ended December 31, 2002.

Marketing Services

        Within each industry cluster, we provide a comprehensive set of marketing communications products, services and support geared to the particular industry's marketing and customer needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' B-to-B marketing and communications programs. These services are incremental to trade shows and publications and allow our customers to fill in their marketing plans. Marketing services revenue accounted for approximately 6%, 6% and 7% of our total revenue in 2000, 2001 and 2002, respectively.

        In addition to our trade shows, trade publications, and marketing services, we are using the Internet increasingly to deliver our integrated B-to-B marketing communications products and services to our customers.

Industry Clusters

        We also operate our business by targeting a number of industry sectors in North America, Latin America, Europe and Asia through certain niche markets grouped together in five core clusters. In addition to our five core clusters, we have grouped the industry sectors in which we provide products and services but do not have a significant industry presence into a "Portfolio" cluster. We believe that by focusing on industries, we better identify the broad array of our customers' B-to-B marketing communications needs which our products and services can meet. In addition, we believe our industry focus allows us to cross-sell our products and services effectively and to capture a larger share of our customers' marketing budgets. In each of our niche markets, many of the same customers advertise in our publications, exhibit at our trade shows and use our marketing services to reach their buyers. We have expanded our trade show, conference and publication offerings within each cluster through new product introductions and strategic acquisitions, which we believe maximizes our existing marketing and customer service infrastructure and industry expertise. We believe that our total cluster participants, including readers, attendees, conferees, exhibitors, advertisers, and other customers, number approximately three million.

        We previously had a sixth cluster; manufacturing and processing. In 2002 we reorganized our clusters to better match our operating strategy which resulted in the transfer of the trade shows and publications in the manufacturing and processing cluster into our other existing clusters.

Competitive Strengths

        We believe that the following factors contribute to our strong competitive position:

  •
  Market Leadership

  •
  Industry-Focused Integrated Marketing

  •
  Diverse Customer Base

  •
  Experienced and Motivated Management Team

        For more complete information on our competitive strengths, you should read the section called "Business—Competitive Strengths."

Business Strategy

        Our objective is to increase profitability by solidifying our position as a leading provider of comprehensive one stop B-to-B marketing communications products and services. In order to achieve this objective, we operate our business based on the following strategies:

  •
  Operate Leading Trade Shows and Publish Leading Magazines in Attractive Niche Markets

  •
  Utilize Industry Cluster Strategy to Drive Growth

  •
  Maximize Share of Customers' Total Marketing Expenditures

  •
  Launch New Products and Services Within Existing Clusters

  •
  Identify and Consummate Strategic Acquisitions

        For more complete information on our competitive strengths, you should read the section called "Business—Business Strategy."

Risk Factors

        See "Risk Factors" for a discussion of various risks associated with an investment in the notes.

The Acquisition and Related Financings

        Advanstar, Inc., was acquired by DLJ Merchant Banking Partners III, L.P., affiliated funds and members of our executive management team in October 2000 for consideration of approximately $917.6 million, including assumed debt and debt repaid at closing. The acquisition was financed with:

  (1)
  $415.0 million of term loans borrowed by our subsidiary, Advanstar Communications Inc., under its credit facility,

  (2)
  $50.0 million received by us from the sale to DLJ Investment Partners II, L.P. and related funds, of units, consisting of senior discount notes of Advanstar, Inc. with an aggregate principal amount at maturity of $103.2 million and warrants to purchase stock in our parent company, Advanstar Holdings Corp. or "Holdings",

  (3)
  $291.0 million received by Holdings from the sale of its common stock to the DLJ Merchant Banking funds and

  (4)
  the rollover of common stock valued at $11.6 million held by our executive management team and other existing stockholders.

        The assumed debt included $150.0 million of Advanstar Communication's 9 1/4% senior subordinated notes. Advanstar Communications was required to make an offer to purchase those notes at 101% of principal amount as a result of the change of control caused by the acquisition. All of the notes were tendered, and it entered into a bridge financing to fund the purchase of those notes. In February 2001, Advanstar Communications issued $160.0 million of 12% senior subordinated notes and we issued additional units, substantially identical to those sold in October, for $35.0 million. We then contributed the proceeds to Advanstar Communications as a capital contribution. Advanstar Communications used the net proceeds from the offering of the 12% senior subordinated notes and the capital contribution from us, together with available cash, to repay and terminate the bridge financing and to repay $45.0 million of term loan borrowings under its credit facility. See "The Acquisition and Related Financings."

        Our principal executive offices are located at 545 Boylston Street, 9th floor, Boston, MA and our telephone number is (617) 267-6500.

Summary Historical Financial Data

        The table below includes summary historical, consolidated financial data for Advanstar, Inc. and its predecessor for each of the periods indicated. The summary historical consolidated financial data for the years ended December 31, 1998 and 1999, and for the period from January 1, 2000 through October 11, 2000 have been derived from the audited consolidated financial statements of the predecessor for such periods. The consolidated financial data of Advanstar for the period October 12, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002 have been derived from the audited consolidated financial statements of Advanstar. The consolidated financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements of the predecessor and Advanstar and has not been audited and does not comply with generally accepted accounting principles. You should read the information contained in this table in conjunction with "The Acquisition and Related Financings," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Predecessor			Advanstar
			For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
	Year Ended December 31,					Year Ended December 31, 2002
					Combined 2000
	1998	1999				2001	2002
					(unaudited)
	(dollars in thousands)			(dollars in thousands)
Income Statement Data:
Net Revenue	$259,825	$328,372	$315,180	$63,872	$379,052	$350,204	$309,404
Cost of production and selling	174,575	211,511	194,424	52,304	246,728	224,629	189,564
General and administrative expenses	27,454	33,196	39,364	10,239	49,603	43,809	37,245
Stock option compensation expense (benefit)(1)	3,397	3,925	(2,485)	—	(2,485)	—	—
Restructuring charge(2)	—	—	—	—	—	9,406
Depreciation and amortization(3)	51,823	53,258	40,475	16,359	56,834	97,052	72,980

Operating income (loss)	2,576	26,482	43,402	(15,030)	28,372	(24,692)	9,615
Other income (expense):
Interest expense	(27,862)	(39,888)	(38,096)	(15,219)	(53,315)	(68,026)	(66,543)
Other income (expense), net	(1,926)	(1,640)	(10,385)	194	(10,191)	(131)	2,858

Income (loss) before income taxes and minority interests	(27,212)	(15,046)	(5,079)	(30,055)	(35,134)	(92,849)	(54,070)
Provision (benefit) for income taxes	1,264	(11,431)	8,076	(7,794)	282	(23,153)	(3,282)
Minority interests	40	1,588	(1,003)	125	(878)	(156)	(474)

Income (loss) from continuing operations	$(28,436)	$(2,027)	$(14,158)	$(22,136)	$(36,294)	$(69,852)	$(51,262)

Cash flows provided by (used in):
Operating activities	$33,568	$53,520	$33,915	$(13,173)	$20,742	$25,891	$24,701
Investing activities	(358,261)	(150,902)	(22,506)	2,369	(20,137)	(25,932)	(31,388)
Financing activities	332,600	94,904	(17,978)	—	(17,978)	25,150	(15,650)
Balance sheet data (at end of period):
Cash and cash equivalents	$14,016	$11,237		$17,581		$44,797	$19,022
Working capital(4)	(33,232)	(26,474)		(62,976)		(75,381)	(70,062)
Total assets	660,226	832,595		1,021,435		1,016,508	870,562
Total debt	426,868	523,154		608,122		654,923	657,804
Total stockholder's equity	134,760	159,966		283,576		209,336	88,171
Other Data:
EBITDA(5)	$53,828	$78,478			$83,251	$71,291	$81,818
Capital expenditures	$4,154	$9,722			$19,489	$12,141	$7,449
Ratio of earnings to fixed charges(6)	—	—	—	—	—	—	—

(1)
We account for stock-based compensation using the intrinsic value method. As a result, for options that do not have fixed terms, we measure compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. Our results for the period January 1, 2000 through October 11, 2000 were favorably impacted by compensation benefits due to a decrease in the fair value of the shares underlying the options. Because we no longer maintain the variable plan that resulted in compensation cost(benefit) and we intend to issue options with fixed terms, we will no longer expect to recognize compensation expense or benefit in future periods.

(2)
In March 2001, we announced plans to more tightly focus the activities of our subsidiary, Advanstar.com. These plans will have the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with our core activities in publishing, tradeshow and marketing services. These actions resulted in a restructuring and other charge of $9.4 million, including severance, asset impairment related to abandoned leaseholds and facility closure costs.

(3)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", we discontinued the amortization of goodwill. The following table represents a reconciliation of income from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Predecessor			Advanstar
			For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
	Year Ended December 31,					Year Ended December 31, 2002
					Combined 2000
	1998	1999				2001	2002
					(unaudited)
	(dollars in thousands)			(dollars in thousands)
Reported income (loss) from continuing operations	$(28,436)	$(2,027)	$(14,158)	$(22,136)	$(36,294)	$(69,852)	$(51,262)
Add: goodwill amortization, net of tax	25,099	22,140	15,450	7,308	22,758	22,738	—

Adjusted income (loss) from continuing operations	$(3,337)	$20,113	$1,292	$(14,828)	$(13,536)	$(47,114)	$(51,262)

(4)
Working capital is defined as current assets, excluding cash of $14.0 million, $11.2 million, $17.6 million, $44.8 million and $19.0 million in each period ending December 31, 1998, 1999, 2000, 2001 and 2002, less current liabilities, excluding the current portion of long term debt of approximately $8.3 million, $13.7 million, $13.2 million, $16.2 million and $17.4 million in each period ending December 31, 1998, 1999, 2000, 2001 and 2002.

(5)
We define "EBITDA" as operating income (loss) plus depreciation and amortization less amounts attributable to minority interest. EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with generally accepted accounting principles) or as a measure of our profitability or performance. We believe that EBITDA is a useful supplement to cash flows from operations and operating income because we believe that investors use EBITDA to help them understand our ability, and the ability of other companies in our industry, to service and/or incur indebtedness and to pay taxes. Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. We use EBITDA to determine our compliance with key financial covenants under our existing credit facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes adjustments described in our credit agreement (a copy of our credit agreement, as amended, has been filed with the Securities and Exchange Commission). See "—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

          The following table reconciles our EBITDA to cash flow provided by operating activities for each period presented (in thousands):

	Predecessor			Advanstar
			For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
	Year Ended December 31,					Year Ended December 31, 2002
					Combined 2000
	1998	1999				2001	2002
					(unaudited)
	(dollars in thousands)			(dollars in thousands)
EBITDA	$53,828	$78,478			$83,251	$71,291	$81,818
Depreciation and amortization	(51,823)	(53,258)			(56,834)	(97,052)	(72,980)
Minority interests (excluding depreciation and amortization)	571	1,262			1,955	1,069	777

Operating income (loss)	2,576	26,482			28,372	(24,692)	9,615
Interest expense	(27,862)	(39,888)			(53,315)	(68,026)	(66,543)
Other income (expense),net	(1,926)	(1,640)			(10,191)	(131)	2,858
Benefit (provision) for income taxes	(1,264)	11,431			(282)	23,153	3,282
Minority interests	40	1,588			(878)	(156)	(474)
Extraordinary item, net of tax	—	—			—	(2,556)	—
Cumulative effect of accounting change, net of tax and monority interest	—	—			—	(552)	(66,817)

Net Loss	(28,436)	(2,027)			(36,294)	(72,960)	(118,079)
Extraordinary item-early extinguishment of debt					—	2,556	—
Transition goodwill impairment	—	—			—	—	66,817
Depreciation and amortization	51,823	53,258			56,834	97,052	72,980
Noncash interest	960	1,209			3,138	14,378	18,001
Deferred income taxes	—	(12,631)			3,586	(25,430)	(4,292)
Other non cash items	5,365	3,266			3,225	4,234	1,000
Changes in operating assets and liabilities	3,856	10,445			(9,747)	6,061	(11,726)

Net cash provided by (used in) operating Activities	$33,568	$53,520			$20,742	$25,891	$24,701

(6)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges, and fixed charges consist of interest expense and one-third of rental expense, which is considered representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 1998, 1999, 2000, 2001 and 2002 by $27.2 million, $13.5 million, $36.0 million, $93.0 million and $54.5 million, respectively.

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks Relating to Our Debt

        We have a significant amount of debt, which could limit our ability to remain competitive or grow our business

        We incurred a significant amount of indebtedness in connection with the Acquisition. The level of our indebtedness may have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

  •
  limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally; and

  •
  exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

        As of December 31, 2002, we had (a) total indebtedness of approximately $657.8 million and (b) approximately $40.3 million of borrowings available under the credit facility, subject to customary conditions. In addition, subject to the restrictions in our credit facility and the indenture, we may incur significant additional indebtedness, which may be secured, from time to time.

        We are a holding company and therefore dependent on dividends from our subsidiaries to meet our debt obligations

        We are a holding company and our ability to pay interest on the senior discount notes when they become cash payable in 2005 is dependent upon the receipt of dividends from our direct and indirect subsidiaries. We do not have, and may not in the future have, any assets other than ownership interests in Advanstar Communications Inc. and Advanstar IH, Inc. Advanstar Communications Inc. and Advanstar IH, Inc. and their subsidiaries are parties to the credit facility and Advanstar Communications Inc. and its subsidiaries are party to the senior subordinated note indenture, each of which imposes substantial restrictions on Advanstar Communications Inc. and Advanstar IH, Inc.'s ability to pay dividends. Any payment of dividends will be subject to the satisfaction of certain financial conditions set forth in the senior subordinated notes indenture and the credit facility. The ability of Advanstar Communications Inc. and Advanstar IH, Inc. and their subsidiaries to comply with such conditions may be affected by events that are beyond our or their control. The breach of any such conditions could result in a default under the senior subordinated notes indenture and/or the credit facility, and in the event of any such default, the holders of the senior subordinated notes or the lenders under the credit facility could elect to accelerate the maturity of all the senior subordinated notes or the loans under such facility. If the maturity of the senior subordinated notes or the loans under the credit facility were to be accelerated, all such outstanding debt would be required to be paid in full before Advanstar Communications Inc. or Advanstar IH, Inc. or their subsidiaries would be permitted to distribute any assets or cash to us. Future borrowings by Advanstar Communications Inc. and Advanstar IH, Inc. can also be expected to contain restrictions or prohibitions on the payment of dividends by such subsidiaries to us. We cannot predict what the value of our subsidiaries, assets or the amount of their liabilities will be in the future and whether such values or amounts will permit the payment of distributions to us. Accordingly, there can be no assurance that we will be able to pay our debt service obligations on the senior discount notes.

        As a result of our holding company structure, the holders of the senior discount notes are structurally junior to all creditors of our subsidiaries, except to the extent that we are recognized as a creditor of any such subsidiary, in which case our claims would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of our subsidiaries, we will not receive any funds available to pay to creditors of the subsidiaries until they are paid in full.

        Restrictive covenants in our debt instruments may limit our ability to engage in a variety of transactions and could trigger defaults that would accelerate all of our debt

        The indenture governing the notes contain various covenants that limit our ability to engage in a variety of transactions. In addition, the notes issued by our subsidiary, Advanstar Communications Inc. and our credit facility contain other and more restrictive covenants. Our credit facility prohibits us from prepaying our subordinated indebtedness and the notes, and also requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. As a result of the economic slowdown continuing into 2003, we do not anticipate that we will meet the leverage ratio requirement in our credit facility as of the first quarter of 2004. Accordingly, we are evaluating several alternatives for seeking a modification to the terms of our credit facility. However, there can be no assurance that we and our lenders will be able to agree to revised terms acceptable to both parties. A breach of any of these covenants or other provisions in the agreement governing the credit facility, notes and/or the Advanstar Communications' notes could result in a default under our credit facility, the notes, and/or Advanstar Communications' notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility. If the lenders under our credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facility and our other indebtedness, including the notes.

        As a result of the economic slowdown continuing into 2003, we do not anticipate that we will meet the leverage ratio requirement as of the first quarter of 2004. Accordingly, we are evaluating several alternatives for seeking a modification to the terms of our Credit Facility. However, there can be no assurance that we and our lenders will be able to agree to revised terms acceptable to both parties.

Risks Relating to Our Business

        Trade show attendance and ad pages declined significantly in 2001 and 2002 as a result of the economic slowdown in the United States and the September 11, 2001 terrorist attacks, and this trend may continue in 2003

        Our customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United States or in any other market where we conduct a significant amount of business. The longer a recession or economic downturn continues, the more likely our customers may significantly reduce their marketing and advertising budgets. Any material decrease in marketing budgets could reduce the demand for exhibition space and also reduce attendance at our trade shows and conferences. Any material decrease in advertising budgets could reduce the demand for advertising space in our publications. As a result, our revenue and our cash flow from operations would decrease significantly. In addition, our integrated marketing strategy could be materially adversely affected if advertising revenue cannot support one or more of our important publications or if declines in our customers' marketing and advertising budgets require us to discontinue one or more of our important trade shows or conferences.

        Our business and results of operations in 2001 and 2002 were significantly impacted by the downturn in the U.S. economy, particularly in our Information Technology & Communications cluster and Travel & Hospitality cluster. The events of September 11th also significantly impacted our 2001 and 2002 results, including cancellations in ad pages, particularly in our travel industry publications, and cancellations of exhibitor participation in several of our events in the third and fourth quarter following September 11th.

        It is unclear what the continuing impact of the September 11, 2001 terrorist attacks in New York and Washington D.C. will have on our future results of operations and financial condition, in relationship to the impact arising from the current economic slowdown. However, further terrorist attacks and continued geopolitical concern (including conflict in the Middle East) may significantly affect our future results of operations or financial condition, whether as a result of (1) reduced attendance at, or curtailment or cancellation of, trade shows due to travel fears, (2) further reduction in economic activity and a related reduction in marketing expenditures on publications or trade shows, or (3) other circumstances that could result from these or subsequent attacks.

        We depend on securing desirable dates and locations for our trade shows and conferences, which we may not be able to secure

        The date and location of a trade show or a conference can impact its profitability and prospects. The market for desirable dates and locations is highly competitive. If we cannot secure desirable dates and locations for our trade shows and conferences, their profitability and future prospects would suffer, and our financial condition and results of operations would be materially adversely affected. In general, we maintain multi-year reservations for our trade shows and conferences. Consistent with industry practice, we do not pay for these reservations, and these reservations are not binding on the facility owners until we execute a contract with the owner. We typically sign contracts that guarantee the right to venues or dates for only one year. Therefore, our multi-year reservations may not lead to binding contracts with facility owners. In addition, because trade shows and conferences are held on pre-scheduled dates at specific locations, the success of a particular trade show or conference depends upon events outside of our control, such as natural catastrophes, labor strikes and transportation shutdowns.

        A significant portion of our revenue and contribution before general and administrative expenses is generated from our MAGIC trade shows, so any decline in the performance of these shows would reduce our revenues and operating income

        For the year ended December 31, 2002, our MAGIC trade shows represented approximately 20% of our total revenue and approximately 34% of contribution before general and administrative expenses. We expect that the MAGIC trade shows will continue to represent a significant portion of our overall revenue and contribution in the future. Therefore, a significant decline in the performance of one or both of the MAGIC trade shows, typically held in the first and third quarters, could have a material adverse effect on our financial condition and results of operations. MAGIC's performance in 2002 was adversely affected by a difficult apparel market.

        Any significant increase in paper or postage costs would cause our expenses to increase significantly

        Because of our print products, direct mail solicitations and product distributions, we incur substantial costs for paper and postage. We do not use forward contracts to purchase paper, and therefore are not protected against fluctuations in paper prices. In general, we use the United States Postal Service to distribute our print products and mailings. United States Postal Service rates increase periodically. If we cannot pass increased paper and postage costs through to our customers, our financial condition and results of operations could be materially adversely affected.

        The market for our products and services is intensely competitive

        The market for our products and services is intensely competitive. The competition is highly fragmented by product offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in trade shows, conferences, publications and marketing services. In several industries, such as information technology and healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than us.

        Within each particular industry sector, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market, in some cases, our competitors operate in several geographic markets. Our trade shows and conferences compete with trade associations and, in several international markets, with exposition hall owners and operators. Our publications typically have between two and five direct competitors that target the same industry sector, and we also have many indirect competitors that define niche markets differently than we do and thus may be alternatives for either readers or advertisers.

        We depend in part on new product introductions, and the process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly

        Our success depends in part upon our ability to monitor rapidly changing market trends and to adapt our events and publications to meet the evolving needs of existing and emerging target audiences. Our future success will depend in part on our ability to continue to adapt our existing events and publications and to offer new events and publications by addressing the needs of specific audience groups within our target markets. The process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly. We generally incur initial operating losses when we introduce new events and publications. Our efforts to introduce new events or publications may not ultimately be successful or profitable. In addition, costs related to the development of new events and publications are accounted for as expenses, so our year-to-year results may be adversely affected by the number and timing of new product launches.

        We may continue to experience continued operating losses at Advanstar.com, our internet subsidiary, which historically we have funded from our other business

        During the year ended December 31, 2002 we have provided funding to Advanstar.com of approximately $2.4 million to support its operations. We expect to provide additional funding of approximately $1.3 million in 2003. Historically, Advanstar.com has had operating losses, which were funded by distributions from Advanstar Communications. While we expect Advanstar.com to achieve operating income, we may continue to incur additional operating losses, which operating losses we may fund with additional distributions from Advanstar Communications.

        Our growth strategy of identifying and consummating acquisitions entails integration and financing risk

        We intend to continue to grow in part through strategic acquisitions. This growth strategy entails risks inherent in identifying desirable acquisition candidates and in integrating the operations of acquired businesses into our existing operations. In addition, we may not be able to finance the acquisition of a desirable candidate or to pay as much as our competitors because of our leveraged financial condition or general economic conditions. Difficulties that we may encounter in integrating the operations of acquired businesses could have a material adverse impact on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition, and integration costs may exceed anticipated amounts.

        We depend on our senior management team, and we do not have employment contracts for many of our senior managers

        We benefit substantially from the leadership and experience of members of our senior management team and depend on their continued services to implement successfully our business strategy. The loss of any member of our senior management team or other key employee could materially adversely affect our financial condition and results of operations. Although we have entered into employment agreements with Mr. Krakoff, Mr. Alic and Mr. Loggia, we do not have employment contracts with most other members of our senior management team or other key employees. We cannot be certain that we will continue to retain their services, or the services of other key personnel, in the future. Moreover, we may not be able to attract and retain other qualified personnel in the future. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees.

        Our international operations and expansion strategy exposes us to various risks associated with international operations

        Our growth strategy includes expanding our product and service offerings internationally. We currently maintain offices in Brazil, Germany, Hong Kong, and the United Kingdom. International operations accounted for approximately 10% of our total revenue in 2002. International operations and expansion involve numerous risks, such as:

  •
  the uncertainty of product acceptance by different cultures;

  •
  divergent business expectations or cultural incompatibility in establishing joint ventures with foreign partners;

  •
  difficulties in staffing and managing multinational operations;

  •
  currency fluctuations;

  •
  state-imposed restrictions on the repatriation of funds; and

  •
  potentially adverse tax consequences.

        The impact of any of these risks could materially adversely affect our future international operations and our financial condition and results of operations.

        Current geopolitical conditions and the continuing threat of domestic and international terrorist attacks may adversely impact our results

        International geopolitical conditions, exacerbated by the war in Iraq and the escalating tensions elsewhere have contributed to an uncertain political and economic climate, both in the United States and globally, which may affect our ability to generate revenue on a predictable basis. In particular, our travel publications and trade shows remain sensitive to cutbacks in destination and vacation travel trade advertising in response to concerns over terrorism and possible further conflicts in the Middle East and in other regions of the world. In addition, terrorist attacks internationally and the threat of future terrorist attacks both domestically and internationally have negatively impacted an already weakened worldwide economy. Customers are deferring and may continue to defer or reconsider purchasing our products and services as a result of these factors. Accordingly, adverse impacts on our business due to these factors could continue or worsen for an unknown period of time.

        We have some exposure to fluctuations in the exchange rates of international currencies

        Our consolidated financial statements are prepared in U.S. dollars. However, a portion of our revenues, expenses, assets and liabilities is denominated in currencies other than the U.S. dollar, including the British Pound Sterling, the euro and the Brazilian Real. Consequently, fluctuations in exchange rates could result in exchange losses. In 2000, 2001 and 2002, there was no material effect on our net income due to currency fluctuations, but the impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Moreover, because we intend to continue our international expansion, the effect of exchange rate fluctuations could be greater in the future. We have previously undertaken, and in the future may undertake, transactions to hedge the risks associated with fluctuations in exchange rates of other currencies to the dollar. We do not know if any hedging techniques that we may implement will be successful or will mitigate the effect, if any, of exchange rate fluctuations on our financial condition and results of operations.

        Our business is seasonal due largely to higher trade show revenue in the first and third quarters

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences. In 2002, approximately 36% of our revenue was generated during the first quarter and approximately 27% during the third quarter. The second quarter accounted for approximately 20% of revenue in 2002 and the fourth quarter accounted for approximately 17% of revenue in 2002. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

Risks Related to Our Stockholders

        We are controlled by principal stockholders who will be able to make important decisions about our business and capital structure; their interests may differ from your interests as a debtholder

        Circumstances may occur in which the interests of our principal stockholders could be in conflict with your interests. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the notes.

        Substantially all of the outstanding shares of common stock of Holdings is held by the DLJ Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the DLJ Merchant Banking funds will have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

        The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Credit Suisse First Boston Corporation, which is also an affiliate of (1) DLJ Capital Funding, Inc., the arranger, syndication agent and a lender under our credit facility, and (2) the general partners of each of the DLJ Investment Partners funds, which own a substantial portion of the notes.

Risks Related to the Notes

        The senior discount notes will be structurally junior to indebtedness and other liabilities of our subsidiaries

        Our subsidiaries will not be guarantors of the notes. You will not have any claim as a creditor against any of our subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of December 31, 2002, our subsidiaries would have had $665.6 million of outstanding liabilities, including the credit facility, the senior subordinated notes and trade payables.

        We may be unable to purchase the notes upon a change of control

        Upon the occurrence of "change of control" events specified in the senior discount notes indenture, you may require us to purchase your notes at 101% of their accreted value, plus accrued interest. The terms of our credit facility limit our ability to purchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your senior discount notes unless we are able to refinance or obtain waivers under the credit facility and other indebtedness with similar restrictions. We cannot assure you that we will have the financial resources to purchase your senior discount notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. The senior subordinated notes contain a similar repurchase requirement, and our credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness under both the senior subordinated notes indenture and the senior discount notes indenture.

        We do not have, and may not in the future have, any assets other than ownership interests in Advanstar Communications Inc. and Advanstar IH, Inc. As a result, our ability to repurchase all or any part of the senior discount notes upon the occurrence of a change of control will be dependent upon the receipt of dividends or other distributions from our direct and indirect subsidiaries. The credit facility and the senior subordinated notes restrict Advanstar Communications Inc. from paying dividends and making any other distributions to us. If we do not obtain the consent of the lenders under agreements governing outstanding indebtedness of our subsidiaries, including under the credit facility and the senior subordinated notes, to permit the repurchase of the senior discount notes, we will likely not have the financial resources to purchase senior discount notes upon the occurrence of a change of control and our subsidiaries will be restricted by the terms of such indebtedness from paying dividends to us or otherwise lending or distributing funds to us for the purpose of such purchase. In any event, there can be no assurance that our subsidiaries will have the resources available to pay such dividend or make any such distribution. Furthermore, the credit facility provides that certain change of control events will constitute a default thereunder and the senior subordinated notes indenture provides that, in the event of a change of control, Advanstar Communications Inc. will be required to offer to repurchase the senior subordinated notes at the price specified therefor. Our failure to make a change of control offer when required or to purchase tendered senior discount notes when tendered would constitute an event of default under the senior discount notes.

        Courts could involve fraudulent transfer statutes to limit your rights to receive payments on your notes

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to

  •
  avoid all or a portion of our obligations to you;

  •
  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to you, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  (1)
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or
  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and
  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the notes;
  (b)
  were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or
  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

        To the extent that proceeds from the sale of the notes and the other related financings were used, in part, to make payments to our former stockholders or to refinance debt incurred to make such payments, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

        Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

        The notes were issued with original issue discount, which causes you to recognize income for tax purposes before you receive cash and could have adverse consequences to you in the event of a bankruptcy.

        The notes were issued at a substantial original issue discount from their principal amount at maturity. Consequently, holders of the notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

        Under the indenture, in the event of an acceleration of the maturity of the notes upon the occurrence of an event of default, the holders of the notes may be entitled to recover only the amount which may be declared due and payable pursuant to the indenture, which will be less than the principal amount at maturity of such senior discount notes.

        If a bankruptcy case is commenced by or against us under the Bankruptcy Code, the claim of a holder of notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the notes and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, holders of the notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

        There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all.

        There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell their new notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Credit Suisse First Boston Corporation intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Credit Suisse First Boston Corporation. No assurance can be given as to the liquidity of or the trading market for the notes.

        Credit Suisse First Boston Corporation may be deemed to be our "affiliate", as defined the Securities Act, and, as a result, may be required to deliver a prospectus in connection with its market-making activities in the notes. In the registration rights agreement that we signed with Credit Suisse First Boston Corporation in connection with the initial sale of the notes, we agreed to use our best efforts to file and maintain a registration statement that would allow Credit Suisse First Boston Corporation to engage in market-making transactions in the notes. We have agreed to bear substantially all the costs and expenses related to registration.

Risks Related to Forward-Looking Statements

        You may not be able to rely on forward-looking statements included in this prospectus, as our actual results may be materially different

        The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance, achievements or industry results expressed or implied by those forward-looking statements. These factors include, but are not limited to:

  •
  the competitive environment in our industry;
  •
  economic conditions in general and in the industry in which we compete;
  •
  changes in or our failure to comply with federal, state, local or foreign laws and government regulations;
  •
  liability and other claims asserted against our company;
  •
  changes in operating strategy or development plans;
  •
  the ability to attract and retain qualified personnel;
  •
  our significant indebtedness;
  •
  changes in our acquisition and capital expenditure plans;
  •
  unforeseen interruptions with our largest customers; and
  •
  other factors we refer to in this prospectus.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to rely on the forward-looking statements. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

THE ACQUISITION AND RELATED FINANCINGS

Our Corporate Structure Prior to the Acquisition

        We are a Delaware corporation with two direct subsidiaries: Advanstar Communications Inc., through which most of our operations are conducted, and Advanstar IH, Inc., through which all of our Internet-related businesses are conducted. Prior to the acquisition described below, we were owned by AHI Advanstar LLC, a subsidiary of Hellman & Friedman Capital Partners III, L.P. and its affiliates.

The Acquisition

        DLJ Merchant Banking Partners III, L.P. and affiliated funds, which we refer to collectively as the "DLJ Merchant Banking funds," formed Advanstar Holdings Corp. as a Delaware corporation for the purpose of acquiring Advanstar, Inc. from its existing stockholders. Advanstar Holdings Corp., which we refer to as "Holdings," in turn formed an acquisition subsidiary.

        On August 14, 2000, Holdings and AHI entered into an agreement and plan of merger pursuant to which the acquisition subsidiary would merge with and into Advanstar, Inc., with Advanstar, Inc. as the surviving corporation.

        In connection with and prior to the merger, which occurred on October 11, 2000, members of our executive management team exchanged, or rolled over, a portion of their beneficial ownership interest in our company for approximately 2% of the outstanding shares of Holdings common stock.

        Under the merger agreement, Holdings was required to pay the merger consideration to the holders of shares of Advanstar, Inc. common stock and to holders of options to purchase shares of Advanstar, Inc. common stock, as described below. The merger consideration consisted of:

  •
  cash payable at the closing of the merger in an amount equal to approximately $875.0 million, less the amount of outstanding net debt and subject to certain other adjustments, and

  •
  shares of Holdings common stock representing approximately 2% of the issued and outstanding common stock of Holdings.

Optionholders were entitled to their pro rata portion of the merger consideration, net of the exercise price for their options. In addition, holders of warrants to purchase shares of Advanstar, Inc. common stock that were outstanding at the closing of the merger received warrants to purchase approximately 4% of the outstanding shares of Holdings common stock, measured on a fully diluted basis, at an exercise price per share equal to three times the cost per share paid by the DLJ Merchant Banking funds to purchase Holdings' common stock immediately prior to the merger.

        A portion of the merger consideration was deposited into escrow accounts, including $37.0 million to support indemnity obligations of the selling stockholders and $21.0 million to fund anticipated costs related to the repayment of debt assumed in connection with the merger. In January 2001, the debt was refinanced and approximately $11.2 million of the debt repayment escrow fund was released to the selling stockholders and optionholders, and the remainder was paid to the DLJ Merchant Banking funds. The selling stockholders may be entitled to receive additional post-closing consideration consisting of unused amounts from the indemnity escrow account.

The Related Financings

        In order to fund the consideration for the acquisition and pay related fees and expenses:

  •
  Advanstar Communications entered into a $495.0 million syndicated senior secured credit facility, consisting of $415.0 million of term loan availability and $80.0 million of revolving loan availability, with a group of financial institutions led by DLJ Capital Funding, Inc., an affiliate of the DLJ Merchant Banking funds. At the effective time of the acquisition, Advanstar Communications

  (1)
  borrowed all of the term loans and used the proceeds to refinance its then-existing bank facility and to pay a portion of the acquisition consideration and related transaction fees and expenses, and

  (2)
  obtained approximately $3.2 million of letters of credit under the revolving credit facility.

                   Advanstar Communications may use the remaining borrowing availability under the revolving credit facility for general corporate purposes, subject to customary conditions, including the absence of any material adverse change.

  •
  Advanstar Communications kept outstanding its existing 9 1/4% senior subordinated notes in an aggregate principal amount of $150.0 million.

  •
  We and Holdings issued units consisting of (1) our 15% senior discount notes due October 2011 with a principal amount at maturity of $103.2 million and (2) warrants to purchase approximately 2.4% of the shares of Holdings common stock on a fully diluted basis, to DLJ Investment Partners II, L.P., an affiliate of the DLJ Merchant Banking funds, and related funds, for total consideration of approximately $50.0 million.

  •
  Holdings received (1) $291.0 million from the sale of its common stock to the DLJ Merchant Banking funds, (2) shares of our common stock from members of our executive management team in exchange for shares of its common stock valued at $5.5 million and (3) shares of our common stock from existing stockholders in exchange for shares of its common stock valued at $6.1 million.

        Under the indenture governing the 9 1/4% senior subordinated notes, Advanstar Communications was required to make an offer to purchase the 9 1/4% senior subordinated notes at 101% of principal amount as a result of the change of control caused by the acquisition. The offer to purchase expired on January 4, 2001, and all of the 9 1/4% senior subordinated notes were tendered. Advanstar Communications obtained bridge financing from Credit Suisse First Boston, Cayman Islands Branch, in order to fund the purchase price for those notes.

        In February 2001, we issued an additional $68.6 million aggregate principal amount at maturity of senior discount notes, together with warrants to purchase Holdings common stock, for consideration of $35.0 million. At the same time, we issued new senior discount notes to the DLJ Investment Partners funds in exchange for their senior discount notes, which had not been issued under an indenture. All of the senior discount notes are part of the same series and treated as part of the same class for all purposes. We used the proceeds of the offering of the old notes and a concurrent offering by Advanstar Communications of $160.0 million of its 12% senior subordinated notes due 2011 together with some of our available cash, to

  (1)
  repay and terminate the bridge financing; and

  (2)
  repay $45.0 million of term loan borrowings under the credit facility.

        In this prospectus, the "acquisition" refers to the acquisition of Advanstar, Inc. by Holdings, and the "related financings" refer to the sale of the initial units and Holdings common stock in October 2000, the bridge financing, our sale of the additional units in February 2001, the offering by Advanstar Communications of $160.0 million of its 12% senior subordinated notes due 2011 and borrowings under the credit facility described above.

        The following table sets forth the sources and uses of funds by Holdings and its subsidiaries for the acquisition and the related financings, other than the offering of the senior subordinated notes and the additional units offering in February 2001:

(in millions)
Sources of Funds by Holdings and its Subsidiaries
Borrowings under our credit facility	$415.0
Bridge financing	150.0
Advanstar, Inc. units	50.0
Holdings common stock—DLJ Merchant Banking funds	291.0
Holdings common stock—management rollover	5.5
Holdings common stock—other existing stockholder rollover(1)	6.1

Total sources	$917.6

Uses of Funds by Holdings and its Subsidiaries
Acquisition consideration(2)	$346.6
Management rollover	5.5
Other existing stockholder rollover(1)	6.1
Repayment of existing debt at closing	357.8
Repayment of 9 1/4% senior subordinated notes tendered in change of control offer	151.5
Payment of accrued interest on existing notes	5.8
Estimated transaction fees and expenses	32.6
Excess cash	11.7

Total uses	$917.6

(1)
Represents the portion of merger consideration paid in the form of Holdings common stock.

(2)
Including $58.0 million deposited in escrow accounts as described above.

        The following table sets forth the sources and uses of funds in connection with the offering of the old notes and the concurrent offering of additional parent company units, assuming they occurred as of December 31, 2000:

(in millions)
Sources of Funds
Senior subordinated notes	$160.0
Additional parent company units	35.0
Available cash	9.5

Total sources	$204.5

(in millions)
Uses of Funds
Repayment of bridge financing(1)	$150.0
Repayment of term debt under credit facility(1)	45.0
Payment of accrued interest on bridge financing and term debt	2.6
Estimated fees and expenses	6.9

Total uses	$204.5

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse First Boston Corporation in market-making transactions and the sale of the notes by the DLJ Investment Partners funds or any of their transferees, pledgees, donees or other successors. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

        The following table presents our unaudited cash and cash equivalents and consolidated capitalization as of December 31, 2002. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Acquisition and Related Financings."

As of December 31, 2002
(in millions)
Cash and cash equivalents	$19.0

Long-term debt, including current portion
Credit facility
Revolver loans (1)	$37.1
Term loans	355.8
Senior subordinated notes	160.0
Note payable	4.8
Units	100.1

Total debt	657.8

Stockholders equity	88.2

Total capitalization	746.0

(1)
We have an $80.0 million committed revolving credit facility, of which the remaining undrawn amount is available for borrowing, subject to satisfaction of customary borrowing conditions. We have obtained $2.6 million in letters of credit under our revolving credit facility.

NOTE ON INDUSTRY AND MARKET DATA

        Industry and market data for the business-to-business ("B-to-B") media industry and our market share and relative industry positions used throughout this annual report were obtained through company research, internal company surveys and studies conducted by third parties, independent industry publications and other publicly available information. We have not independently verified market and industry data from third-party sources. In addition, while we believe internal company surveys are reliable and we believe that we define markets appropriately, none of such surveys nor such market definitions have been verified by any independent sources.

        In particular:

  •
  Industry overview: Except where otherwise specifically referenced, we have based our discussion of the business-to-business communications industry on publications by Veronis Suhler Stevenson and reports and studies by the business-to-business trade association, American Business Media.

  •
  Trade Shows: We rank our trade shows against the trade shows of our competitors based on an internally conducted analysis of net square footage of exhibition space. This data is typically reported by trade show organizers and published in the Tradeshow Week Data Book 2002, a publication that lists trade shows grouped by industrial classification codes. We include both direct and indirect competitors in such comparisons. Direct competitors are the trade shows within the same industrial classification code and geographic region as our trade shows, although we only include trade shows within the same industrial classification code that are within the same subcategory, as defined by us, as our trade shows. Direct competitors are also determined in some cases by the time of the year during which a trade show is held. Indirect competitors are subjectively determined by us on a case-by-case basis. These indirect competitors include: (1) broad-based trade shows we know from prior experience that display, among other products, products displayed at our trade shows and (2) trade shows identified by our current exhibitors as other trade shows in which they participate. In determining our market position in comparison to these broad-based shows, we compare the square footage of our show against the estimated square footage of that broad-based show allocated to the products that are of the same type as those displayed in our trade show.

  •
  Trade Publications: We utilize an independent third party, Inquiry Management Systems, Ltd., to rank our publications against competitors' publications based on the industry-standard method of counting the number of comparable advertising pages. For purposes of these rankings, we have defined our markets narrowly as the niche of businesses or professionals at which a publication is specifically targeted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial data for Advanstar, Inc. and its predecessor for each of the periods indicated. The selected historical financial data for Advanstar's predecessor for the year ended December 31, 1998 and 1999 have been derived from the audited consolidated financial statements and notes thereto of the predecessor for those periods, which are not included nor incorporated herein. The consolidated balance sheet data for the year ended December 31, 2000 have been derived from the audited consolidated balance sheet, which are not included nor incorporated herein. The selected historical financial data for Advanstar's predecessor for the period January 1, 2000 through October 11, 2000 have been derived from the audited consolidated financial statements and notes thereto of the predecessor included herein. The selected historical financial data for Advanstar for the period October 12, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002 have been derived from Advanstar's audited financial statements, included herein. The combined financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements of the predecessor and Advanstar but has not been audited and does not comply with generally accepted accounting principles. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Predecessor			Advanstar
	Year Ended December 31,		For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000		Year Ended December 31,
					Combined 2000
	1998	1999				2001	2002
					(unaudited)
	(dollars in thousands)			(dollars in thousands)
Income Statement Data:
Net Revenue	$259,825	$328,372	$315,180	$63,872	$379,052	$350,204	$309,404
Cost of production and selling	174,575	211,511	194,424	52,304	246,728	224,629	189,564
General and administrative expenses	27,454	33,196	39,364	10,239	49,603	43,809	37,245
Stock option compensation expense (benefit)(1)	3,397	3,925	(2,485)	—	(2,485)	—	—
Restructuring charge(2)	—	—	—	—	—	9,406	—
Depreciation and amortization(3)	51,823	53,258	40,475	16,359	56,834	97,052	72,980

Operating income (loss)	2,576	26,482	43,402	(15,030)	28,372	(24,692)	9,615
Other income (expense):
Interest expense	(27,862)	(39,888)	(38,096)	(15,219)	(53,315)	(68,026)	(66,543)
Other income (expense), net	(1,926)	(1,640)	(10,385)	194	(10,191)	(131)	2,858

Income (loss) before income taxes and minority interests	(27,212)	(15,046)	(5,079)	(30,055)	(35,134)	(92,849)	(54,070)
Provision (benefit) for income taxes	1,264	(11,431)	8,076	(7,794)	282	(23,153)	(3,282)
Minority interests	40	1,588	(1,003)	125	(878)	(156)	(474)

Income (loss) from continuing operations	$(28,436)	$(2,027)	$(14,158)	$(22,136)	$(36,294)	$(69,852)	$(51,262)

Cash flows provided by (used in):
Operating activities	$33,568	$53,520	$33,915	$(13,173)	$20,742	$25,891	$24,701
Investing activities	(358,261)	(150,902)	(22,506)	2,369	(20,137)	(25,932)	(31,388)
Financing activities	332,600	94,904	(17,978)	—	(17,978)	25,150	(15,650)

Balance sheet data (at end of period):
Cash and cash equivalents	$14,016	$11,237		$17,581		$44,797	$19,022
Working capital(4)	(33,232)	(26,474)		(62,976)		(75,381)	(70,062)
Total assets	660,226	832,595		1,021,435		1,016,508	870,562
Total debt	426,868	523,154		608,122		654,923	657,804
Total stockholder's equity	134,760	159,966		283,576		209,336	88,171
Other Data:
EBITDA(5)	$53,828	$78,478			$83,251	$71,291	$81,818
Capital expenditures	$4,154	$9,722			$19,489	$12,141	$7,449
Ratio of earnings to fixed charges(6)	—	—	—	—	—	—	—

(1)
We account for stock-based compensation using the intrinsic value method. As a result, for options that do not have fixed terms, we measure compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. Our results for the period January 1, 2000 through October 11, 2000 were favorably impacted by compensation benefits due to a decrease in the fair value of the shares underlying the options. Because we no longer maintain the variable plan that resulted in compensation cost(benefit) and we intend to issue options with fixed terms, we will no longer expect to recognize compensation expense or benefit in future periods.

(2)
In March 2001, we announced plans to more tightly focus the activities of our subsidiary, Advanstar.com. These plans will have the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with our core activities in publishing, tradeshow and marketing services. These actions resulted in a restructuring and other charge of $9.4 million, including severance, asset impairment related to abandoned leaseholds and facility closure costs.

(3)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", we discontinued the amortization of goodwill. The following table represents a reconciliation of income from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

			Advanstar
	Predecessor
	Year Ended December 31,		For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000		Year Ended December 31,
					Combined 2000
	1998	1999				2001	2002
					(unaudited)
	(dollars in thousands)			(dollars in thousands)
Reported income (loss) from continuing operations	$(28,436)	$(2,027)	$(14,158)	$(22,136)	$(36,294)	$(69,852)	$(51,262)
Add: goodwill amortization, net of tax	25,099	22,140	15,450	7,308	22,758	22,738	—

Adjusted income (loss) from continuing operations	$(3,337)	$20,113	$1,292	$(14,828)	$(13,536)	$(47,114)	$(51,262)

(4)
Working capital is defined as current assets, excluding cash of $14.0 million, $11.2 million, $17.6 million, $44.8 million and $19.0 million in each period ending December 31, 1998, 1999, 2000, 2001 and 2002, less current liabilities, excluding the current portion of long term debt of approximately $8.3 million, $13.7 million, $13.2 million, $16.2 million and $17.4 million in each period ending December 31, 1998, 1999, 2000, 2001 and 2002.

(5)
We define "EBITDA" as operating income (loss) plus depreciation and amortization less amounts attributable to minority interest. EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with generally accepted accounting principles) or as a measure of our profitability or performance. We believe that EBITDA is a useful supplement to cash flows from operations and operating income because we believe that investors use EBITDA to help them understand our ability, and the ability of other companies in our industry, to service and/or incur indebtedness and to pay taxes. Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. We use EBITDA to determine our compliance with key financial covenants under our existing credit facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes adjustments described in our credit agreement (a copy of our credit agreement, as amended, has been filed with the Securities and Exchange Commission). See "—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

        The following table reconciles our EBITDA to cash flow provided by operating activities for each period presented (in thousands):

	Predecessor			Advanstar
			For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
	Year Ended December 31,					Year Ended December 31,
					Combined 2000
	1998	1999				2001	2002
					(unaudited)
	(dollars in thousands)			(dollars in thousands)
EBITDA	$53,828	$78,478			$83,251	$71,291	$81,818
Depreciation and amortization	(51,823)	(53,258)			(56,834)	(97,052)	(72,980)
Minority interests (excluding depreciation and amortization)	571	1,262			1,955	1,069	777

Operating income (loss)	2,576	26,482			28,372	(24,692)	9,615
Interest expense	(27,862)	(39,888)			(53,315)	(68,026)	(66,543)
Other income (expense), net	(1,926)	(1,640)			(10,191)	(131)	2,858
Benefit (provision) for income taxes	(1,264)	11,431			(282)	23,153	3,282
Minority interests	40	1,588			(878)	(156)	(474)
Extraordinary item, net of tax	—	—			—	(2,556)	—
Cumulative effect of accounting change, net of tax and monority interest	—	—			—	(552)	(66,817)

Net Loss	(28,436)	(2,027)			(36,294)	(72,960)	(118,079)
Extraordinary item-early extinguishment of debt					—	2,556	—
Transition goodwill impairment	—	—			—	—	66,817
Depreciation and amortization	51,823	53,258			56,834	97,052	72,980
Noncash interest	960	1,209			3,138	14,378	18,001
Deferred income taxes	—	(12,631)			3,586	(25,430)	(4,292)
Other non cash items	5,365	3,266			3,225	4,234	1,000
Changes in operating assets and liabilities	3,856	10,445			(9,747)	6,061	(11,726)

Net cash provided by (used in) operating Activities	$33,568	$53,520			$20,742	$25,891	$24,701

(6)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges, and fixed charges consist of interest expense and one-third of rental expense, which is considered representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 1998, 1999, 2000, 2001 and 2002 by $27.2 million, $13.5 million, $36.0 million, $93.0 million and $54.5 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial, including the notes to those statements, included elsewhere in this offering circular.

        This discussion contains forward-looking statements which are neither promises nor guarantees and involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause those differences include, but are not limited to, those discussed in "Risk Factors."

Overview

        We are a worldwide provider of integrated, B-to-B marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, guides, and reference books.

        We report our business in three segments:

  •
  trade shows and conferences, which consists primarily of the management of trade shows and seminars held in convention and conference centers;

  •
  trade publications, which consists primarily of the creation and distribution of controlled circulation trade, business and professional magazines; and

  •
  marketing services, which consists primarily of sales of a variety of direct mail and database products, magazine editorial reprints, and classified advertising.

        In addition to our trade shows, trade publications and marketing services, we deliver our integrated B-to-B marketing communications products and services to our customers using the internet, which we conduct through our separate subsidiary, Advanstar.com. Our internet activities are immaterial to our consolidated operations. For discussion purposes, we have included our internet activity in with our marketing services segment.

        Trade shows and conferences accounted for approximately 52%, 53% and 51% of total revenue in 2000, 2001 and 2002, respectively. Trade publications accounted for approximately 42%, 41% and 42% of total revenue in 2000, 2001 and 2002, respectively, while marketing services accounted for approximately 6%, 6% and 7% of total revenue in 2000, 2001 and 2002. Our revenue reaches its highest levels during the first and third quarters of the year due to the timing of the MAGIC trade shows and our other large trade shows and conferences. Because trade shows and conferences revenue is recognized when a particular event is held, we may experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

        In 2001, we more tightly focused the activities of Advanstar.com. As a result, many of the sales, marketing, technology and operating functions of Advanstar.com have been more closely integrated with our core activities in publishing, tradeshows, and marketing services. As a result of the reorganization and redirection of the activities of Advanstar.com during 2001, there has been a significant reduction in the operating expenses of Advanstar.com in 2002

  Recent Developments

        Our business and results of operations in 2002 have been significantly impacted by the recession in the U.S. economy, particularly in our Information Technology & Communications trade shows and publications and our Travel & Hospitality publications. The events of September 11, 2001 also impacted our results in 2002 particularly our trade shows, including cancellations and reductions in attendance at certain of our events.

        We are seeing early indications of stabilization in advertising in many of our markets, except for continuing downward pressure in our technology and travel markets. Advertising pages declined approximately 2.2% and revenue per page declined approximately 6.4% across our portfolio in 2002. The page decline was concentrated in our technology and travel sectors. Pages increased 4.4% in 2002 across all sectors other than technology and travel, due in part to market share gains resulting in a 1.6% revenue increase in these other sectors. While we see this positive trend continuing in the early stages of 2003, the economic outlook in the publishing sector continues to be challenging, and forward visibility on our advertising revenue and pages is limited, due to the concerns of our customers related to the overall business environment. Our travel publications remain highly sensitive to cutbacks in destination and vacation travel advertising in response to concern over terrorism and possible further conflict in the Middle East and in other regions of the world.

        Our trade show segment continues to be negatively impacted by the economic recession. Our trade shows directed to the technology sector continues to suffer from the overall curtailment of spending in technology markets, which impacts marketing spending by our customers. Our trade shows directed to the fashion sector were impacted by a difficult apparel retail business environment and the impact of the terrorist attack of September 11, 2001 on exhibiting companies and attendance at our February MAGIC events. Attendance at our August MAGIC events increased significantly over the spring events and MAGIC remains the major fashion and apparel event in the industry with over 850,000 square feet of exhibit space. We expect any improvement in the performance of our trade show segment to lag behind any general economic recovery, just as it lagged the downturn in the economy going into recession beginning in late 2000. Our trade shows remain sensitive to cutbacks in travel in response to concern over terrorism and possible further conflict in the Middle East and in other regions of the world.

        In response to the decline in revenues throughout 2001 and 2002, we implemented cost management actions, including the layoff of staff, reductions in travel and other operating costs, and reorganization of certain support functions and processes. Between January 2001 and December 2002 we reduced our overall headcount by 240 or 16.3% across all functions in our company. Through these cost reduction initiatives, we were able to mitigate the effect of the decline in revenue on our operating results in 2002.

        The persistence of the general economic slowdown in the U.S. will likely result in continued weakness in overall marketing and advertising expenditures by our customers into 2003. As a result, we expect our revenues, operating income and EBITDA to reflect this overall weakness. However, we believe that our balanced portfolio between trade shows and publications and our diversification of these products across many industry sectors may mitigate the overall impact from continued weakness in general economic conditions and reduce the potential impact from the volatility of any one sector.

        Our Term Loans (Term loan A and Term loan B) contain restrictive covenants which require us to, among other things, maintain a maximum quarterly leverage ratio (as defined) that declines quarterly through the first quarter of 2004. In March 2002, we sought and obtained an amendment to the Credit Facility which provided eight quarters of covenant relief by increasing the existing maximum quarterly leverage ratios in 2002 and 2003. In the fourth quarter of 2002, we met our maximum leverage ratio requirement of 6.75:1 with a ratio of 6.36:1. We believe that we will comply with all covenants during 2003. In the event that we do not achieve our operating plan, we may need to adjust certain planned operating expenses and/or delay capital expenditures in order to meet the leverage ratio requirement throughout 2003.

        In 2004, the covenant relief provided in the amendment expires resulting in a step-down in the maximum leverage ratio from 5.75:1 in the fourth quarter 2003 to 4.50:1 in the first quarter of 2004 and then declines on a quarterly basis over the next two quarters to 4.00:1 in the third quarter of 2004, where it remains for the term of the loan agreement. We believe that the economic slowdown will continue into 2003, and, as a result, we do not anticipate that we will meet the leverage ratio requirement as of the first quarter of 2004. Accordingly, we are evaluating several alternatives for seeking a modification to the terms of our Credit Facility. However, there can be no assurance that we and our lenders will be able on agree to revised terms acceptable to both parties.

  Presentation of Financial Information

        Since May 31, 1996, we have completed 35 acquisitions and joint ventures, three of which were completed in 2000, four in 2001 and four in 2002.

  •
  From January 1, 2000 through December 31, 2000 we completed the acquisitions of the Documents, Messaging and Security "DMS" tradeshow, Info 21 magazine, Brand Licensing London tradeshow and we purchased the outstanding minority interest in SeCA, our French joint venture, with a cumulative purchase price totaling approximately $21.4 million in cash and assumed liabilities.

  •
  From January 1, 2001 through December 31, 2001 we purchased the outstanding minority interests in Advanstar Wideband (our Licence magazine), several automotive industry magazines and the TechLearn conference for a cumulative purchase price totaling $14.3 million in cash and assumed liabilities. We also financed a portion of the Techlearn conference with a $6.0 million note payable. In addition, we contributed SeCA to a joint venture and recorded a minority interest of $6.3 million representing the minority stockholder's proportional share of the joint venture's equity at its formation date.

  •
  From January 1, 2002 through December 31, 2002 we completed the acquisitions of AIIM International Exposition and Conference, HT—the Magazine for Healthcare Travel Professionals and several smaller publications for a cumulative purchase price totaling $24.0 million in cash and assumed liabilities.

        We have accounted for our acquisitions under the purchase method of accounting. Accordingly, our results of operations include the effect of these acquisitions from the date of purchase. The pro forma operating results of the acquisitions are not material relative to our operating results.

The Acquisition

        As a result of the Acquisition in October, 2000, we have, and will continue to have, significantly higher indebtedness and interest expense than reflected in our previous historical results of operations. In addition, the Acquisition was accounted for under the purchase method of accounting. Under the purchase method, the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. Accordingly, the increase in basis of our assets resulted in non-cash depreciation and amortization charges in 2001 that were significantly higher than that reflected in our previous historical financial information.

        In connection with the adoption of FAS 142, we engaged an appraiser to determine the fair value of the Company as of January 1, 2002. Based on this valuation, which utilized a discounted cash flow valuation technique, we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, in the first quarter of 2002, attributable primarily to an impairment of the carrying value of goodwill related to the Acquisition. The charge is reported as a cumulative effect of a change in accounting principle.

        During the first quarter of 2001, we recorded an extraordinary charge of approximately $2.6 million, net of a deferred tax benefit of approximately $1.5 million, in connection with the repayment of the 9.25% senior subordinated notes and the write-off of deferred financing fees related to the bridge facility. The 9.25% senior subordinated notes were refinanced with the proceeds of the 12.00% senior subordinated notes and the concurrent offering of additional senior discount notes. See Notes to our Consolidated Financial Statements included within this annual report for further details. Upon adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.", in 2003 we will reclassify this extraordinary item into our 2001 operating loss.

  Stock Option Compensation.

        We account for stock-based compensation using the intrinsic value method. As a result, due to the variable features of option grants under our old option plan, we historically measured compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. We then recognized a non-cash compensation charge or benefit. We no longer have a variable-feature benefit plan after the Acquisition and we therefore do not anticipate that we will recognize stock option compensation charges under the plan as currently in effect. Our results in 2000, including our EBITDA, were positively impacted by non-cash compensation benefits recognized due to a decrease in the fair value of the shares underlying the options at the end of the period.

  Sources of Revenue

Trade Shows and Conferences

        The trade shows and conferences segment derives revenue principally from the sale of exhibit space and conference attendance fees generated at its events. In 2002, approximately 82% of our trade shows and conferences revenue was from the sale of exhibit space. Events are generally held on an annual basis in major metropolitan or convention areas such as New York City or Las Vegas. At many of our trade shows, a portion of exhibit space is reserved and partial payment is received as much as a year in advance. The sale of exhibit space is generally impacted by the on-going quality and quantity of attendance, venue selection and availability, industry life cycle and general market conditions. Revenue and related direct event expenses are recognized in the month in which the event is held. Cash is collected in advance of an event and is recorded on our consolidated balance sheet as deferred revenue.

Trade Publications

        The trade publications segment derives revenue principally from the sale of advertising in its business-to-business magazines. Additionally, certain publications derive revenue from paid subscriptions and custom publishing. Paid subscriptions comprise less than 5% of total publishing revenue. Most publications are produced monthly with advertising sold both on an annual schedule and single insertion basis. The sale of advertising is generally impacted by new product releases, circulation quality, readership and general market conditions. Advertising revenue is recognized on the publication issue date, and subscription revenue, if any, is recognized over the subscription period, typically one year.

        Our publishing properties operate in many different markets and industries which are subject to economic conditions prevalent in those industries. Accordingly, publishing revenues may fluctuate in connection with the markets in which we operate.

Marketing Services

        The marketing services segment derives its revenue from the sale of value-added marketing products such as classified advertising, both print and internet-based, direct mail services, reprints,

database marketing, directories, guides and reference books. These products complement and, in many cases, utilize the content or databases generated by our trade shows, conferences and publications. The sale of these products is generally impacted by the success of the event or publication from which these products are derived, the quality of the sales team and general market conditions. Revenue is generally recognized when the applicable product is shipped.

  Components of Expenses

Trade Shows and Conferences

        Costs incurred by the trade shows and conferences segment include facility rent, outsourced services such as registration, security, decorator, and attendee and exhibitor promotion. Exhibitors generally contract directly with third parties for on-site services such as electrical, booth set-up and drayage. Staff salaries and related payroll expenses are treated as monthly period expenses. All other direct costs are expensed in the month the event occurs.

Trade Publications

        Costs incurred by the trade publications segment include printing, paper and postage; selling and promotion; editorial and prepress; and circulation acquisition and fulfillment. Additionally, publisher and sales staff costs, and production, editorial and circulation staff costs, with related payroll taxes and benefits, are charged to the publications. We outsource the actual printing of our publications. Printing, paper and postage costs are charged to operations at the time of publication issuance. All other direct costs are charged to operations in the month incurred.

Marketing Services

        Costs of the marketing services segment include printing and distribution costs, database administration fees and selling and product development salaries and related payroll taxes and benefits. All direct costs are expensed in the month incurred.

Significant Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to bad debts, intangible assets and income taxes. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We apply the following critical accounting policies in the preparation of our consolidated financial statements:

        Revenue Recognition.    We recognize revenue as discussed in the "—Sources of Revenue" section above. The balance of deferred revenue at December 31, 2002 was $49.8 million and $3.3 million for trade shows and trade publications, respectively. On a relative basis, our deferred revenue reaches its highest levels during the second and fourth quarters of the year largely due to the timing of the MAGICtrade shows and our other large trade shows and conferences.

        Allowance for Doubtful Accounts.    We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        The allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based on the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a general reserve for all customers based on percentages applied to the aging balance. This percentage is based on historical collection and write-off experience and varies by geographic region. If circumstances change, our estimates of the recoverability of amounts due us could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

        Deferred Taxes.    We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. At December 31, 2002 we have recorded a valuation allowance to offset the deferred tax benefit associated with net operating loss carryforwards in foreign tax jurisdictions and to offset the net deferred tax assets of the Company because we believe realization of these benefits is not more likely than not. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to subsequently determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, a reduction in the net valuation allowance would result in an income tax benefit and would increase income in the period such determination was made.

        Amortization of Intangible Assets.    Trade exhibitor and advertiser lists are amortized on a double-declining balance method over 6 years and 5 years, respectively. For periods prior to April 1, 2001, trade exhibitor and advertiser lists were amortized on a straight-line method over 8 years. Subscriber lists and other intangible assets are being amortized on a straight-line method over 3 to 10 years. We amortize intangible assets on a basis which corresponds to our projections of future cash flows directly related to these intangible assets. The estimates that are included in our projections of future cash flows are based upon the best available information at the time that the determination of useful life and amortization method are made. A change in circumstances could result in a determination that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary.

        Impairment of Long-Lived Assets.    We evaluate the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        Under SFAS No. 142, we evaluate goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment through an estimate of the fair value of certain of our reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. Prior to January 1, 2002, we evaluated goodwill for impairment using the method described in the preceding paragraph. We determine the fair value of our reporting units by application of a discounted cash flow analysis.

We make estimates that are included in our discounted cash flow analyses based upon the best available information at the time that the determinations of fair value are made. If circumstances change, our estimates of fair value will also change and could result in a determination that additional impairment charges to reduce the carrying value of goodwill are necessary.

Results of Operations

  2002 compared to 2001

Net Revenue

        Total net revenue declined $40.8 million, or 11.7%, to $309.4 million in 2002 from $350.2 million in 2001.

        Revenue from trade shows and conferences declined $27.2 million, or 14.6% to $159.1 million in 2002 from $186.3 million in 2001. Our trade shows had 5.1 million square feet of exhibit space, a declined of approximately 13.6% from 2001. This decline occurred across most of the sectors in which we held events, however, it was concentrated in the technology, fashion and art sectors. . The technology sector continues to suffer from the overall curtailment of spending in technology markets, which impacts marketing spending by our customers. Our fashion sector was impacted by a difficult apparel retail business environment and the impact of the terrorist attack of September 11, 2001 on exhibiting companies and attendance at our February MAGIC events. Attendance at our August MAGIC events increased significantly over the spring events and MAGIC remains the major fashion and apparel event in the industry with over 850,000 square feet of exhibit space. The art sector is particularly subject to economic downturns due to the discretionary purchasing nature of its product. We also held fewer events in several of our markets, including the IT markets in the U.S., Europe and Brazil and the art market. These declines were partially offset by revenue from our AIIM acquisition and several product launches.

        Trade publications and related marketing services revenue declined $13.6 million, or 8.3% to $150.3 million in 2002 from $164.0 million last year. Advertising pages declined approximately 2.2% and revenue per page declined approximately 6.4% across our portfolio, both principally due to adverse economic conditions. The page decline was concentrated in our technology and travel sectors. Pages increased 4.4% across all sectors other than technology and travel, primarily due to market share gains, resulting in a 1.6% revenue increase in these other sectors. The overall decline in revenue was partially offset by the acquisition late in the year of Healthcare Traveler and several new publication launches in our pharmaceutical market.

Cost of production and selling

        Cost of production and selling expenses declined $35.0 million, or 15.6%, to $189.6 million in 2002 from $224.6 million in 2001.

        Expenses of trade shows and conferences declined $21.1 million, or 21.3%, to $78.2 million in 2002 from $99.3 million in 2001. The shortfall in revenue for the period was substantially mitigated by cost savings associated with canceling certain events in 2002 and by our continuing actions to reduce our cost structure in response to lower revenues in this current economic downturn. Notwithstanding our cost management actions, in 2002 we made strategic investments in our MAGIC events and other key trade shows which we believe will strengthen the events and position them for long term growth as the economy recovers. In 2002 we also received an insurance recovery of $2.8 million in the third quarter related to losses resulting from the terrorist attack of September 11, 2001 that are reported as a reduction of our 2002 costs.

        Expenses of trade publications and marketing services declined $13.9 million, or 11.1%, to $111.4 million in 2002 from $125.3 million in 2001. Revenue reductions were offset by cost reduction programs including cost reductions in circulation, sales promotion, staffing and a 14% reduction in paper costs. At the same time, we restructured our sales and editorial teams using metrics-based productivity measures. We believe these measures have enabled our sales and editorial teams to increase efficiency and deepen our penetration of our customer base. Operating costs of Healthcare Traveler, acquired in October 2002, and an increase in sales staff resources dedicated to developing our small space advertiser page opportunities also served to partially offset the overall decline in operating expenses of trade publications and marketing services.

General and administrative expenses

        General and administrative expenses declined $6.6 million, or 15.0% to $37.2 million in 2002 from $43.8 million in 2001. This decrease was primarily attributable to our ongoing cost and headcount reduction programs. In response to the decline in revenue throughout 2001 and into 2002, we implemented early and aggressive cost management actions, including staff reductions of approximately 18.8% since January 2001, reductions in travel and other operating costs, and reorganization of certain support functions and processes.

Restructuring Charge and Other

        In 2001 we recorded a restructuring charge of $9.4 million related to our plans to more tightly focus our internet activities, including severance related payments of $0.7 million, facility closure costs of approximately $6.6 million, asset impairments of approximately $1.3 million and approximately $0.8 million of other contractual commitments. These restructuring activities were completed by the end of 2001, except for facility lease costs, which continue through June 2010.

Depreciation and amortization

        Depreciation and amortization expense declined approximately $24.1 million to $73.0 million in 2002 from $97.1 million in 2001 primarily due to the adoption in January 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets", and the effect of the declining balance method of accelerated amortization on our exhibitor and advertiser lists, partially offset by additional amortization related to acquisitions and fixed asset additions. Upon adoption of SFAS No. 142 we discontinued the amortization of goodwill. Excluding goodwill amortization recorded in 2001, depreciation and amortization increased $3.5 million.

Operating income

        Operating income increased $34.3 million to $9.6 million in 2002 from a loss of $24.7 million in 2001. This increase is primarily due to a reduction in amortization, the restructuring charge taken in 2001 and a reduction in general and administrative expense, partially offset by a decline in revenue as more fully discussed above.

Interest expense

        Net interest expense declined $1.5 million, or 2.2%, to $66.5 million in 2002 from $68.0 million in 2001 due to a decrease in our weighted average interest rate of approximately 1.8%, partially offset by an increase in our weighted-average debt outstanding of approximately $20.0 million. In February 2001, we replaced our then outstanding $150.0 million 9.25% senior subordinated notes with $160.0 million 12.00% senior subordinated notes, and issued an additional $68.6 million of our 15.0% senior discount notes.

        Approximately $264.9 million of our total debt is at a fixed rate through coupon rates on our senior subordinated notes with an additional $150.0 million covered by our interest rate protection agreements. While we do not anticipate a significant change in interest rates in the near term, a 100 basis point increase in interest rates on variable rate debt would have resulted in an increase in interest expense of $2.4 million.

Other income (expense), net

        Other income increased $3.0 million to $2.9 million in 2002 from an expense of $0.1 million in 2001. This increase is primarily the result of an increase in non-cash gains related to our foreign currency and interest rate hedging activities, foreign exchange gains and a reduction in losses due to an impaired investment.

Provision (benefit) for income taxes

        We recorded a tax benefit of approximately $3.3 million in 2002 compared to a tax benefit of approximately $23.2 million in 2001. The decrease in the tax benefit is a result of reducing the 2002 effective tax rate and establishing a valuation allowance against our net deferred tax assets due to uncertainty about ultimate realization.

Cumulative effect of accounting change

        In connection with the adoption of FAS 142, "Goodwill and Other Intangible Assets", we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, in the first quarter of 2002, attributable primarily to an impairment of the carrying value of goodwill related to the Acquisition. In 2001, in connection with the adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", we recorded a charge of $0.6 million.

Net Loss

        Net loss was approximately $118.1 million in 2002 compared to $73.0 million in 2001. This increase is primarily attributable to our goodwill impairment charge and a reduction in our income tax benefit, partially offset by our increase in operating income and a reduction in interest expense.

  2001 compared to 2000

        The following discussion compares our results for 2001 to the two months and 20 days ended December 31, 2000 combined with our predecessor's results for the period January 1, 2000 through October 11, 2000. The consolidated financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements of the Predecessor and Advanstar and has not been audited and does not comply with generally accepted accounting principles. The acquisition of our company, by DLJ Merchant Banking Partners III, L.P. and related funds, and the resulting change in basis of accounting had no impact on revenue or EBITDA, and therefore management believes that the presentation of combined information is important because it provides a comparable basis to analyze operating revenue and EBITDA for 2000 and 2001.

Revenue

        Total revenue decreased $28.9 million, or 7.6%, to $350.2 million in 2001 from $379.1 million in 2000.

        Revenue from trade shows and conferences declined $12.1 million, or 6.1%, to $186.3 million in 2001 from $198.4 million in 2000. Strong performances in our larger first and third quarter events, such as MAGIC and the New York art and beauty shows, our motorcycle shows and our Brazil telecom show, and the acquisition of an e-Learning conference (TechLearn) were partially offset by the impact of the realignment of our East Coast fashion events and the cancellation of several events in Europe and the United States in our call center and IT sectors. In the aftermath of September 11, we held 18 events as scheduled, rescheduled two events later in 2001 and cancelled a small conference in Paris. Most of our events held after September 11 performed below the prior year due to the lingering impact of the September 11th terrorist attacks and the persistence of the general economic slowdown in the U.S., and will likely continue at least through the first half of 2002.

        Trade publications and related marketing services revenue declined $16.7 million, or 9.3%, to $164.0 million in 2001 from $180.7 million in 2000. The continued slowdown in the U.S. economy resulted in an 8.8% decrease in advertising pages combined with a 2.8% decrease in revenue per page. This decline in trade publication revenue worsened as the year unfolded, particularly in the Technology, Communications, Travel and Hospitality sectors. Partially offsetting this decline was our acquisition at the end of the first quarter of Motor Age and Automotive Body Repair News and an increase in web-related activity related to the development and expansion of our web-based products.

Cost of production and selling

        Cost of production and selling expenses decreased $22.1 million, or 9.0%, to $224.6 million in 2001 from $246.7 million in 2000.

        Expenses of trade shows and conferences decreased $12.9 million, or 11.5%, to $99.3 million in 2001 from $112.2 million in 2000. This decrease was primarily due to cost savings associated with discontinued events and ongoing cost reduction programs, partially offset by costs related to our acquisition of TechLearn, discussed above and new product launches.

        Expenses of publications and marketing services decreased $9.2 million, or 6.9%, to $125.3 million in 2001 from $134.5 million in 2000. We have mitigated the effects of the 15% postal rate increase in January 2001 and the costs related to our acquisitions described above through cost savings on our base portfolio related to our ongoing cost reduction program and cost savings related to discontinued publications.

General and administrative expenses

        General and administrative expenses excluding stock option compensation benefit declined $5.8 million, or 11.7% to $43.8 million in 2001 from $49.6 million in 2000. This decrease was primarily due to staff and compensation reductions as part of our cost reduction efforts in response to the worsening economic situation in 2001. In addition, we incurred sale transaction bonuses in the fourth quarter of 2000 for which there was no corresponding expense in 2001.

        Our results in 2000, were positively impacted by non-cash compensation benefits of approximately $2.5 million recognized due to a decrease in the fair value of the shares underlying the options at the end of the period. We no longer have a variable-feature benefit plan after the acquisition and no longer recognize stock option compensation charges under the plan as currently in effect.

Restructuring Charge and Other

        In 2001 we recorded a restructuring charge of $9.4 million related to our plans to more tightly focus our internet activities, including severance related payments of $0.7 million, facility closure costs of approximately $6.6 million, asset impairments of approximately $1.3 million and approximately $0.8 million of other contractual commitments. These restructuring activities were completed by the end of 2001, except for facility lease costs, which continue through June 2010.

Depreciation and amortization

        Depreciation and amortization expense increased $40.3 million to $97.1 million in 2001 from $56.8 million in 2000 primarily due to increased amortization of goodwill and intangible assets related to the Acquisition in October 2000, the use of an accelerated amortization method for trade show exhibitor and advertiser lists to reflect the pattern of usage of these assets and the full period depreciation effect of the development and expansion of our information technology infrastructure and web-based e-commerce communities.

Operating income

        Operating income declined $53.1 million to a loss of $24.7 million in 2001 from income of $28.4 million in 2000. This decline is primarily due to increased amortization, the restructuring charge taken in 2001 and decline in revenue, partially offset by a reduction in general and administrative expense, as more fully discussed above.

Interest expense

        Net interest expense increased $14.7 million, or 27.6%, to $68.0 million in 2001 from $53.3 million in 2000 due to the additional indebtedness of $94.3 million necessary to fund the Acquisition, partially offset by a 170 basis point decrease in weighted average interest rates as a result of reduced LIBOR impact on our floating rate debt. Also, in February 2001, we replaced our then outstanding $150.0 million 9.25% senior subordinated notes with $160.0 million 12.00% senior subordinated notes, and issued our 15.0% senior discount notes with an aggregate principal amount at maturity of $171.8 million.

Other income (expense), net

        Other expense in 2001 was $0.1 million, compared to $10.2 million in 2000. In 2000, the Company expensed transaction costs related to the Acquisition. There were no corresponding sale transaction costs in 2001.

Provision (benefit) for income taxes

        We recorded an income tax benefit of $23.2 million in 2001 compared to a provision of $0.3 million in 2000. This was primarily due to a decrease in taxable earnings related to reduced operating income more fully described above, and increased amortization of intangible assets, partially offset by an increase in nondeductible amortization and interest expense resulting from the Acquisition, and an increase in the valuation allowance principally related to foreign tax jurisdiction net operating losses incurred in 2001.

Net Loss

        Net loss was approximately $73.0 million in 2001 compared to $36.3 million in 2000. This increase is primarily attributable to our operating loss in 2001 as described above and an increase in interest expense, also described above, partially offset our income tax benefit recorded in 2001.

Liquidity and Capital Resources

        The following discussion presents our liquidity and capital resources on a consolidated basis, including our subsidiaries.

        Our cash flow provided by operating activities and EBITDA for the year ended December 31, 2002 was approximately $24.7 million and $81.8 million, respectively. EBITDA increased approximately $10.5 million from $71.3 million in 2001, due primarily to the increase in operating income as described above and the decrease in depreciation and amortization in 2002, also as described above. We believe that EBITDA is a useful supplement to cash flow from operations and operating income because we believe that investors use EBITDA to help them understand our ability, and the ability of other companies in our industry, to service and/or incur indebtedness and to pay taxes. However, our method of computation may not be comparable to other similarly titled measures of other companies. We use EBITDA to determine our compliance with key financial covenants under our existing credit facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes adjustments described in our credit agreement (a copy of our credit agreement, as amended, has been filed with the Securities and Exchange Commission). See "—Selected Financial Data—Selected Historical Consolidated Financial Data, Note 5" above for our reconciliation of EBITDA to cash flows provided by operating activities.

        We are a holding company and have no direct material operations. Our principal assets are our ownership of Advanstar Communications Inc., and Advanstar.com, and our only material liabilities are the senior discount notes and our guarantee of the Advanstar Communications Inc. credit facility. Our principal liquidity needs are for debt service on the senior discount notes and investments in Advanstar.com, which currently does not generate positive cash flow.

        Since the Acquisition, our principal source of cash is dividends from Advanstar Communications Inc. The credit facility and senior subordinated notes described below are obligations of Advanstar Communications Inc. and impose limitations on its ability to pay dividends to us. We believe that Advanstar Communications' debt instruments will permit it to supply us with sufficient cash to meet the cash needs referred to above for the next several years. However, if that is not the case, we would not be able to satisfy those needs, because we have no other source of cash other than dividends from Advanstar Communications. We would then be required to secure alternate financing, which may not be available on acceptable terms, or at all.

        Advanstar Communications principal cash needs are for debt service, capital expenditures and strategic acquisitions, as well as to provide us with cash to finance our cash needs. Its principal sources of liquidity will be cash flow from operations and borrowings under its credit facility.

Debt service.

        As of December 31, 2002, we had total indebtedness of $657.8 million and approximately $40.3 million of borrowings available under our credit facility, subject to customary conditions.

        Credit facility.    The term loan facility under the credit facility consists of a $100.0 million amortizing term loan A maturing April 11, 2006 and a $315.0 million amortizing term loan B maturing October 11, 2008. The credit facility also includes an $80.0 million revolving credit facility. The revolving credit facility will terminate in April, 2007. The credit facility may be increased by up to $50.0 million at our request, with the formal prior consent of the lenders or other financial institutions providing the increase. However, there can be no assurance that this consent would be obtained if requested. In February 2001, we repaid $10.8 million of term loan A and $34.2 million of term loan B at the closing of the issuance of our 12.00% senior subordinated notes. The balances outstanding on our term loans A and B at December 31, 2002 were $75.0 million and $280.8 million.

        Borrowings under the credit facility generally bear interest based on a margin over, at our option, the base rate or the reserve-adjusted London-interbank offered rate (LIBOR). The applicable margin for revolving credit loans and term loan A will vary based upon our ratio of consolidated debt to EBITDA, as defined in the credit facility and is currently 3.25% over LIBOR. The applicable margin for term loan B is 4.00% over LIBOR and 2.75% over the base rate. Our obligations under the credit facility are guaranteed by Advanstar Holdings Corp., our ultimate parent company, and all our existing and future domestic subsidiaries and are collateralized by substantially all of the assets of our company and the subsidiary guarantors, including a pledge of the capital stock of all our existing and future domestic subsidiaries, a pledge of no more than 65% of the voting stock of any foreign subsidiary directly owned by our company or any domestic subsidiary, a pledge of all intercompany indebtedness in favor of Advanstar, Inc., our company and our domestic subsidiaries, a pledge of our company's and Advanstar IH, Inc.'s capital stock by our parent company, and a pledge of our parent company's capital stock by Advanstar Holdings Corp. The credit facility contains restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments. As of December 31, 2002 we were in compliance with these covenants.

        Our Term Loans (Term loan A and Term loan B) contain restrictive covenants which require us to, among other things, maintain a maximum quarterly leverage ratio (as defined) that declines quarterly through the first quarter of 2004. In March 2002, we sought and obtained an amendment to the Credit Facility which provided eight quarters of covenant relief by increasing the existing maximum quarterly leverage ratios in 2002 and 2003. In the fourth quarter of 2002, we met our maximum leverage ratio requirement of 6.75:1 with a ratio of 6.36:1. We believe that we will comply with all covenants during 2003. In the event that we do not achieve our operating plan, we may need to adjust certain planned operating expenses and/or delay capital expenditures in order to meet the leverage ratio requirement throughout 2003.

        In 2004, the covenant relief provided in the amendment expires resulting in a step-down in the maximum leverage ratio from 5.75:1 in the fourth quarter 2003 to 4.50:1 in the first quarter of 2004 and then declines on a quarterly basis over the next two quarters to 4.00:1 in the third quarter of 2004, where it remains for the term of the loan agreement. As a result of the economic slowdown continuing into 2003, we do not anticipate that we will meet the leverage ratio requirement as of the first quarter of 2004. Accordingly, we are evaluating several alternatives for seeking a modification to the terms of our Credit Facility. However, there can be no assurance that we and our lenders will be able to agree on revised terms acceptable to both parties. See "—Risk Factors Which May Affect Future Results—We are a holding company and therefore dependent on dividends from our subsidiaries to meet our debt obligations".

        Senior subordinated notes.    Advanstar Communications' 12.00% senior subordinated notes mature in 2011 and are guaranteed by each of Advanstar Communications' existing and future domestic restricted subsidiaries. Interest on the notes is payable semi-annually in cash. The notes contain covenants and events of default that, among other things, limit our ability to incur debt, pay dividends and make investments. As of December 31, 2002 we were in compliance with these covenants.

        Senior discount notes.    As part of the financing for the Acquisition, we issued senior discount notes due October 2011 with a principal amount at maturity of $103.2 million. Concurrently with the closing of the offering of the 12.00% senior subordinated notes, we sold additional senior discount notes due October 2011 with an additional aggregate principal amount at maturity of $68.6 million. These notes do not require cash interest payments until 2006 and contain restrictive covenants that, among other things, limit our ability and that of our subsidiaries to incur debt, pay dividends and make investments. As of December 31, 2002 we were in compliance with these covenants. However, we are a holding company and our ability to pay interest on these notes will be dependent upon the receipt of dividends from our subsidiaries. The credit facility and the senior subordinated notes impose substantial restrictions on our subsidiaries' ability to pay dividends.

        Contractual and contingent obligations.    Our contractual obligations are set forth below (in millions):

	Payments Due by Period
	2003	2004	2005	2006	After 2007	2007	Total
Indebtedness	$17.4	$19.5	$17.1	$17.2	$45.7	$612.6	$729.5
Interest on indebtedness	45.4	40.0	45.6	63.2	61.2	167.4	422.8
Operating leases	6.2	5.9	6.2	5.8	5.6	11.1	40.8
Total Contractual Cash Obligations	$69.0	$65.4	$68.9	$86.2	$112.5	$791.1	$1,193.1

        Interest on indebtedness is estimated using interest rates as of December 31, 2002. Because a portion of our interest is based on variable rates, actual payments can differ. Our contingent obligations are composed of $2.6 million of letters of credit and our interest rate and foreign currency derivatives discussed more fully below in "—Qualitative and Quantitative Disclosure About Market Risk".

Sources and Uses of Funds

        We generally operate with negative working capital, excluding cash and current maturities of long-term debt, due to the impact of deferred revenue from trade shows, which is billed and collected as deposits up to one year in advance of the respective trade show. Consequently, our existing operations are expected to maintain very low or negative working capital balances, excluding cash and current maturities of long-term debt.

        On a relative basis, our revenue reaches its highest levels during the first and third quarters of the year largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences. This seasonality, when combined with the shift in the timing of when events take place from year to year, may have a significant effect on our quarterly working capital.

        We anticipate that our operating cash flow, together with borrowings under the credit facility (assuming continued compliance with the covenants contained therein or a modification thereof), will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service and other obligations as they become due. However, our ability to make scheduled payments of principal, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

        Historically, our financing requirements have been funded primarily through cash generated by operating activities and borrowings under our revolving credit facility. From time to time we have also raised additional funds through sales of common stock, high yield offerings and term borrowings under our credit facility for purposes of completing strategic acquisitions.

        Cash flows from operating activities.    Net cash provided by operations was $24.7 million in 2002, derived primarily from our net loss of $118.1 million adjusted for a non-cash goodwill impairment charge of $66.8 million, amortization and depreciation of $73.0 million, non-cash interest expense of $18.0 million, deferred income tax benefit of $4.3 million and a use of cash caused by movements in our working capital of $9.5 million.

        Net cash provided by operations decreased $1.2 million from $25.9 million in 2001. Operating income increased $34.3 million in 2002 as discussed above. This increase was partially offset by a reduction in depreciation and amortization in 2002. Cash interest expense increased $1.1 million due to higher interest costs on the Replacement Notes issued in 2001offset by reduced interest rates on our senior term loans. Cash paid for income taxes declined approximately $3.2 million due primarily to federal tax refunds we received in 2002 from a carryback of net operating losses to offset taxes we paid in 2000. Additionally, cash generated from our working capital and minority interest declined $11.6 million in 2002 from 2001 levels due largely to payments on accounts payable.

        Cash flows used in investing activities.    Net cash used in investing activities increased $5.5 million to $31.4 million in 2002, from $25.9 million in 2001.

        Capital expenditures declined $4.7 million in 2002 to $7.4 million compared to $12.1 million in 2001 principally due to the restructuring of our internet activities as more fully discussed above. We anticipate that we will spend approximately $6.1 million on capital expenditures in 2003, primarily for expenditures related to our desktop computers and management information systems. We believe that this amount of capital expenditures will be adequate to grow our business according to our business strategy and to maintain the properties and business of our continuing operations.

        Cash used for acquisitions in 2002 increased $9.8 million over acquisitions completed in 2001. Our business strategy includes the consummation of strategic acquisitions. In connection with any future acquisitions, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

        Cash flows from financing activities.    Cash flows from financing activities decreased $40.9 million from a source of cash of $25.2 million in 2001. We used approximately $15.7 million of net cash in financing activities in 2002, primarily in debt repayments and fees paid to our senior lenders for our Credit Facility amendment in March 2002. We paid approximately $16.2 million on our long-term debt, paid financing costs related to the amendment to our senior credit agreement of $2.0 million and drew down a net of $3.1 million on our revolving credit line to finance certain acquisitions. We also made $0.5 million in distributions to our various joint venture partners.

  Recently Issued Accounting Standards

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. The provisions of SFAS No. 143 are effective for us in 2003. We have not yet completed our analysis of the impact of adoption of SFAS No. 143. However, based upon a preliminary analysis, we do not expect adoption to have a material impact on our financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 retains and expands upon the fundamental provisions of existing guidance related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Generally, the provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 had no impact on our results of operations or financial position.

        In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is generally effective for fiscal years beginning after May 15, 2002. We will adopt SFAS No. 145 effective January 1, 2003. The adoption of SFAS No. 145 is not expected to have a significant impact of our results of operations or financial position, but in accordance with the transition provisions, will result in reclassification of the 2001 extraordinary item into our operating loss.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a significant impact of our results of operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition Disclosure—an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002, and disclosure requirements shall be effective for interim periods beginning after December 15, 2002. We have no immediate plans to change to the fair value based method of accounting for stock-based compensation. We have made certain disclosures required by SFAS No. 148 in the consolidated financial staements for the year ended December 31, 2002 and will make the additional stock-based employee compensation disclosures required by SFAS No. 148 beginning in the quarter ended March 31, 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective for us on December 31, 2002 but did not require any additional disclosures. The recognition provisions of the interpretation are effective for us in 2003 and are applicable only to guarantees issued or modified after December 31, 2002. We do not expect adoption of these recognition provisions to have a material impact on our financial position or results of operations.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to various market risks, which is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We enter into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates.

        Interest Rates.    We rely significantly on variable rate and fixed rate debt in our capital structure. At December 31, 2002, we had fixed rate debt of $164.8 million and variable rate debt of $392.9 million. The pre-tax earnings and cash flows impact for the next year resulting from a 100 basis point increase in interest rates on variable rate debt would be a reduction of pre-tax earnings of $3.9 million for the year ended December 31, 2002, holding other variables constant and excluding the impact of our interest rate protection agreements. Under the credit facility, we are required to enter into interest rate protection agreements that have the effect of causing at least half of the outstanding term loan borrowings and Replacement Notes to be fixed-rate borrowings. We have entered into agreements to cap the interest rate on $150.0 million of borrowings under our credit facility, which would have the effect of reducing the impact of interest rate increases on our earnings and cash flows.

        Currencies.    Outside of the United States, we maintain assets and operations in Europe, South America and Asia. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency. Our subsidiaries and affiliates also purchase and sell products and services in various currencies. As a result, we may be exposed to cost increases relative to the local currencies in the markets in which we sell.

        A portion of our assets are based in our foreign locations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected in other comprehensive income (loss). Accordingly, our consolidated stockholder's equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

        Our strategy for management of currency risk relies primarily upon conducting our operations in a country's respective currency and may, from time to time, involve currency derivatives, primarily forward exchange contracts, to reduce our exposure to currency fluctuations. As of December 31, 2002, there were open foreign exchange derivative contracts to sell with a notional amount totaling $12.1 million and to buy with a notional amount totaling $6.4 million. The estimated fair value of the foreign exchange contracts based upon market quotes was a net asset of approximately $0.1 million. The potential loss in fair value resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates amounts to an additional loss of approximately $0.4 million. Actual results may differ.

BUSINESS

General

        We are a leading worldwide provider of integrated, B-to-B, marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, directories, guides and reference books.

        We are one of the largest U.S. trade show operators based upon total square footage and number of shows in 2002 and one of the largest U.S. B-to-B trade publishers as measured by advertising pages in 2002. In 2002, most of our trade shows and stand-alone conferences were among the leading events in their respective markets based on square footage. For the year ended December 31, 2002, 74% of our 61 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages.

        We have approximately 1,200 employees as of December 31, 2002 in 18 U.S offices and 6 international locations in Europe, Latin America and Asia. Our revenue, operating income, cash flow provided by operating activities and EBITDA for the year ended December 31, 2002, totaled $309.4 million, $9.6 million, $24.7 million and $81.8 million, respectively (see "—Selected Historical Consolidated Financial Data, Note 5" above for our reconciliation of EBITDA to cash flows provided by operating activities).

        Our senior management team has an average of over 19 years of industry experience, and is led by Robert L. Krakoff, our Chairman and Chief Executive Officer, who joined Advanstar in July 1996, and Joseph Loggia, our President and Chief Operating Officer, who joined Advanstar in April 1998. Our senior management team has significant industry experience and an established track record in:

  •
  Delivering revenue and profit growth;

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  Developing new products;

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  Penetrating new markets;

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  Managing tradeshows and publications in difficult economic conditions; and

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  Integrating 35 acquisitions and joint ventures since 1996.

Industry Overview

        B-to-B communications companies provide marketing solutions for specific industry sectors through trade shows and conferences, trade publications, ancillary marketing services and through Internet applications. According to the July 2002 Veronis Suhler Stevenson Communications Industry Forecast, the communications industry was the third fastest growing sector of the U.S. economy from 1996 to 2001, expanding at a compound annual growth rate, or CAGR, of 6.5%. Total spending on B-to-B communications increased from $17.6 billion to $21.0 billion from 1996 to 2001, which represents a CAGR of 3.6% during that period. According to the Veronis Suhler Stevenson report, total spending on U.S. trade shows and conferences amounted to $8.1 billion in 2001, a decline of 3.2% from 2000 and a CAGR of 3.7% over the period from 1996 to 2001. The U.S. B-to-B publishing industry generated revenue of $13.0 billion in 2001 according to Veronis Suhler Stevenson, and grew at a CAGR of 3.5% from 1996 to 2001.

        In 2001, the B-to-B marketing and advertising market experienced its most significant downturn since 1990-1991 according to Veronis Suhler Stevenson. This downturn continued into 2002. Media advertising spending declined significantly as companies reduced their marketing expenditures in response to the economic slowdown. Industry-wide advertising pages, as measured by the Business

Information Network, declined 20% in 2001 from 2000 levels and 15.0% in 2002 from 2001 levels. Trade show exhibition space and attendance were less severely impacted by the downturn in the B-to-B marketing and advertising market in the first half of 2001. After the events of September, 11, however, trade show exhibition space and attendance suffered dramatically. As measured by Tradeshow Week, fourth quarter 2001 trade show attendance and number of exhibitors declined approximately 20% and 7%, respectively, from the fourth quarter of 2000. The decline has continued in 2002, with 2002 net square footage dropping 5.3% from 2001 figures. Attendance was down 2.2% over the same period.

        The persistence of the general economic slowdown in the U.S. may result in continued weakness in overall marketing and advertising expenditure by our customers throughout most of 2003. As a result, we expect our operating results to reflect this overall weakness. However, we believe that our balanced portfolio between trade shows and publications and our diversification across many industry sectors may mitigate the overall impact from continued weakness in general economic conditions and reduce our exposure to the potential volatility of any one sector.

Trade Shows

        Trade shows have emerged as an important B-to-B sales, marketing and educational medium in the global economy, paralleling its rise in profile among corporate marketers as a highly cost-effective marketing tool. Trade shows provide an opportunity for industry participants to conduct face-to-face selling efforts, transact business and receive product information from exhibits, conferences, workshops and other forums. Trade show attendees include executives, manufacturers and operating management, sales and marketing personnel, industry analysts, middle-level managers and other industry professionals. The economic slowdown in 2001 and 2002 and the events of September 11, 2001 have had a significant short term impact on trade show attendance and exhibitor participation. Concern over travel and future economic uncertainty have impacted our customers' marketing and travel decisions. We believe that trade show participation and attendance will be driven primarily by the economic recovery of that event's particular industry and our customers' view of general economic developments in the months ahead.

Trade Publications

        Trade publications are generally published monthly and provide information about a specific industry or market segment within an industry. Advertisers are attracted to B-to-B print media by the highly targeted and controlled circulation of publications. By focusing on targeted audiences, publishers aim to connect advertisers with key purchasing decision-makers. Controlled distribution assists advertisers in reaching very specific target groups and provides for more efficient use of advertising dollars. The cost efficiency of controlled circulation advertising versus general business advertising or consumer advertising enhances the stability of B-to-B advertising spending during difficult economic conditions. The historical growth in B-to-B publishing has been driven primarily by rising levels of advertising spending as opposed to growth in subscription revenues.

        According to data from American Business Media, the current downturn in marketing and advertising spending has had the most significant impact on the telecommunications, horticulture and farming, finance business and advertising, and manufacturing sectors. Advertising pages in these sectors declined 48%, 28%, 24% and 22%, respectively, in 2002 from 2001 levels. The events of September 11, 2001 and the economic downturn in 2001 and 2002 have also severely impacted publications serving the travel sector resulting in an 8% decline in advertising pages for this sector in 2002 from 2001 levels.

Product Segments

        Our business is grouped in three broad segments reflecting products and services we provide to our customers to serve their marketing needs. We offer our customers a comprehensive array of B-to-B communications products and services to reach their existing and prospective buyers on a cost-effective basis. Our product and service offerings are trade shows and conferences, trade publications, and marketing services.

Trade Shows and Conferences

        We are one of the largest trade show operators in the United States based on total square footage and number of shows in 2002. As of December 31, 2002, we owned and managed 69 trade shows and 11 standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Six of our largest trade shows are listed in the April, 2002 issue of Tradeshow Week 200'slist of the top 200 trade shows as measured by total square footage—MAGIC Spring, MAGIC Fall, Dealer News International Powersports Dealer Expo, AIIM Conference and Expo Licensing International and Artexpo New York. Additionally, we own Telexpo, the largest telecommunications trade show in Latin America. Collectively, these seven trade shows represented 2.6 million of the 4.8 million total square footage of all our trade shows for the year ended December 31, 2002.

        Our trade show revenue is derived primarily from the sale of trade show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Trade show revenue accounted for approximately 52%, 53% and 51% of our revenue in 2000, 2001 and 2002.

        Trade shows are a long-established means of community building, bringing buyers and sellers in one particular industry or business face-to-face, in a single forum. In addition, as new products and services proliferate, both suppliers and their customers need efficient forums to interact and transact business with one another. Events often include an extensive conference program, which provides a forum for the exchange and dissemination of information relevant to the particular event's focus. A conference linked to a trade show plays a strategic role in trade show development because it represents the unique editorial content for an event, and it can be used to build new segments, raise the profile of particular segments or technologies and drive attendance at the underlying trade show. In addition, each event typically has one or more keynote speakers drawn from notable industry leaders.

        The advantages of trade shows to exhibitors and attendees are summarized below:

Advantages to Exhibitor		Advantages to Attendee
•	conduct sales more efficiently than in the field;	•	receive overview of market and emerging trends;
•	position product and company in target	•	network with industry executives;
	industry;	•	identify and work with new vendors; and
•	communicate vision;	•	source new products.
•	service existing customers;
•	open new accounts; and
•	introduce new products.

Trade Publications

        We are the fourth largest B-to-B trade publisher in the United States as measured by advertising pages in 2002. As of December 31, 2002, we published 71 specialized business magazines and professional journals and 36 directories and other publications. Of our 61 magazines and journals for which competitive data is available, 74% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended December 31, 2002.

        Trade publications revenue accounted for approximately 42%, 41% and 42% of our total revenue in 2000, 2001 and 2002. Our largest publications include Travel Agent, Pharmaceutical Technology, American Salon, Video Store, Premier, Dealernews and Pharmaceutical Executive which collectively represented 35% of total advertising pages of all our publications for the year ended December 31, 2002.

        By offering our advertisers access to a targeted and industry-specific customer base, we believe that we are able to sell advertising space in our publications at a rate per customer that is higher than the average rate charged by publications aimed at more general audiences. We believe that our targeted circulation lists for our U.S. and international publications provide our advertising customers with a cost-effective method of reaching their target market's decision-makers. Our publications are generally distributed free-of-charge to qualified professional recipients and generate revenues predominantly from the sale of advertising. We seek to increase advertising revenues by introducing existing advertisers to new titles, by attracting new advertisers who target our readership and by developing new reader and advertising categories.

        The advantages of trade publications to advertisers and readers are summarized below:

Advantages to Exhibitor		Advantages to Attendee
•	cost effective;	•	relevant, industry specific information;
•	highly targeted audience of qualified readers;	•	promotion of industry stewardship;
•	focused medium; attractive means to introduce new products;	•	keep up with peers in the industry; and
•	audited, controlled circulation; and	•	interactive follow-up system in print and/or electronically.
•	editorial 100% focused on target market.

Marketing Services

        Within each industry cluster, we provide a comprehensive set of marketing communications products, services and support geared to the particular industry's marketing and customer needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' B-to-B marketing and communications programs. These services are incremental to trade shows and publications and allow our customers to fill in their marketing plans.

        Marketing services are centrally managed, rather than being organized by cluster. Thus, our cluster executives are able to dedicate their activities to high value sales. In addition, our central telesales and product management provides professional skills to these specialized product offerings. Marketing services revenue accounted for approximately 6%, 6% and 7% of our total revenue in 2000, 2001 and 2002, respectively.

Internet

        Our subsidiary, Advanstar.com, uses Internet based products and services to complement our delivery of trade show, publishing and marketing services products to our customers. We also use the Internet as a cost-effective method of developing qualifying magazine circulation and to register trade show and conference attendees. In 2001, we more tightly focused the activities of Advanstar.com. As a result, many of the sales, marketing, technology and operating functions of Advanstar.com have been more closely integrated with our core activities in publishing, tradeshows, and marketing services. As a result of the reorganization and redirection of the activities of Advanstar.com during 2001, there has been a significant reduction in the operating expenses of Advanstar.com in 2002

Industry Clusters

        We also operate our business by targeting a number of industry sectors in North America, Latin America, Europe and Asia through certain niche markets grouped together in five core clusters. In addition to our five core clusters, we have grouped the industry sectors in which we provide products and services but do not have a significant industry presence into a "Portfolio" cluster. We believe that by focusing on industries, we better identify the broad array of our customers' B-to-B marketing communications needs which our products and services can meet. In addition, we believe our industry focus allows us to cross-sell our products and services effectively and to capture a larger share of our customers' marketing budgets. In each of our niche markets, many of the same customers advertise in our publications, exhibit at our trade shows and use our marketing services to reach their buyers. We have expanded our trade show, conference and publication offerings within each cluster through new product introductions and strategic acquisitions, which we believe maximizes our existing marketing and customer service infrastructure and industry expertise. We believe that our total cluster participants, including readers, attendees, conferees, exhibitors, advertisers, and other customers, number approximately three million.

        We previously had a sixth cluster; manufacturing and processing. In 2002 we reorganized our clusters to better match our operating strategy which resulted in the transfer of the trade shows and publications in the manufacturing and processing cluster into our other existing clusters.

Competitive Strengths

        We believe that the following factors contribute to our strong competitive position:

Market Leadership

        We have achieved a strong market position within each of our six core industry clusters, primarily as a result of our ability to offer customers in each cluster comprehensive and integrated marketing communications products and services, consisting of significant trade shows and conferences, leading publications and marketing services. In 2002, most of our trade shows and stand-alone conferences were among the leading events in their respective markets based on square footage. For the year ended December 31, 2002, 74% of our 61 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages.

Industry-Focused Integrated Marketing

        We employ an integrated, industry-focused marketing approach that enables us to better serve our customers' B-to-B marketing communications needs. We believe this approach facilitates the development of deeper relationships with our customers. For example, our call center group, which is part of the Information Technology & Communications cluster, recently concluded several marketing contracts involving participation in trade shows and advertising in our trade publications.

Diverse Customer Base

        Our customer base has provided us with stable and diverse sources of revenue and cash flow as well as an established foundation from which to further penetrate existing markets and to develop new markets. We benefit from:

  •
  A high level of revenue diversification, primarily as a result of our business presence in 18 different industry sectors consisting of over 25,300 advertisers and exhibitors, none of which represented more than 1% of our revenues in 2002. This industry diversity helps to mitigate our exposure to economic volatility in particular industries or geographic markets;

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  A strong balance of revenue, with 51% of our revenues coming from trade shows, 42% from publishing and 7% from marketing services in 2002; and

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  Modest exposure to currency fluctuations with approximately 10% of our revenues generated from international markets in 2002.

Experienced and Motivated Management Team

        Our senior management team has an average of over 19 years of industry experience, and is led by Robert L. Krakoff, our Chairman and Chief Executive Officer, who joined Advanstar in July 1996, and Joseph Loggia, our President and Chief Operating Officer, who joined Advanstar in April 1998. Our senior management team has significant industry experience and an established track record in:

  •
  Delivering revenue and profit growth;

  •
  Developing new products;

  •
  Penetrating new markets;

  •
  Managing tradeshows and publications in difficult economic conditions; and

  •
  Integrating 35 acquisitions and joint ventures since 1996.

Business Strategy

        Our objective is to increase profitability by solidifying our position as a leading provider of comprehensive one stop B-to-B marketing communications products and services. In order to achieve this objective, we operate our business based on the following strategies:

Operate Leading Trade Shows and Publish Leading Magazines in Attractive Niche Markets

        We focus on owning and managing businesses that are the leading sources of information for businesses and professionals in specific niches. We believe that our trade shows and trade publications serve as unique forums for B-to-B communications and provide substantial value to industry participants. Niche markets are often attractive publishing and trade show opportunities because of the difficulty in reaching industry leaders through general interest publications or broad based expositions. Of our 61 magazines and journals for which competitive data is available, 74% ranked either #1 or #2 in their respective niche markets in the twelve months ended December 31, 2002. Most of our trade shows and conferences also were among the leading events in their respective markets based upon total square footage.

Utilize Industry Cluster Strategy to Drive Growth

        We organize our business based on the markets served which allows us to provide expertise across all media products within a market. It also allows us to respond effectively to the market needs of buyers and sellers however they may choose to go to market to reach their customers. We are able to address evolving market needs through multiple means, including:

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  adaptation of existing trade shows and magazines to reflect industry trends and attract new categories of buyers and sellers;

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  development of new product extensions based on interaction with key members of the buying and selling community;

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  identification and introduction of international extensions of successful U.S.-based products; and

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  identification of fill-in acquisition and joint venture opportunities based on continuing interaction within the market.

Maximize Share of Customers' Total Marketing Expenditures

        We seek to create cross-selling opportunities across existing products and services and, as a result of such efforts, seek to maximize our share of each customer's total marketing budget. We offer customers a range of communications methods to attain their specific B-to-B marketing goals. For example, customers can choose to benefit from face-to-face meetings at trade shows and conferences, achieve cost effective advertising through controlled circulation trade publications and diversify and expand revenues through customized marketing services, including Internet advertising and education based programs through web sites owned and operated by our affiliate, Advanstar.com.

Launch New Products and Services Within Existing Clusters

        We have successfully developed new products within existing industry clusters and will continue to make strategic new product introductions. We launched 3 magazines and 3 trade shows in existing industry sectors to fill-in our product portfolio during the year ended December 31, 2002. Our launches are generally line extensions or regional expansions of existing product concepts, and, as a result, such project launches generally require less capital investment and are less risky than major new product introductions.

Identify and Consummate Strategic Acquisitions

        As we expand further into our existing industry sectors, we explore strategic acquisitions and joint ventures designed to maintain and achieve market leading positions in particular niche markets. In addition, we also build on our existing international infrastructure to make strategic international acquisitions and enter into joint ventures with local operating partners. We believe we enhance the value of acquired businesses by (1) integrating acquisitions and joint ventures into our efficient infrastructure, (2) applying our industry experience and (3) cross-selling new products and services to increase our visibility in a given market. From May 31, 1996 to December 31, 2002, we completed 35 acquisitions and joint ventures. In 2002 we completed four acquisitions in the automotive, imaging, healthcare, and beauty markets. Consistent with our strategy since 1996, we are engaged in ongoing evaluations of potential acquisitions of complementary businesses.

Industry Clusters

        The following is a summary of our products and services by industry cluster.

  Fashion & Apparel

        Our Fashion & Apparel cluster serves the men's, women's, children's, and fabrics industries. In 2002, we operated in these industry sectors through 15 trade shows. Four trade shows held concurrently in Las Vegas twice annually constitute the foundation of our apparel market position:

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  MAGIC, the world's largest and most widely recognized trade show for the men's apparel industry;

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  WWDMAGIC, the largest women's apparel trade show in the United States;

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  MAGICKids, the second largest children's apparel show in the United States; and

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  The Edge, a showcase for cutting edge trends in men's, women's and unisex fashions.

        The following table sets forth information relating to trade shows in our Fashion & Apparel cluster in the twelve months ended December 31, 2002. We currently have no publications in this cluster:

Fashion & Apparel Events

	Events (1)
Sector	Number	Net Square Footage
Men's	4	1,228,923
Women's	5	664,065
Kids'	2	101,290
Fabric	4	76,030

(1)
Excludes conferences.

  Information Technology & Communications

        Our Information Technology & Communications cluster serves the information technology, telecommunications and call center industries. In 2002, we operated in these industry sectors through 18 trade shows and 13 publications. We are a very specialized niche company in the information technology market with focused events in data storage, digital printing and digital media. We maintain a significant presence in the telecommunications sector which, while currently depressed, remains an important targeted market. We have a strong worldwide presence in trade shows and magazines serving the telecommunications industry. We also serve markets for teleconferencing, web-based collaboration and e-learning. Finally, our Call Center properties are the leading events serving operations managers for call centers in the U.S., Canada and Europe:

        Key trade shows, conferences and publications include:

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  AIIM, the largest U.S. trade show focused on document management and enterprise content management;

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  On Demand Digital Printing & Publishing Conference and Expo, the second largest trade show and conference for the digital print and publishing market;

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  The Collaborate and e-Learning shows, trade shows in the United States for the video conferencing and long distance e-learning markets, and the related e-Learning magazines.

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  Incoming Call Center Management Conference & Exhibition, the #1 U.S. trade show and conference for call center managers, and Call Center Conference & Exhibition, a large U.S. trade show and conference for technology in the call center market;

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  Telexpo, the #1 telecom trade show and conference in Latin America, held in Sao Paulo with over 50,000 attendees and 500 exhibitors;

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  Frontline Solutions, the #1 U.S. magazine and trade show in the United States for the automatic data capture, identification, tracking systems and supply chain integration market;

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  Sensors, the #1 U.S. magazine for engineers focused on the expanding use of sensors in industrial and consumer products, and Sensors Expos, the leading trade show serving the sensors market; and

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  a global grouping of leading telecom magazines, including America's Network, Telecom Asia, Wireless Asia, RNT (Brazil) and TPLA (Latin America).

        The following table sets forth information relating to trade shows and magazines in our Information Technology & Communications cluster in the year ended December 31, 2002:

Information Technology & Communications Events and Magazines

	Events(1)			Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of Magazines Ranked #1 or #2(2)
Information Technology	9	369,082	6	1,751	5 of 5
Telecommunications/e-learning	4	343,130	7	1,193	4 of 7
CRM / Call Center	5	159,377

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the year ended December 31, 2002.

  Specialty Retail

        We served the Specialty Retail sector through 26 trade shows and 16 publications in 2002. This cluster includes the art, beauty, entertainment/marketing and motor vehicles sectors.

        Key trade shows and publications include:

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  Artexpo New York, the largest mid-market art trade show in the United States, and Art Business News, the #2 publication for gallery and framing professionals;

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  IBS New York, the largest trade show and educational event on the East Coast for the beauty salon market, and American Salon, the #1 publication for the professional beauty and hair care industry;

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  Licensing International, the largest trade show worldwide for the merchandise licensing industry, and License!, the #1 publication for the licensing industry; and

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  Dealernews International Powersports Dealer Expo, the largest aftermarket accessories trade show in the United States targeted at powersports dealers, the 12 city tour of consumer International Motorcycle shows and Dealernews, the #1 magazine targeted at retailers in the powersports marketmotorcycles, snowmobiles and personal watercraft.

        The following table sets forth information relating to trade shows and magazines in our Specialty Retail cluster in the year ended December 31, 2002:

Specialty Retail Events and Magazines

	Events(1)			Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of Magazines Ranked #1 or #2(2)
Art	3	169,304	2	956	1 of 1
Beauty	2	172,203	2	1,754	1 of 2
Entertainment/Marketing	6	241,847	4	1,551	2 of 3
Motor Vehicle	15	1,122,037	8	3,533	4 of 8

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the year ended December 31, 2002.

  Healthcare, Science & Pharmaceuticals

        Our Healthcare, Science & Pharmaceuticals cluster provided marketing products and services to these three related sectors with 8 trade shows and 22 publications in 2002. We serve the healthcare sector in both primary and specialized care areas, such as geriatrics, dermatology, ophthalmology and veterinary medicine; the science sector in areas such as spectroscopy and liquid and gas chromatography; and the pharmaceutical sector in areas such as research and development, manufacturing, testing and marketing.

        Key trade shows, conferences and publications include:

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  Pharmaceutical Technology, the #1 publication targeted at pharmaceutical scientists, engineers and operation managers, and Pharmaceutical Executive, the #1 magazine for pharmaceutical company product managers and marketing professionals;

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  LCGC and LCGC Europe, the #1 magazines in the United States and Europe in liquid and gas chromatography;

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  Healthcare Traveller, the #2 publication dedicated to traveling nurses and traveling allied healthcare professionals;

  •
  Geriatrics, the #2 magazine for the geriatrics segment of the primary care market, Formulary, the #1 magazine for the drug selection market and DVM, The News Magazine of Veterinary Medicine, the #1 magazine for veterinarians; and

  •
  Abilities Expos, the largest consumer-oriented events targeting individuals with disabilities.

        The following table sets forth information relating to trade shows and magazines in our Healthcare, Science & Pharmaceuticals cluster in the year ended December 31, 2002:

Healthcare, Science & Pharmaceuticals Events and Magazines

	Events(1)			Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of Magazines Ranked #1 or #2(2)
Healthcare	7	125,700	11	3,498	7 of 10
Science	1	15,279	6	2,035	4 of 5
Pharmaceuticals		N/A	5	3,788	5 of 5

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the year ended December 31, 2002.

  Travel & Hospitality

        We served the travel and hospitality sector through one trade show and five publications in 2002. Our publications for the travel and hospitality sector provide a strong foundation to launch related trade shows and services as well as to develop custom-publishing products.

        Selected publications include:

  •
  Travel Agent, the second largest non-computer U.S. trade magazine and #1 trade periodical for the travel industry;

  •
  Hotel & Motel Management, the #2 publication for the hospitality management market; and

  •
  Premier Hotels and Resorts, the #1 directory of 4 and 5 star hotel and resort properties.

        The following table sets forth information relating to trade shows and magazines in our Travel & Hospitality cluster in the year ended December 31, 2002:

Travel & Hospitality Events and Magazines

	Events(1)			Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of Magazines Ranked #1 or #2(2)
Travel	1	55,200	4	5,159	2 of 2
Hospitality	NA	1	898	1 of 1

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the year ended December 31, 2002.

  Portfolio

        We group the balance of our products and services into a Portfolio cluster. The Portfolio cluster addresses large and attractive market sectors in which we provide selected products and services but do not have a significant presence. Markets currently served include energy, geospatial, finance, landscaping/pest control, mining, paper and roofing sectors. In 2002, we delivered our B-to-B marketing communications products and services to our customers in these industry sectors through 1 trade show and 11 publications.

        The following table sets forth information relating to trade shows and magazines in our Portfolio cluster in the year ended December 31, 2002:

Portfolio Events and Magazines

	Events(1)			Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of Magazines Ranked #1 or #2(2)
Energy	—	N/A	1	361	1 of 1
Finance	1	5,121	—	N/A	N/A
GeoSpatial	—	N/A	2	561	2 of 3
Landscape / Pest Control	—	N/A	3	1,611	3 of 3
Mining	—	N/A	1	618	1 of 2
Paper	—	N/A	2	887	2 of 2
Post Production	—	N/A	1	520	0 of 1
Roofing	—	N/A	1	317	0 of 1

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the year ended December 31, 2002.

Company Operations

  Trade Shows

        The sales cycle for a future trade show typically begins shortly before the current show. Pricing information, preliminary floor plans and exhibitor promotion for the future show are mailed in advance of the current show so that selling for the future show can begin at the current show. Typically, this "upfront" selling includes floor space reservations with exhibitors executing a contract and making deposits for the future show. At many of our trade shows, a commitment for a large portion of exhibit space for the next event is reserved by the end of the current event. The sales cycle continues with selling to new exhibitors and collecting the balance of payments due. In general, we require exhibitor payments in full prior to a trade show as a condition to participation.

        In addition to the sale of exhibit space, we market to exhibitors a wide range of promotional opportunities to raise their visibility at an event. These opportunities include directory and preview advertising, banners, sponsorships of various functions and a wide variety of other products or services. We also produce related conferences and workshops, which represent the editorial content for an event and play a crucial strategic role in trade show development. Conferences, workshops and other ancillary forums all stimulate interest in the industry and drive attendance at the trade show. While show attendance is typically free for qualified attendees, participation in conferences at these shows can be a significant revenue source.

        Event promotion is undertaken through direct mail, using both in-house, exhibitor-provided and rented lists of pre-qualified industry participants. In those industry sectors for which we also have complementary publications, our publications play a key role in event promotion by providing lists from circulation files and editorial coverage for the upcoming show. Other industry magazines may also be involved, as the goal of any event is to represent the entire industry or market. The "show issue" of an industry magazine for a related event is often the biggest issue of the year, as the advertisers want to reinforce their show presence.

        In operating trade shows and conferences, we function in a capacity similar to a general contractor. Through our central trade show and conference operations, we select and manage venues, hotels, and vendors for decorating, registration, travel and housing, audio-visual services and other services. In many cases, venue and hotel reservations are made several years in advance, particularly for primary markets such as New York, Chicago, Las Vegas, Los Angeles and San Francisco. While the production of a show may involve hundreds of workers, most workers are employees of our subcontractor vendors. We employ very few of the workers on-site.

  Trade Publications

        We operate an efficient publishing infrastructure in the United States and Europe. Our publications generally follow the controlled circulation model and are distributed free-of-charge to qualified recipients. We build readership and maintain the quality and quantity of our circulation based on delivering high quality, professional coverage of relevant industry information. Because we offer our advertisers access to a highly- targeted, industry-specific subscriber base with potential buying influence, our advertisers place their ads in our publications to reach their customers. Most of our magazines are published monthly, although some titles are published weekly or semi-monthly.

        We attract readership and improve the effectiveness of our advertising by maintaining and continuously improving the quality of the editorial content of our publications. Recipients of our publications are targeted through market research designed to determine the market coverage and purchasing authority desired by prospective advertisers. Based on existing and acquired mail lists, the targeted recipient is then solicited through promotions offering free subscriptions to the relevant publications. High-quality circulation is achieved when a high percentage of the circulation list is recently qualified, within one or two years, and the publication is delivered at the direct request of the recipient. Recipients are qualified and requalified on a regular basis through qualification cards included in the publication, various direct mail methods and the Internet.

        Our advertising sales and editorial functions are dispersed throughout North America, Asia, Europe and Brazil. Advertising sales are predominantly conducted by our dedicated sales force. Editorial content for our publications is primarily staff-written, with some editorial contribution by freelance writers and industry or professional participants in selected markets.

        Our advertising materials and editorial content are integrated in our Duluth, Minnesota and Chester, England production facilities, where layout, ad insertion and output to film is completed. All printing is outsourced to vendors in various regions, but printing contracts are negotiated and managed centrally. We purchase paper centrally through a relationship with one of the industry's largest paper brokers. Paper is shipped directly from the mills to the printers at our request. We maintain our own central U.S. fulfillment operation in Duluth to generate mailing labels and mailing instructions for the printers. Our production workforce is highly experienced and is based in relatively low-cost locations in Duluth and Chester.

  Internet

        Advanstar.com uses Internet based products and services to complement our delivery of trade show, publishing and marketing services products to our customers. We also use the Internet as a cost-effective method of developing qualifying magazine circulation and to register trade show and conference attendees.

Competition

        The markets for our products and services are intensely competitive. The competition is highly fragmented by product and/or service offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in trade shows, conferences, publications and marketing services. In several industries, such as information technology and healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we have.

        Within each particular industry sector, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market, in some cases, our competitors operate in several geographic markets. In the trade show and conference segment, we compete with trade associations and, in several international markets, with exposition hall owners and operators. Trade show and conference competition in each market and country occurs on many levels. The venues and dates of trade shows drive competition. Historically, successful shows have been held at desirable locations and on desirable dates. Given the availability of alternative venues and the ability to define events for particular market segments, the range of competition for exhibitor dollars, sponsorships, attendees and conferees is extensive. In the publications segment, we typically have between two and five direct competitors which target the same industry sector and many indirect competitors which define industries differently than we do and thus may be alternatives for either readers or advertisers.

Intellectual Property

        We have developed strong brand awareness for our principal products and services. Accordingly, we consider our trademarks, service marks, copyrights, trade secrets and similar intellectual property important to our success, and we rely on trademark, service mark, copyright and trade secret laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. We generally register our material trademarks and service marks in the United States and in certain other key countries in which these trademarks and service marks are used. Trademarks and service marks registered in the United States typically require periodic renewals, and we typically obtain these renewals as a routine matter so long as the applicable trademark and service marks are in use. Effective trademark, service mark and trade secret protection may not be available in every country in which our products and services are available.

Properties

        We have executive, marketing, sales and editorial offices in several cities in the United States, including Boston, Massachusetts; Chicago, Illinois; Cleveland, Ohio; Edison, New Jersey; Eugene, Oregon; Milford, Connecticut; New York City, New York; Santa Ana, California; and Woodland Hills, California. In addition, we have offices in Sao Paulo, Brazil; Hong Kong, China; Paris, France; Essen, Germany; and Chester and London, United Kingdom. Our finance, trade show registration, call center, circulation, fulfillment, production and other necessary operational support facilities in the United States are located in Duluth, Minnesota.

        We generally lease our offices from third parties. However, we own our offices in Duluth and Cleveland, although we have granted mortgages on these properties to the lenders under our credit facility. We believe that our properties are in good operating condition and that suitable additional or alternative space will be available on commercially reasonable terms for future expansion.

Environmental Matters

        We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Accordingly, we incur some costs to comply with these laws. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on that property, even if they did not know of and were not responsible for the contamination. Although we do not currently anticipate that the costs of complying with environmental laws will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future, due to the discovery of new facts or conditions, releases of hazardous materials, or a change in environmental laws.

Employees

        As of December 31, 2002, we had approximately 1,200 full-time equivalent employees. Of these, approximately 160 employees were located in Europe, Brazil and Asia with the balance based in the United States. None of our U.S. employees are represented by a labor union. We consider our relationships with our employees to be good.

Legal Proceedings

        We are not a party to any legal proceedings other than ordinary course, routine litigation which is not material to our business, financial condition or results of operations.

MANAGEMENT

        The following table sets forth the name, age and position of each of our executive officers, directors and other key employees.

Name	Age	Position
Robert L. Krakoff	67	Chairman of the Board and Chief Executive Officer
James M. Alic	60	Vice Chairman, Vice President and Director
Joseph Loggia	43	President and Chief Operating Officer and Director
David W. Montgomery	45	Vice President-Finance, Chief Financial Officer and Secretary
Eric I. Lisman	46	Executive Vice President and General Counsel
Alexander S. DeBarr	43	Executive Vice President
Daniel M. Phillips	40	Executive Vice President
Scott E. Pierce	44	Executive Vice President
OhSang Kwon	34	Director
James A. Quella	53	Director
David M. Wittels	38	Director
Douglas B. Fox	55	Director

  Executive Officers

        Robert L. Krakoff has served as our Chairman and Chief Executive Officer since he joined Advanstar in July 1996. From January 1993 to June 1996, he was the Chairman and Chief Executive Officer of Reed Publishing USA, a division of Reed Elsevier Inc. which included Cahners Publishing Company, a trade publications business, and Reed Exhibition Companies, an exposition and conference business. From January 1993 to June 1996, he was also a member of the board of directors of Reed Elsevier PLC. Mr. Krakoff currently serves on the board of directors of Freedom Communications, Inc.

        James M. Alic has served as our Vice Chairman and Vice President since he joined Advanstar in July 1996. From June 1995 to June 1996, he was Vice President and Controller of IBM Corporation, a computer hardware and software manufacturer. From September 1994 to May 1995, he was Chairman of Reed Exhibition Companies. From August 1991 to August 1994, he was President of Reed Exhibitions North America.

        Joseph Loggia was named President and Chief Operating Officer in June 2001. Prior to that, he had served as MAGIC's President and Chief Executive Officer since May 1997, President from August 1996 and Chief Operating Officer beginning in 1995. From August 1993 to August 1996, he was Chief Financial Officer of MAGIC. Prior to joining MAGIC, Mr. Loggia was a manager at the accounting firm of Coopers & Lybrand responsible for Fraud & Financial Investigations.

        David W. Montgomery has served as our Vice President-Finance and Chief Financial Officer since January 1994. From July 1989 to December 1993, he was our Director of Corporate Finance. In July 1992, he became our Secretary. From January 1981 to June 1989, he was a practicing CPA with McGladrey & Pullen in Minneapolis, St. Paul, Minnesota.

        Eric I. Lisman has served as our Executive Vice President and General Counsel since September 1998. From November 1997 to August 1998, he engaged in a private legal practice. From

August 1996 to July 1997, he was a Senior Vice President and General Counsel of Cahners Publishing Company. From July 1993 to July 1996, he was a Vice President and General Counsel of Reed Publishing USA.

  Key Employees

        Alexander S. DeBarr has served as our Executive Vice President since June 1997 and is responsible for the Healthcare, Portfolio and Marketing Services markets. From February 1995 to May 1997, he was a Group Vice President of Advanstar. Mr. DeBarr also served as a Group Publisher of Advanstar from February 1993 until January 1995.

        Daniel M. Phillips currently serves as Executive Vice President of our InformationTechnology, Call Center, Telecom and Powersports markets. He was previously Vice President and General Manager of Advanstar's Technology groups. Mr. Phillips joined Advanstar in 1996 as a group publisher of America's Network, Telecom Asia and Communicationes magazines, and in 1998 was promoted to Vice President and General Manager. Prior to joining Advanstar, Mr. Phillips was responsible for publications for EMAP (U.K.) in the area of telecommunications.

        Scott E. Pierce currently serves as Executive Vice President responsible for the Travel & Hospitality group, Pharmaceutical & Science group, Licensing group and the Art and Beauty groups. Mr. Pierce joined Advanstar in 1997 as a group publisher of the Travel & Hospitality group.

  Directors

        Robert L. Krakoff.    See "—Executive Officers."

        James M. Alic.    See "—Executive Officers."

        Joseph Loggia.    See "—Executive Officers."

        OhSang Kwon has served as a director since October 2000. Mr. Kwon has been a Principal of DLJ Merchant Banking, Inc. since 2001 and a Vice President of DLJ Merchant Banking, Inc. prior to that. From May 1997 to February 2000, he was an Associate with DLJ Securities Corporation, and he became a Vice President of DLJ Securities Corporation in February 2000. From October 1996 to May 1997, he was an Associate at Davis Polk & Wardwell. Prior to that, he was a law clerk for the Hon. William C. Conner in the United States District Court for the Southern District of New York.

        James A. Quella has served as a director since October 2000. Mr. Quella joined DLJ Merchant Banking, Inc. in 2000 as a Managing Director and Operating Partner. Immediately prior to joining DLJ, he was a Managing Director at GH Venture Partners. From 1990 to 1999, Mr. Quella worked at Mercer Management Consulting where he served as a senior consultant and became Vice Chairman in 1997. Mr. Quella was also a Director of Mercer Consulting Group and Executive Partner of Marsh McLennan Companies. Mr. Quella currently serves on the board of directors of Merrill Corporation and Von Hoffman Press, Inc.

        David M. Wittels has served as a director since October 2000. Mr. Wittels has been a Managing Director of DLJ Merchant Banking, Inc. since 2001 and has served in various capacities with DLJ Merchant Banking for the past five years. Mr. Wittels serves as a director of AKI Holding Corp., AKI Inc., Mueller Holdings (N.A.) Inc. and Ziff Davis Holdings Inc..

        Douglas B. Fox    has served as a director since September 2002. Mr. Fox is a private investor and consultant. Prior to his current activities, he served as Senior Vice President of Marketing and Strategy at Compaq Computer Company from 2000 to 2001 and Sr. V.P. of Marketing at International Paper Inc. from 1997 to 2000. He served as President of Landmark Communications Inc. in 1994 to 1996 and prior to that while at Newsday in New York from 1987 to 1994 he served as President and

Chief Operating Officer. Mr. Fox currently serves on the Board of Directors of Bowne Inc. as well as Bowne Global Services.

EXECUTIVE COMPENSATION

  Summary Compensation Table

        The following table presents compensation paid to our chief executive officer and four other most highly paid officers in the last three fiscal years.

Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation(4)		Long Term Compensation Awards Securities Underlying Options/SARs		All Other Compensation
Robert L. Krakoff	2002	$600,000	$245,246		$13,680		—		$19,948	(3)
Chairman of the Board and Chief	2001	600,000	—	(5)	19,721		—		19,578	(3)
Executive Officer	2000	522,308	194,805		4,861		900,000		12,624	(3)
James M. Alic	2002	209,230	—	(7)	—		—		8,426	(3)
Vice Chairman, Vice President	2001	500,000	—	(5)	—		—		7,594	(3)
and Director	2000	422,308	157,700		5,392		275,000	(6)	7,112	(3)
Joseph Loggia	2002	500,000	204,373		—		100,000		6,775	(3)
President and Chief Operating	2001	500,000	—		(5	)3,375	—		5,195	(3)
Officer	2000	565,385	280,933		—		400,000		1,622,611	(2)
David W. Montgomery	2002	250,000	58,000		—		50,000		6,504	(3)
Vice President-Finance, Chief	2001	250,000	17,000		1,500		—		5,895	(3)
Financial Officer and Secretary	2000	210,000	110,836		14,712		200,000		773,246	(2)
Eric I. Lisman	2002	350,000	59,200		—		50,000		6,773	(3)
Executive Vice President and	2001	280,000	10,000		—		50,000		5,961	(3)
General Counsel	2000	257,500	110,156		—		100,000		414,520	(2)

(1)
Bonuses are reported in the year earned, even though they were actually paid in the subsequent year.

(2)
Includes all stock option payments and discretionary bonuses relating to the acquisition of Advanstar, Inc. by the DLJ Merchant Banking funds and are reported in the year earned even though some portion was actually paid in the subsequent year. See "Option Exercises and Holdings."

(3)
Includes value of group term life insurance benefits paid for by our company.

(4)
Includes the fair market value of fringe benefits provided for by our company.

(5)
For the year ended December 31, 2001, this executive voluntarily forfeited his right to any bonus during the period.

(6)
In connection with a change in Mr. Alic's role with the Company, in fiscal 2002 the options awarded to Mr. Alic during the fiscal year 2000 were reduced to 168,750.

(7)
See "—Employment Agreements and Arrangements" for a discussion of Mr. Alic's amended employment agreement.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made by Advanstar (consisting of options to purchase stock of Advanstar's parent) during the year ended December 31, 2002 pursuant to the 2000 Management Incentive Plan described below to each of the named executive officers. We have not granted any stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year
Name			Exercise Price ($/share)	Expiration Date
					5% ($)	10% ($)
Joseph Loggia	100,000	19.0%	$10.00	2012	$628,895	$1,593,742
David W. Montgomery	50,000	9.5%	10.00	2012	314,447	796,871
Eric I. Lisman	50,000	9.5%	10.00	2012	314,447	796,871

Option Exercises and Holdings

        The following table sets forth, for each of the officers named in the Summary Compensation Table, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2002. None of the unexercised options were "in the money" at December 31, 2002.

Aggregated Option Exercises in 2002 and December 31, 2002 Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Krakoff	—	$—	337,500	562,500	$—	$—
James M. Alic	—	—	86,168	82,582	—	—
Joseph Loggia	—	—	150,000	350,000	—	—
David W. Montgomery	—	—	75,000	175,000	—	—
Eric I. Lisman	—	—	50,000	150,000	—	—

Stock Option and Incentive Plans

  1996 Stock Option Plan

        Advanstar, Inc.'s Second Amended and Restated 1996 Stock Option Plan, as amended (the "1996 Plan"), provided for the issuance of a maximum of 2,051,124 shares of its common stock pursuant to the grant of non-qualified stock options to employees and other individuals who rendered services to Advanstar, Inc. As of December 31, 1999, options to purchase 2,031,100 shares of Advanstar, Inc.'s common stock at an average exercise price of $8.24 were outstanding under the 1996 Plan, and no options had been exercised. Under the terms of the 1996 Plan and existing award agreements, upon the closing of the Acquisition all outstanding options became fully vested and exercisable. Under the acquisition agreement, the holder of each option outstanding under the 1996 Plan whose exercise price was less than the value of the merger consideration received for each option, an amount equal to the per share merger consideration minus the exercise price for such option. Outstanding options whose exercise price exceeded the value of the merger consideration were canceled as of the closing of the merger.

  2000 Management Incentive Plan

        The 2000 Management Incentive Plan was adopted by the board of Advanstar Holdings ("Holdings") on October 11, 2000 and amended by the board of Holdings as of September 17, 2002 and December 10, 2002. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

Purpose of the Plan

        The purpose of the plan is to attract and retain the best available key employees, non-employee directors and consultants for Holdings and its subsidiaries and affiliates and to encourage the highest level of performance by those individuals, thereby enhancing Holdings' value for the benefit of its stockholders. The plan is also intended to motivate such individuals by means of performance-related incentives to achieve longer-range performance goals and enable such individuals to participate in the long-term growth and financial success of Holdings.

Administration of the Plan

        The plan will be administered by the compensation committee or the board as a whole, if no committee is constituted. The compensation committee has the power, in its discretion, to select the participants who will participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan and to take any action that it deems necessary or advisable for the administration of the plan.

Eligibility and Participation

        Eligibility to participate in the plan is limited to key employees of Holdings, its subsidiaries and affiliates. Participation in the plan is at the discretion of the compensation committee and will be based upon the individual's present and potential contributions to Holdings' success and such other factors as the compensation committee deems relevant. No individual may be granted in any calendar year awards covering more than 900,000 shares of Holdings common stock.

Type of Awards Under the Plan

        The plan provides that the compensation committee may grant nonstatutory stock options to eligible participants subject to such terms, conditions and provisions as the compensation committee may determine to be necessary or desirable.

Number of Authorized Shares

        Holdings has authorized a maximum of 3,447,789 shares of its common stock for participants under the plan during the term of the plan, of which 3,243,750 have been granted and remain outstanding as of December 31, 2002. In addition, the number of shares available will be increased to the extent that shares are not purchased on a leveraged basis under Holdings' Direct Investment Program. The compensation committee may adjust the number and class of shares available under the plan to prevent dilution or enlargement of rights in the event of various changes in Holdings' capitalization.

Put and Call Rights

        Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

Change in Control

        If there is a change in control of Holdings, all unvested time-vesting options granted pursuant to the plan will vest and become immediately exercisable and, if the change in control constitutes a liquidity event (as defined in the award agreements), all performance vesting options will vest. A change in control generally means the acquisition by any person or group of persons, other than an affiliate or affiliates of the DLJ Merchant Banking funds, of more than 51% of the outstanding voting securities of Holdings or a sale of all or substantially all of Holdings' assets.

Amendment and Termination

        Holdings' board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement with which the board deems it necessary or desirable to qualify or comply.

Direct Investment Plan

        The Direct Investment Plan was adopted by the board of Holdings on October 11, 2000 to promote the interests of Holdings and its stockholders by retaining exceptional executive personnel and aligning the interests of such employees with those of Holdings' equity investors. Upon the closing of the DLJ Acquisition, 1,100,000 million shares of common stock of Holdings were purchased by executives of the Company pursuant to the plan, and participation in the plan was closed at that level as of December 31, 2000. Pursuant to the plan, one-half of the shares were purchased through non-recourse loans granted by Holdings.

        Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

  401(k) Plan

        Advanstar, Inc. has an Employees' 401(k) Plan and Trust. All current and future employees who have completed one year of service with Advanstar, Inc. or any other domestic subsidiary of Advanstar, Inc. and are at least 21 years-of-age are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 15% of his or her pre-tax total compensation. Advanstar, Inc. is required to make a matching contribution to the 401(k) Plan, which vests in equal installments over five years, in accordance with the following schedule:

  •
  with respect to the employee's elective contribution in an amount up to 2% of the employee's gross compensation, the matching contribution is required to be equal to 100% of the employee's contribution;

  •
  with respect to the employee's elective contribution in excess of 2% and not in excess of 6% of gross compensation, the matching contribution is required to be equal to 25% of such employee's contribution; and

  •
  with respect to the employee's elective contribution in excess of 6% of gross compensation, there shall be no matching contribution.

Employment Agreements and Arrangements

        Mr. Krakoff has entered into an employment agreement with Advanstar, Inc., dated as of August 14, 2000 which became effective on the closing of the Acquisition. The agreement provides for a term through September 30, 2003. Pursuant to the agreement, Mr. Krakoff is entitled to annual base salary of $600,000. Mr. Krakoff is also entitled to annual bonuses based on our EBITDA for any year, up to a maximum bonus in any one year of 100% of base salary. The agreement provides for indemnification of the executive to the extent permissible under New York law. The agreement further provides for severance benefits equal to one year's base salary and benefits and a pro rated bonus upon termination of employment by Advanstar without "cause" or by the executive for "good reason," which includes a change of control. Mr. Krakoff also entered into a non-competition and confidentiality agreement with us. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, the executive may not hire any employee or solicit any trade show or publishing business from a third party that has a relationship or contract with us.

        Mr. Alic has entered into an employment agreement with us which was amended effective March 1, 2002. The amended agreement provides for a fixed term through September 30, 2002, and continuation thereafter until terminated upon not less than sixty days notice by either party. Pursuant to the amended agreement, Mr. Alic will continue to serve on a part-time basis as our Vice Chairman and will be entitled to an annual base salary of $150,000. The amended agreement does not provide for a bonus payment or severance upon termination. The agreement provides for indemnification of the executive to the extent permissible under New York law. Mr. Alic also entered into a non-competition and confidentiality agreement with us. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, the executive may not hire any employee or solicit any trade show or publishing business from a third party that has a relationship or contract with us.

        Mr. Loggia has also entered into an employment agreement with us dated as of June 20, 2001. Pursuant to the agreement, Mr. Loggia will act as our president and chief operating officer for a term through December 31, 2003. Mr. Loggia is entitled to an annual base salary of $500,000 and an annual bonus based on our EBITDA for any year, up to a maximum bonus in any one year of 100% of base salary. The agreement provides for indemnification to the maximum extent permitted by law. If Mr. Loggia is terminated by us without cause or terminates his employment for good reason, each as defined in the employment agreement, he will be entitled to his bonus for that portion of the fiscal year before he was terminated. Mr. Loggia also has entered into a non-compete and confidentiality agreement with us. The non-compete period is one year, during which time Mr. Loggia will continue to receive his base salary unless he was terminated for cause.

        Advanstar Communications Inc. currently has a severance arrangement with David W. Montgomery, its Vice President-Finance, Chief Financial Officer and Secretary. In the event that Mr. Montgomery's employment is involuntarily terminated for any reason other than cause, the arrangement provides that Mr. Montgomery will receive a termination payment equal to six months salary.

        Advanstar, Inc. currently has a severance arrangement with Eric I. Lisman, its Executive Vice President and General Counsel. In the event that Mr. Lisman's employment is terminated for any reason other than cause or if Mr. Lisman's principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Lisman will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        We do not have employment agreements with our other named executive officers.

Director Compensation

Standard Arrangements

        We currently have no standard arrangements pursuant to which our directors would be compensated for their services as a director.

Other Arrangements

        On September 17, 2002, Mr. Douglas B. Fox was appointed to the Board of Directors of the Company as a director. Mr. Fox receives an annual retention fee of $20,000 and, through Renaissance Brands, LLC, a company wholly owned by Mr. Fox, a separate annual advisory fee of $30,000, both payable in equal quarterly installments. Mr. Fox is also reimbursed for all reasonable out-or-pocket expenses incurred in connection with his service as a director of the Company.

        As of the date of his appointment, Mr. Fox was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting immediately and an additional 20% vesting on each anniversary of the grant. Mr. Fox was also granted the right, expiring December 31, 2002, to purchase up to 50,000 shares of the common stock of Holdings at a price of $10.00 per share, which he did not exercise.

Compensation Committee Interlocks and Insider Participation

        We do not have a compensation committee. During the fiscal year ended December 31, 2002, Messrs. Krakoff, Loggia and Montgomery participated in deliberations of our board of directors concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our common stock is owned by our parent company, Advanstar, Inc., which is wholly-owned by Holdings. The following table sets forth information with respect to the beneficial ownership of Advanstar Holdings' common stock as of April 4, 2003 by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.

        In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to warrants that are exercisable within 60 days of April 4, 2003. Shares issuable pursuant to warrants are deemed outstanding in computing the percentage held by the person holding the warrants but are not deemed outstanding in computing the percentage held by any other person.

Name of Beneficial Owner:	Number of shares of Common Stock beneficially owned		Percentage of Outstanding Common Stock
DLJ Merchant Banking Partners III, L.P. and related investors(1)	29,966,117		94.6%
Robert L. Krakoff	1,486,623	(2)	4.7%
James M. Alic	412,765	(3)	1.3%
Joseph Loggia	250,000	(4)	*
David W. Montgomery	125,000	(5)	*
Eric I. Lisman	90,625	(6)	*
Douglas B. Fox	5,000	(7)	*
David M. Wittels(8) DLJ Merchant Banking Inc. Eleven Madison Avenue New York, New York 10010	—		—
OhSang Kwon(8) DLJ Merchant Banking Inc. Eleven Madison Avenue New York, New York 10010	—		—
James A. Quella(8) DLJ Investment Partners II, Inc. Eleven Madison Avenue New York, New York 10010	—		—
All directors and officers as a group (8 persons)(8)	2,370,013		7.2%

*
Represents less than 1% of the outstanding shares of common stock

(1)
Consists of 29,100,000 shares held directly by DLJ Merchant Banking Partners III, L.P. and the following related investors: DLJ ESC II, L.P., DLJMB Funding III, Inc., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJMB Funding III, Inc. and DLJ Partners III GmbH & Co. KG and warrants to purchase 866,117 shares of common stock issued to DLJ Investment Partners, II, L.P. and the following related investors: DLJ ESC II, L.P., DLJ Investment Funding II, Inc. and DLJ Investment Partners, L.P. See "Certain Relationships and Related Party Transactions." The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)
Consists of 864,342 shares, warrants to purchase 116,031 shares and 506,250 shares issuable pursuant to stock options exercisable within 60 days.

(3)
Consists of 266,809 shares, warrants to purchase 34,787 shares and 111,169 shares issuable pursuant to stock options exercisable within 60 days.

(4)
Consists of 250,000 shares issuable pursuant to stock options exercisable within 60 days.

(5)
Consists of 125,000 shares issuable pursuant to stock options exercisable within 60 days.

(6)
Consists of 90,625 shares issuable pursuant to stock options exercisable within 60 days.

(7)
Consists of 5,000 shares issuable pursuant to stock options exercisable within 60 days.

(8)
Messrs. Wittels, Quella and Kwon are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJ Merchant Banking funds and the DLJ Investment Partners funds. Shares shown for Messrs. Wittels, Quella and Kwon exclude shares shown as held by the DLJ Merchant Banking funds and the DLJ Investment Partners funds, as to which they disclaim beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Acquisition

  Financial Advisory Fees and Agreements

        DLJ Capital Funding, an affiliate of the DLJ Merchant Banking funds, has and will receive customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and as a lender thereunder. Credit Suisse First Boston Corporation, an affiliate of the DLJ Merchant Banking funds, is acting as our financial advisor.

        The DLJ Investment Partners funds purchased units consisting of $103.2 million principal amount at maturity of senior discount notes and warrants to purchase Holdings stock in October 2000 for a purchase price of $50.0 million. In February 2001, they exchanged these notes for old notes. We have granted them registration rights in connection with these securities. The registration rights agreement includes customary indemnification provisions.

        Holdings has agreed to pay Credit Suisse First Boston Corporation an annual advisory fee of $0.5 million beginning October 11, 2000 until the earlier to occur of:

  (1)
  an initial public offering of Holdings;

  (2)
  the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Holdings' common stock held by them on the closing date of the Acquisition; and

  (3)
  October 11, 2005.

        Holdings is a holding company and has no direct material operations or source of cash to pay other than from Advanstar Communications Inc.

        Advanstar and its subsidiaries may from time to time enter into other investment banking relationships with Credit Suisse First Boston Corporation or one of its affiliates pursuant to which Credit Suisse First Boston Corporation or its affiliates will receive customary fees and will be entitled to reimbursement for all related disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of Credit Suisse First Boston Corporation against a variety of liabilities, including liabilities under the federal securities laws.

  Stockholders' Agreement

        Holdings, the DLJ Merchant Banking funds, the DLJ Investment Partners funds and the other stockholders of Holdings (collectively, including Messrs. Krakoff and Alic, the "Holdings Stockholders") entered into a stockholders' agreement at the closing of the Acquisition. The stockholders' agreement provides that any person acquiring shares of common stock of Holdings who is required by the stockholders' agreement or by any other agreement or plan of Holdings to become a party to the stockholders' agreement will execute an agreement to be bound by the stockholders' agreement. In April 2001, certain non-management Holdings Stockholders sold an aggregate of 200,000 shares of Holdings stock to an institutional investor. The new investor became a party to the stockholders' agreement in connection with the sale.

        The terms of the stockholders' agreement restrict transfers of shares of Holdings capital stock by the Holdings Stockholders, except to permitted transferees and subject to various exceptions. The agreement will permit:

  •
  the other stockholders to participate in specified sales of shares of Holdings capital stock by the DLJ Merchant Banking funds,

  •
  the DLJ Merchant Banking funds to require the other stockholders to sell shares of Holdings capital stock in specified circumstances should the DLJ Merchant Banking funds choose to sell any shares owned by them, and

  •
  the stockholders to purchase equity securities proposed to be issued by Holdings to the DLJ Merchant Banking funds on a preemptive basis to maintain their percentage ownership interest.

        The stockholders' agreement also provides that the DLJ Merchant Banking funds have the right to select three of the five members of the board of directors of Holdings, the DLJ Investment Partners funds will have the right to select one member so long as they maintain ownership of at least 50% of their initial equity ownership, and Mr. Krakoff will be the other director pursuant to the terms of his employment agreement. In addition, the DLJ Merchant Banking funds are permitted to expand Holdings' board and select all of the additional directors. Messrs. Alic, Kwon and Wittels are the directors selected by the DLJ Merchant Banking funds and Mr. Quella is the director selected by the DLJ Investment Partners funds.

        Under the stockholders' agreement, the Holdings Stockholders entered into a registration rights agreement with Holdings. Under that agreement, the DLJ Merchant Banking funds will have the right to six demand registrations (or five if the DLJ Investment Partners funds have exercised a demand), and the DLJ Investment Partners funds will have the right to one demand registration of common stock after an initial public offering. In addition, all of the holders will be entitled to piggyback registration rights, subject to customary cutback and deferral provisions. The agreement also provides that Holdings will indemnify the parties against specified liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following descriptions are summaries of the material terms of certain indebtedness. They may not contain all of the information that may be important to you. To understand these agreements fully, you should carefully read each of the agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following description is qualified in its entirety by reference to the agreements.

Credit Facility

        The credit facility has been provided to Advanstar Communications by a syndicate of financial institutions led by DLJ Capital Funding, as lead arranger and syndication agent. The credit facility includes:

          (1)  a $415.0 million term loan facility consisting of a $100.0 million term loan A; and a $315.0 million term loan B; and

          (2)  an $80.0 million revolving credit facility, which provides for revolving credit loans and swingline loans and under which letters of credit may be issued.

        The term loan A and the revolving credit facility each mature six and one-half years after the closing of the credit facility in October 2000 and the term loan B matures eight years after that closing. The facility is subject to a potential, although uncommitted, increase of up to $50.0 million at our request at any time prior to maturity. The increase is only available if one or more financial institutions agree to provide it.

        Loans under the credit facility bear interest, at Advanstar Communications' option, at:

  •
  the reserve adjusted LIBOR rate plus a margin between 1.75% and 3.25% or the alternate base rate plus a margin between 0.50% and 2.00% for borrowings under the revolving credit facility and for term loan A, and

  •
  the reserve adjusted LIBOR rate plus a margin of between 3.75% and 4.00% or the alternate base rate plus a margin of between 2.50% and 2.75% for term loan B.

        The applicable margins for revolving credit loans and term loan A are determined based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of Advanstar Communications and its restricted subsidiaries, as defined in the credit facility and will range between 1.75% and 3.0%, in the case of LIBOR loans, and .5% to 1.75%, in the case of alternate base rate loans.

        The commitment fees on the daily unused portion of the revolving credit facility are determined using a formula based on the leverage ratio and the utilization of the revolving credit facility of between 0.375% and 1.250%.

        The commitment fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility.

        Swingline loans may bear interest solely at the alternate base rate plus the applicable margin for borrowings under the revolving credit facility.

        Advanstar Communications pays a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at a rate per year equal to the then existing applicable LIBOR rate margin for revolving credit loans, or 1.25% in the case of trade letter of credits, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        The term facility is subject to the following amortization schedule:

Year	Term Loan A Amortization (%)	Term Loan B Amortization (%)
1	10	1
2	15	1
3	15	1
4	17.144	1
5	17.144	1
6	17.144	1
7	8.568	1
8	—	93
	100%	100%

        The credit facility is subject to mandatory prepayment:

  •
  with the net cash proceeds of the sale or other disposition of any of Advanstar Communications' property or assets, or receipt of casualty proceeds, that are not reinvested in its business within 365 days of receipt, subject to specified exceptions;

  •
  with 50% of the net cash proceeds received from the issuance of equity securities until the leverage ratio is less than 3.5:1, subject to specified exceptions;

  •
  with the net cash proceeds received from Advanstar Communications' incurrence of debt, subject to specified exceptions; and

  •
  with 50% of Advanstar Communications' excess cash flow, as defined in the credit facility, for each fiscal year (beginning with the 2001 fiscal year) until the leverage ratio is less than 3.5:1.

        All mandatory prepayment amounts will be applied:

  •
  first, pro rata to the prepayment of the term facilities to reduce the remaining amortization payments in direct order to maturity;

  •
  second, to the prepayment of outstanding borrowings under the swingline facility;

  •
  third, to the prepayment of outstanding borrowings under the revolving credit facility; and

  •
  thereafter, to cash collateralization of outstanding letters of credit.

        Mandatory repayments of swingline borrowings and revolving credit borrowing and cash collateralization of letters of credit will not reduce the lenders' commitments under the revolving credit facility.

        Advanstar Communications is permitted to elect, in its sole discretion, to permit lenders holding a portion of term loan B to decline to have their portions of term loan B prepaid. Any lender holding a portion of term loan B may then, in its sole discretion, waive the application of its pro rata share of any mandatory prepayment, with 50% of the waived proceeds applied to the prepayment of the term loan A, until paid in full, and the balance retained by us.

        Advanstar Communications prepaid approximately $10.8 million of term loan A and $34.2 million of term loan B with the proceeds of the notes offering and the concurrent units offering in February 2001. These prepayments were applied to reduce the remaining amortization payments in direct order to maturity, and will therefore eliminated the next required amortization payment for term loan A in 2001 and all amortization payments on term loan B until the eighth year.

        Advanstar Communications is the borrower under the credit facility. We, our direct parent company, Holdings, and all our other direct and indirect domestic subsidiaries are guarantors of the credit facility. The obligations under the credit facility are secured by:

  •
  a first-priority perfected lien on substantially all existing and after-acquired personal property of Advanstar Communications and the subsidiary guarantors, including a pledge of all of the stock of all its existing or future domestic subsidiaries and no more than 65% of the voting stock of any foreign subsidiary that is a direct subsidiary of it or one of its domestic subsidiaries and a pledge of all intercompany indebtedness in favor of it or any domestic subsidiary;

  •
  first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of Advanstar Communications and the subsidiary guarantors, subject to customary permitted liens described in the credit facility;

  •
  a pledge by us of the capital stock of Advanstar Communications and the capital stock of Advanstar IH, Inc. held by us;

  •
  a pledge by Holdings of our capital stock and

  •
  a negative pledge on all assets of Advanstar Communications and its subsidiaries.

        The credit facility contains customary covenants and restrictions on our ability and the ability of our subsidiaries to engage in specified activities, including, but not limited to:

          (1)  limitations on other indebtedness, subsidiary stock, liens, investments and guarantees,

          (2)  restrictions on dividends and redemptions and prepayments of subordinated debt,

          (3)  limitations on capital expenditures, and

          (4)  restrictions on mergers and acquisitions, sales of assets and sale-leaseback transactions.

        The credit facility also contains financial covenants requiring Advanstar Communications to maintain

  •
  a minimum coverage of fixed charges, and

  •
  a maximum leverage ratio.

        Borrowings under the credit facility are subject to significant conditions, including compliance with the financial ratios included in the credit facility and the absence of any material adverse change.

Advanstar Communications' 12% Senior Subordinated Notes due 2011

        Advanstar Communications issued $160.0 million aggregate principal amount of the 12% senior subordinated notes due 2011 in February 2001 at the same time that we issued the old notes. The notes are senior subordinated unsecured obligations of Advanstar Communications and are guaranteed by each of its restricted subsidiaries, other than its foreign subsidiaries. The notes bear interest at an annual rate of 12%, payable semiannually on each February 15 and August 15.

        The notes are subject to redemption, in whole or in part, at the issuer's option, at any time on or after February 15, 2006 at the redemption prices described below if redeemed during the twelve month period commencing February 15 in the years set forth below:

Period	Redemption Price
2006	106%
2007	104
2008	102
2009 and thereafter	100

        In addition, Advanstar Communications has the right to redeem up to 35% of the notes at any time prior to February 15, 2004 at a price equal to 112% of their principal amount, plus accrued interest, with the proceeds of specified equity offerings, and also has the right to redeem the notes upon a change of control at a price equal to 100% of their principal amount plus the applicable premium (as defined in the 12% senior subordinated notes indenture) and accrued interest.

        Holders of the 12% senior subordinated notes have the option of requiring Advanstar Communications to repurchase their notes upon a change of control at a repurchase price equal to 101% of the principal amount of the notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Advanstar Communications does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued interest.

        The indenture governing the senior subordinated notes restricts the ability of the issuer and its subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends, including to us, or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of the issuer's subsidiaries to make dividends or loans, transfer assets or repay debt to the issuer;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The senior subordinated notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by the issuer or its subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to the issuer and its material subsidiaries.

DESCRIPTION OF NOTES

        The notes were issued pursuant to an indenture dated February 21, 2001 between Advanstar Inc. and Wells Fargo Bank Minnesota, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part.

        The new notes and old notes are part of a single class under the indenture and are referred to below as "notes".

        The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." For purposes of this summary, the term "Advanstar" refers only to Advanstar, Inc. and not to any of its Subsidiaries.

General

        The notes:

  •
  are general unsecured obligations of Advanstar;

  •
  are effectively junior to all secured Indebtedness of Advanstar, including its guarantee of the credit facility;

  •
  rank equally in right of payment with any future unsecured Indebtedness of Advanstar;

  •
  rank senior in right of payment to all future subordinated Indebtedness of Advanstar; and

  •
  effectively rank junior to all liabilities of Advanstar's subsidiaries, which have not guaranteed the notes.

        As of December 31, 2002, we had outstanding approximately $392.9 million of secured indebtedness, consisting of our guarantee of the credit facility, and our subsidiaries had $665.6 million of outstanding liabilities, including trade payables, the 12% senior subordinated notes and debt under the credit facility. The indenture will permit Advanstar and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, in the future.

        As of the date of this prospectus, all of our Subsidiaries are Restricted Subsidiaries other than Advanstar IH, Inc. and its Subsidiaries, which operate our Internet business. So long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate additional current or future Subsidiaries as "Unrestricted" Subsidiaries that are not subject to the restrictive covenants included in the indenture.

Principal, Maturity and Interest

  •
  The notes are limited in aggregate principal amount at maturity to $171,792,000 and will mature on October 15, 2011. The Accreted Value of the notes, which is all that is payable upon default or redemption, was approximately $114.8 million at December 31, 2002.

  •
  The notes are issued in denominations of $1,000 principal amount at maturity and integral multiples thereof.

  •
  Prior to October 15, 2005, no interest will accrue on the notes. Instead, the Accreted Value of the notes will accrete at a rate of 15% compounded semiannually to an aggregate Accreted Value of $171,792,000 on October 15, 2005. Thereafter, interest on the notes will accrue at the rate of 15% per year from the most recent date to which interest has been paid or, if no interest has been paid, from October 15, 2005.

  •
  We will pay interest in arrears every April 15 and October 15, commencing on April 15, 2006 to holders of record on the immediately preceding April 1 and October 1.

  •
  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will pay principal of, premium, if any, and interest and liquidated damages, if any, on the notes:

  •
  at the office or agency we maintain for that purpose within the City and State of New York;

  •
  at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; or

  •
  with respect to notes represented by global notes and any certificated notes, the holders of which have provided us with wire transfer instructions, by wire transfer of immediately available funds to the specified account.

        Until we designate another office or agency, our office or agency in New York will be the office of the trustee maintained for that purpose.

Optional Redemption

        The notes will be redeemable at Advanstar's option until October 15, 2005, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at a redemption price equal to 115% of Accreted Value. Thereafter, the notes will be subject to redemption at any time at the option of Advanstar, in whole or in part, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2005	107.500%
2006	103.750%
2007	101.875%
2008 and thereafter	100.000%

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

          (1)  in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2)  if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate;

provided that no notes of $1,000 principal amount at maturity or less shall be redeemed in part.

        Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

        Advanstar is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

  Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require Advanstar to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Accreted Value thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Advanstar will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in that notice. Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        On the Change of Control Payment Date, Advanstar will, to the extent lawful:

          (1)  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)  deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by Advanstar.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

        The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Advanstar will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires Advanstar to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Advanstar repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Advanstar will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Advanstar and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

        "Change of Control" means the occurrence of any of the following:

          (1)  the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Advanstar and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

          (2)  the adoption of a plan for the liquidation or dissolution of Advanstar;

          (3)  the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting Equity Interests of Advanstar;

          (4)  the first day on which a majority of the members of the board of directors of Advanstar are not Continuing Members; or

          (5)  Advanstar shall fail to own, directly or indirectly, 100% of the outstanding Equity Interests of Advanstar Communications, Inc., or any successor thereto.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Advanstar and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Advanstar to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Advanstar and its Subsidiaries taken as a whole to another person or group may be uncertain.

        "Continuing Members" means, as of any date of determination, any member of the board of directors of Advanstar who:

          (1)  was a member of Advanstar's board of directors immediately after consummation of the Acquisition; or

          (2)  was nominated for election or elected to Advanstar's board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Advanstar's board of directors at the time of that nomination or election.

  Asset Sales

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)  Advanstar or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)  at least 75% of the consideration therefor received by Advanstar or the Restricted Subsidiary is in the form of:

            (a)  cash or Cash Equivalents; or

            (b)  property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

          For the purposes of this provision, each of the following shall be deemed to be cash:

                (i)  any liabilities, as shown on Advanstar's or the Restricted Subsidiary's most recent balance sheet, of Advanstar or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Advanstar or the Restricted Subsidiary from further liability;

              (ii)  any securities, notes or other obligations received by Advanstar or the Restricted Subsidiary from the transferee that are converted within 180 days of their receipt by Advanstar or the Restricted Subsidiary by Advanstar or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received; and

              (iii)  any Designated Noncash Consideration received by Advanstar or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and (iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Advanstar or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option (or to the extent Advanstar is required to apply the Net Proceeds pursuant to the terms of the Credit facility), to:

          (1)  repay or purchase Pari Passu Indebtedness of Advanstar or any Indebtedness of any Restricted Subsidiary, as the case may be,

          provided that if Advanstar shall so repay or purchase Pari Passu Indebtedness of Advanstar;

            (a)  it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable; or

            (b)  if the notes may not then be redeemed, Advanstar shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the Accreted Value of the notes, plus accrued and unpaid interest, if any, thereon to the date of purchase, the notes that would otherwise be redeemed; or

          (2)  (a)    an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or

          (b)  the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if:

            (x)  as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary; or

            (y)  the Investment in that Capital Stock is permitted by clause (6) of the definition of Permitted Investments.

        Pending the final application of any Net Proceeds, Advanstar may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Advanstar will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

        To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Advanstar may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate Accreted Value of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Certain Covenants

  Restricted Payments

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)  declare or pay any dividend or make any other payment or distribution on account of Advanstar's or any of its Restricted Subsidiaries' Equity Interests other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Advanstar or dividends or distributions payable to Advanstar or any Restricted Subsidiary of Advanstar;

          (2)  purchase, redeem or otherwise acquire or retire for value any Equity Interests of Advanstar or Holdings other than any of those Equity Interests owned by Advanstar or any Restricted Subsidiary of Advanstar;

          (3)  make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Advanstar that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or

          (4)  make any Restricted Investment

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to that Restricted Payment:

          (1)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)  Advanstar would, immediately after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3)  that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Advanstar and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (3)), (2) through (9), (11), (12), (14), (15), (16) and (18) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)  (i) the aggregate amount of Consolidated Cash Flow (or, if Consolidated Cash Flow is negative, 100% of such negative amount) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2001 and ending on the last day of the most recent fiscal quarter for which internal financial statements are available less (ii) 150% of Consolidated Interest Expense of Advanstar accrued on a cumulative basis for such period; plus

            (b)  100% of the Qualified Proceeds received by Advanstar on or after the date of the indenture from (less any such Qualified Proceeds used to make any Investment contemplated by clause (17) below) contributions to Advanstar's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Advanstar or of Disqualified Stock or convertible debt securities of Advanstar to the extent that they have been converted into those Equity Interests, other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Advanstar and Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

            (c)  the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

                (i)  Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Advanstar or any Restricted Subsidiary from those Persons;

              (ii)  Qualified Proceeds received upon the sale or liquidation of those Investments; and

              (iii)  the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause (10) or (14) below arising from the redesignation of that Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Advanstar's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

        The foregoing provisions will not prohibit:

          (1)  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

          (2)  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Advanstar (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Advanstar) of other Equity Interests of Advanstar (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3)  the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Advanstar with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

          (4)  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Advanstar or Holdings held by any member of Advanstar's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Holdings to fund any such repurchase, redemption acquisition or retirement; provided that:

            (a)  the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

                (i)  $7.5 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (ii)) of $15.0 million in any calendar year; plus

              (ii)  the aggregate net cash proceeds received by Advanstar during that calendar year from any reissuance of Equity Interests by Advanstar or Holdings to members of management of Advanstar and its Restricted Subsidiaries; and

            (b)  no Default or Event of Default shall have occurred and be continuing immediately after that transaction;

          (5)  payments and transactions in connection with the Acquisition, including any purchase price adjustment or any other payments made pursuant to the Acquisition Agreement, the financial advisory agreements with Credit Suisse First Boston Corporation, the Acquisition Financing, the Credit facility (including commitment, syndication and arrangement fees payable thereunder) and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

          (6)  the payment of dividends or the making of loans or advances by Advanstar to Holdings to pay for costs and expenses incurred by Holdings in its capacity as a holding company or for services rendered by Holdings on behalf of Advanstar (including advisory fees in an amount not to exceed $1.0 million in the aggregate in any Fiscal Year) in an amount not to exceed $5.0 in the aggregate in any Fiscal Year;

          (7)  payments or distributions to Holdings pursuant to any Tax Sharing Agreement;

          (8)  the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:

            (a)  that dividend is paid pro rata to all holders of that class of common stock; and

            (b)  at least 51% of that class of common stock is held by Advanstar or one or more of its Restricted Subsidiaries;

          (9)  the repurchase of any class of common stock of a Restricted Subsidiary if:

            (a)  that repurchase is made pro rata with respect to that class of common stock; and

            (b)  at least 51% of that class of common stock is held by Advanstar or one or more of its Restricted Subsidiaries;

        (10)  any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (10) since the date of the indenture, does not exceed $30.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary valued, (proportionate to Advanstar's equity interest in that Subsidiary at the time of that redesignation), at the fair market value of the net assets of that Subsidiary at the time of that redesignation, in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (10); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Investment;

        (11)  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Advanstar or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

        (12)  repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

        (13)  the payment of dividends or distributions on Advanstar's common stock, following the first public offering of Advanstar's common stock or Holdings' common stock after the date of the indenture, of up to 6.0% per year of (a) the net proceeds received by Advanstar from that public offering of its common stock or (b) the net proceeds received by Advanstar from that public offering of Holdings' common stock as common equity or preferred equity (other than Disqualified Stock) other than, in each case, with respect to public offerings registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions.

        (14)  any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (14) since the date of the indenture, does not exceed $30.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (14) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Advanstar's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (14); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

        (15)  the pledge by Advanstar of the Capital Stock of an Unrestricted Subsidiary of Advanstar to secure Non-Recourse Debt of that Unrestricted Subsidiary;

        (16)  the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of:

            (a)  the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and

            (b)  any accrued dividends thereon the payment of which would be permitted pursuant to clause (11) above;

        (17)  any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Advanstar on or after the date of the indenture from contributions to Advanstar's capital or from the issue and sale on or after the date of the indenture of Equity Interests of Advanstar or of Disqualified Stock or convertible debt securities to the extent they have been converted into that Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Advanstar and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time that Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of those Qualified Proceeds (excluding any such Qualified Proceeds to the extent utilized to permit a prior "Restricted Payment" pursuant to clause (3)(b) of the preceding paragraph); and

        (18)  distributions or payments of Receivables Fees.

        The board of directors of Advanstar may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Advanstar and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant; provided that no adjustment was required for the Subsidiaries designated as Unrestricted Subsidiaries on the issue date of the notes pursuant to the definition of "Unrestricted Subsidiaries". All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of

  (1)
  the net book value of that Investments at the time of that designation and

  (2)
  the fair market value of that Investments at the time of that designation.

        That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The amount of

  (1)
  all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Advanstar or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and

  (2)
  Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Advanstar of those Qualified Proceeds.

        The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Advanstar whose resolution with respect thereto shall be delivered to the trustee.

        Not later than the date of making any Restricted Payment, Advanstar shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The indenture provides that:

  (1)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

  (2)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

  (3)
  Advanstar will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

provided that Advanstar or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Leverage Ratio for Advanstar's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been no greater than

  •
  6.5 to 1 if such four-quarter period ended on or prior to December 31, 2002 and

  •
  6.25 to 1 thereafter

but, in each case, not less than zero, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness has been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1)
  the incurrence by Advanstar and its Restricted Subsidiaries of Indebtedness under the Credit facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Advanstar and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding (x) under the Credit facility after giving effect to that incurrence does not exceed an amount equal to $565.0 million or (y) under the Foreign Credit Facilities after giving effect to that incurrence does not exceed an amount equal to $10.0 million;

  (2)
  Existing Indebtedness;

  (3)
  Indebtedness represented by the notes and the indenture;

  (4)
  Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Advanstar or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million outstanding after giving effect to that incurrence;

  (5)
  Indebtedness arising from agreements of Advanstar or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that:

  (a)
  that Indebtedness is not reflected on the balance sheet of Advanstar or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

  (b)
  the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Advanstar and/or that Restricted Subsidiary in connection with that disposition;

  (6)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

  (7)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Advanstar and/or any of its Restricted Subsidiaries; provided that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Advanstar or a Restricted Subsidiary thereof and

  (b)
  any sale or other transfer of any such Indebtedness to a Person that is not either Advanstar or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Advanstar or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging;

  (a)
  interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; and

  (b)
  exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than United States dollars;

    provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (9)
  the guarantee by Advanstar or any of its Restricted Subsidiaries of Indebtedness of Advanstar or a Restricted Subsidiary of Advanstar that was permitted to be incurred by another provision of this covenant;

  (10)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Indebtedness in connection with an acquisition in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $50.0 million outstanding at any time;

  (11)
  obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by Advanstar or any Restricted Subsidiary in the ordinary course of business; and

  (12)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $45.0 million.

        For purposes of determining compliance with this covenant: in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Advanstar shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof Advanstar may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Advanstar would be permitted to incur that item of Indebtedness (or that portion thereof) pursuant to that other clause or the first paragraph hereof, as the case may be, at the time of reclassification Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Advanstar on any asset or property now owned or hereafter acquired by Advanstar or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of Advanstar, that Lien is subordinated to the Lien securing the notes to the same extent that subordinated Indebtedness is subordinated to the notes.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  (a)  pay dividends or make any other distributions to Advanstar or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

  (b)
  pay any Indebtedness owed to Advanstar or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Advanstar or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Advanstar or any of its Restricted Subsidiaries.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness as in effect on the date of the indenture;

  (2)
  the Credit facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the Credit facility as in effect as of the date of the indenture;

  (3)
  the indenture and the notes;

  (4)
  applicable law and any applicable rule, regulation or order;

  (5)
  any agreement or instrument of a Person acquired by Advanstar or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, providedthat, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;

  (6)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (7)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) above on the property so acquired;

  (8)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

  (9)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Advanstar's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

  (10)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (12)
  other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in any agreement covering any Indebtedness or Disqualified Stock of such Restricted Subsidiary existing on the date of the indenture;

  (13)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

  (14)
  restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Advanstar, are necessary or advisable to effect that Receivables Facility.

  Merger, Consolidation, or Sale of Assets

        The indenture provides that Advanstar may not consolidate or merge with or into (whether or not Advanstar is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

  (1)
  Advanstar is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Advanstar under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

  (3)
  immediately after that transaction no Default or Event of Default exists; and

  (4)
  Advanstar or the Person formed by or surviving any such consolidation or merger (if other than Advanstar), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made

  (a)
  will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption
  "—Incurrence of Indebtedness and Issuance of Preferred Stock" or

  (b)
  would, together with its Restricted Subsidiaries, have a lower Leverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Leverage Ratio of Advanstar and its Restricted Subsidiaries immediately prior to that transaction.

        The foregoing clause (4) will not prohibit:

    (a)
    a merger between Advanstar and a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of Advanstar;

    (b)
    a merger between Advanstar and a Wholly Owned Restricted Subsidiary; or

    (c)
    a merger between Advanstar and an Affiliate incorporated solely for the purpose of reincorporating Advanstar in another State of the United States so long as, in each case, the amount of Indebtedness of Advanstar and its Restricted Subsidiaries is not increased thereby.

        The indenture provides that Advanstar will not lease all or substantially all of its assets to any Person.

  Transactions with Affiliates

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Advanstar (each of the foregoing, an "Affiliate Transaction"), unless:

  (1)
  that Affiliate Transaction is on terms that are no less favorable to Advanstar or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Advanstar or that Restricted Subsidiary with an unrelated Person; and

  (2)
  Advanstar delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either:

  (a)
  a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

  (b)
  an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

  (1)
  customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Advanstar or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Advanstar or that Restricted Subsidiary;

  (2)
  transactions between or among Advanstar and/or its Restricted Subsidiaries;

  (3)
  payments of customary fees by Advanstar or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

  (4)
  any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

  (5)
  payments and transactions in connection with the Acquisition and the Acquisition Financing, including any purchase price adjustment or any other payments made pursuant to the Acquisition Agreement or the financial advisory agreements with Credit Suisse First Boston Corporation and the Credit facility (including commitment, syndication and arrangement fees payable thereunder) and the offering of the notes and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described under the caption "—Restricted Payments" and any Permitted Investments;

  (7)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

  (8)
  transactions with Advanstar IH, Inc., and its Subsidiaries in the ordinary course of business.

  Sale and Leaseback Transactions

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Advanstar or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Advanstar or that Restricted Subsidiary, as the case may be, could have:

  (a)
  incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (b)
  incurred a Lien to secure that Indebtedness pursuant to the covenant described under the caption "—Liens;"

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Advanstar applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders—Asset Sales."

  Reports

        The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Advanstar will furnish to the holders of notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Advanstar were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Advanstar's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Advanstar were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.

        In addition, following the declaration of effectiveness of a registration statement filed pursuant to the terms of the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, Advanstar will file a copy of all that information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

        In addition, Advanstar has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        The indenture provides that each of the following constitutes an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  failure by Advanstar or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders—Change of Control," "—Asset Sales," "Certain Covenants—Restricted Payments," "—Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets;"

  (4)
  failure by Advanstar for 60 days after notice from the trustee or the holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Advanstar or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Advanstar or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

  (a)
  is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness) (a "Payment Default"); or

  (b)
  results in the acceleration of that Indebtedness prior to its stated final maturity and,

    in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

  (6)
  failure by Advanstar or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and

  (7)
  certain events of bankruptcy or insolvency with respect to Advanstar or any of its Restricted Subsidiaries that is a Significant Subsidiary.

        If any Event of Default (other than an Event of Default specified in clause (7) above with respect to events of bankruptcy or insolvency with respect to Advanstar or any Restricted Subsidiary or group of Restricted Subsidiaries that is a Significant Subsidiary) occurs and is continuing, the holders of at least 25% in principal amount at maturity of the then outstanding notes may direct the trustee to declare the Accreted Value of all the notes, together with all accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, the Accreted Value of the notes, together with all accrued and unpaid interest, shall become due and payable immediately.

        Notwithstanding the foregoing, in the case of an Event of Default specified in clause (7) above with respect to events of bankruptcy or insolvency with respect to Advanstar or any Restricted Subsidiary or group of Restricted Subsidiaries that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

        The holders of a majority in aggregate principal amount at maturity of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:

  (1)
  the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (2)
  all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes.

        Advanstar is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Advanstar is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default and what action Advanstar is taking or proposes to take with respect thereto.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

        No member, director, officer, employee, incorporator or stockholder of Advanstar, as such, shall have any liability for any obligations of Advanstar under the notes or the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Advanstar may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest, on those notes when those payments are due from the trust referred to below;

  (2)
  Advanstar's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Advanstar's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Advanstar may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (1)
  Advanstar must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Advanstar must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  Advanstar has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Advanstar or any of its Subsidiaries is a party or by which Advanstar or any of its Subsidiaries is bound;

  (6)
  Advanstar must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  Advanstar must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Advanstar with the intent of preferring the holders of notes over the other creditors of Advanstar with the intent of defeating, hindering, delaying or defrauding creditors of Advanstar or others; and

  (8)
  Advanstar must deliver to the trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Advanstar may require a holder to pay any taxes and fees required by law or permitted by the indenture. Advanstar is not required to transfer or exchange any note selected for redemption. Also, Advanstar is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

        Except as provided below, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.

        Notwithstanding the preceding paragraph and except as otherwise provided below, if DLJ Investment Partners II, L.P. owns at least 25% of the principal amount at maturity of the notes then outstanding,

  •
  any amendment or supplement to the indenture or the notes, and

  •
  any waiver of any existing Default or Event of Default or of compliance with any provision of the indenture or the notes,

shall require the consent of the holders of at least 75% of the principal amount at maturity of the notes then outstanding.

        Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

  (1)
  reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption
  "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or extend the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from that acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults;

  (7)
  waive a redemption payment with respect to any note (other than the provisions described under the caption "—Repurchase at the Option of Holders"); or

  (8)
  make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "—Repurchase at the Option of Holders" will require the consent of the holders of at least two-thirds in aggregate principal amount at maturity of the notes then outstanding if that amendment would materially adversely affect the rights of holders of notes.

        Notwithstanding the foregoing, without the consent of any holder of notes, Advanstar and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency,

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes,

  (3)
  to provide for the assumption of Advanstar's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Advanstar,

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder, or

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Advanstar, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

  The Global Notes

        Notes will be issued in the form of one or more registered notes in global form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the global notes, may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

  Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. Advanstar takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised Advanstar that it is:

  (1)
  a limited purpose trust company organized under the laws of the State of New York,

  (2)
  a "banking organization" within the meaning of the New York Banking Law,

  (3)
  a member of the Federal Reserve System,

  (4)
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  (5)
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

        DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "indirect participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Advanstar expects that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, Advanstar understands that under existing industry practice, in the event that Advanstar requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Advanstar nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Advanstar and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Advanstar nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Advanstar nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

  Certificated Notes

        If

  (1)
  Advanstar notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice,

  (2)
  Advanstar, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

  (3)
  upon the occurrence of a Default or Event of Default,

        then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

        In addition, beneficial interests in the global notes may be exchanged for certificated notes upon at least 20 days' prior written notice to the trustee by or on behalf of DTC in accordance with customary procedures.

        Neither Advanstar nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Advanstar to which Advanstar or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

        "Accreted Value" means

  (1)
  as of any date of determination prior to October 15, 2005, the sum of

  (a)
  the initial offering price of the Notes (which shall be calculated by discounting from October 15, 2005 the aggregate principal amount at maturity of the Notes at a rate of 15.0% per annum, (compounded semiannually on each April 15 and October 15 from February 21, 2001)) and

  (b)
  the portion of the excess of the principal amount at maturity of the Notes over such initial offering price which shall have been accreted thereon through such date, such amount to be accreted on a daily basis at a rate of 15.0% per annum of the initial offering price of the Notes, compounded semi-annually on each April 15 and October 15 from February 21, 2001 through the date of determination and computed on the basis of a 360-day year of twelve 30-day months and

  (2)
  as of any date of determination on or after October 15, 2005, the aggregate principal amount at maturity of the Notes.

        "Acquired Indebtedness" means, with respect to any specified Person,

  (1)
  Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

        "Acquisition" means the acquisition of Advanstar by Holdings, a newly formed affiliate of the Principals and their Related Parties, pursuant to the terms of the Acquisition Agreement.

        "Acquisition Agreement" means that certain Agreement and Plan of Merger dated as of August 14, 2000 with respect to the Acquisition.

        "Acquisition Financing" means;

  (1)
  the issuance and sale by Holdings of common stock for consideration

  (2)
  the issuance and sale by Advanstar of the notes; and

  (3)
  the issuance and sale by Advanstar of the 15% Senior Discount Notes pursuant to the Securities Purchase Agreement dated as of October 11, 2000;

  (4)
  the issuance by certain subsidiaries of Advanstar of bridge notes (and any Permitted Refinancing Indebtedness incurred in lieu thereof); and

  (5)
  the execution and delivery by Advanstar and certain of its subsidiaries of the Credit facility and the borrowing of loans, if any, and issuance of letters of credit thereunder to fund the Acquisition and any related transactions, including without limitation, the payment of fees and expenses and the refinancing of outstanding indebtedness of Advanstar and its subsidiaries;

the proceeds of each of which were used to fund the purchase price for the Acquisition and related fees and expenses.

        "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Advanstar and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "Change of Control" and/or the provisions described under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance, sale or transfer by Advanstar or any of its Restricted Subsidiaries of Equity Interests of any of Advanstar's Restricted Subsidiaries,

  in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions,

    (a)
    that have a fair market value in excess of $5.0 million; or

    (b)
    for net proceeds in excess of $5.0 million.

        Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

  (1)
  dispositions in the ordinary course of business;

  (2)
  a disposition of assets by Advanstar to a Restricted Subsidiary or by a Restricted Subsidiary to Advanstar or to another Restricted Subsidiary;

  (3)
  a disposition of Equity Interests by a Restricted Subsidiary to Advanstar or to another Restricted Subsidiary;

  (4)
  the sale and leaseback of any assets within 90 days of the acquisition thereof;

  (5)
  foreclosures on assets;

  (6)
  any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

  (7)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  (8)
  a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "Restricted Payments"; and

  (9)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

        "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

  (1)
  the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

  (2)
  the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

  (3)
  that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means;

  (1)
  Government Securities;

  (2)
  any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Credit facility;

  (3)
  commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Advanstar) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

  (4)
  any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

  (5)
  short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

  (6)
  repurchase agreements which (x) are entered into with any entity referred to in clauses (2), (3) or (4) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baal or better by Moody's and maturing not more than one year after such time, (y) are secured by a fully perfected security interest in securities of the type referred to in clause (1) above and (z) have a market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

  (7)
  any fund investing exclusively in investments of the types described in clauses (1) through (5) above; and

  (8)
  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

  (1)
  provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

  (2)
  Fixed Charges of that Person for that period;

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges, but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of that Person and its Restricted Subsidiaries for that period;

  (4)
  net periodic post-retirement benefits;

  (5)
  other income or expense net as set forth on the face of that Person's statement of operations;

  (6)
  expenses and charges of Advanstar related to the Acquisition and Acquisition Financing, including any purchase price adjustment or any other payments made pursuant to the Acquisition Agreement or the financial advisory agreements with Credit Suisse First Boston Corporation, the Credit facility and the application of the proceeds thereof; and

  (7)
  any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Acquisition and Acquisition Financing, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

        "Consolidated Indebtedness" means the aggregate amount of Indebtedness of Advanstar and its Restricted Subsidiaries on a consolidated basis outstanding at the date of determination.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

  (1)
  the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

  (2)
  the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

        Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any agreement or instrument entered into by Advanstar Communications Inc.);

  (3)
  the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

  (4)
  the cumulative effect of a change in accounting principles shall be excluded.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Advanstar or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Advanstar, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Advanstar to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Advanstar may not repurchase or redeem any such Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described under the caption "—Certain Covenants—Restricted Payments," and provided further that, if that Capital Stock is issued to any plan for the benefit of employees of Advanstar or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Advanstar in order to satisfy applicable statutory or regulatory obligations.

        "DLJMB" means DLJ Merchant Banking Partners III, L.P. and its Affiliates.

        "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to "S&P" or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of Advanstar and its Restricted Subsidiaries (other than Indebtedness under the Credit facility) in existence on the date of the indenture, until those amounts are repaid.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

  (1)
  the Consolidated Interest Expense of that Person for that period; and

  (2)
  all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock),

in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date of the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any Person, the obligations of that Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

        "Holdings" means Advanstar Holdings, Inc.,a Delaware corporation, the corporate parent of Advanstar, and its successors.

        "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Advanstar of the Capital Stock of an Unrestricted Subsidiary of Advanstar to secure Non-Recourse Debt of that Unrestricted Subsidiary.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest; and

  (2)
  the principal amount thereof in the case of any other Indebtedness;

provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture.

        "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Advanstar for consideration consisting of common equity securities of Advanstar shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

        If Advanstar or any Restricted Subsidiary of Advanstar sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Advanstar such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Advanstar, Advanstar shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "Restricted Payments."

        "Leverage Ratio" means, with respect to any Person as of any date of determination, the ratio of (x) the Consolidated Indebtedness of such Person as of such date of determination to the (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination for which internal financial statements are available (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

        In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the "Calculation Date"), then the Leverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, the Acquisition and acquisitions that have been made by Advanstar or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Advanstar (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Loans" means one or more loans by Advanstar or Holdings to officers and/or directors of Advanstar and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Holdings or Advanstar; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $7.5 million.

        "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

  (a)
  any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

  (b)
  the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by Advanstar or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

  (1)
  the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

  (2)
  taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3)
  amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the Credit facility) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

  (4)
  any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Advanstar or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

        "Credit facility" means that certain Credit Agreement, dated as of October 11, 2000 among Advanstar Communications Inc., as borrower, the various financial institutions party thereto, DLJ Capital Funding, Inc., as lead arranger and sole book runner and as syndication agent and documentation agent, and Fleet National Bank, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

  (1)
  extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

  (2)
  adding or deleting borrowers or guarantors thereunder;

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; or

  (4)
  otherwise altering the terms and conditions thereof.

        "Non-Recourse Debt" means Indebtedness,

  (1)
  no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Advanstar or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (2)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Advanstar to secure debt of that Unrestricted Subsidiary) or assets of Advanstar or any of its Restricted Subsidiaries;

provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Advanstar or any of its Restricted Subsidiaries if Advanstar or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Pari Passu Indebtedness" means Indebtedness of Advanstar that ranks pari passu in right of payment to the notes.

        "Permitted Business" means any person engaged, directly or indirectly, in the business-to-business marketing communications solutions business or any business reasonably related, incidental or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in Advanstar or in a Restricted Subsidiary of Advanstar;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Advanstar or any Restricted Subsidiary of Advanstar in a Person, if as a result of that Investment,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar; or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or a Wholly Owned Restricted Subsidiary of Advanstar;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Advanstar;

  (6)
  any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (7)
  Investments relating to any special purpose Wholly Owned Subsidiary of Advanstar organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Advanstar, are necessary or advisable to effect that Receivables Facility;

  (8)
  the Management Loans or Investments in Holdings to fund Management Loans;

  (9)
  Hedging Obligations permitted to be incurred under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (10)
  Investments made in any Subsidiary of Advanstar that is principally engaged in a Permitted Business in connection with the Internet which, together with all other Investments made pursuant to this clause (10) since the date of the indenture, does not exceed $30 million, in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (10) as a result of the repayment or disposition thereof for cash, not to exceed the amount of the Investment previously made pursuant to this clause (10).

        "Permitted Liens" means:

  (1)
  Liens on property of a Person existing at the time that Person is merged into or consolidated with Advanstar or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Advanstar or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

  (2)
  Liens existing on the date of the indenture;

  (3)
  Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Advanstar or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that:

  (a)
  those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);

  (b)
  those Liens do not extend to any other assets of Advanstar or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

  (c)
  the Incurrence of that Indebtedness is permitted by "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (d)
  those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

  (4)
  Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any

    Indebtedness secured by Liens referred to in the clauses above so long as that Lien does not extend to any other property (other than improvements thereto);

  (5)
  Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

  (6)
  Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary;

  (7)
  Liens securing (a) Indebtedness (including all Obligations) under the Credit facility or any Foreign Credit Facility and (b) Hedging Obligations payable to a lender under the Credit facility or an Affiliate thereof or to a Person that was a lender of Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit facility;

  (8)
  Liens securing Indebtedness of any Restricted Subsidiary permitted to be incurred by "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (9)
  other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $25.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Advanstar or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Advanstar or any of its Restricted Subsidiaries then classified as incurred under the Leverage Ratio or pursuant to clauses (2), (3), (4), (6), (8), (9), (10) or (12) of the second paragraph under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that:

  (1)
  the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

  (2)
  that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

provided further, that if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of Advanstar, then such Permitted Refinancing Indebtedness also must be Indebtedness of Advanstar.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Principals" means DLJMB.

        "Qualified Proceeds" means any of the following or any combination of the following:

  (1)
  cash;

  (2)
  Cash Equivalents;

  (3)
  assets (other than Investments) that are used or useful in a Permitted Business; and

  (4)
  the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Advanstar or any Restricted Subsidiary of Advanstar of that Capital Stock,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar or any Restricted Subsidiary of Advanstar; or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or any Restricted Subsidiary of Advanstar.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Advanstar or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

        "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership or limited liability company,

  (a)
  the sole general partner or the managing general partner or managing member of which is that Person or a Subsidiary of that Person; or

  (b)
  the only general partners or managing members of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

        "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Advanstar and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Advanstar would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

        "Total Assets" means the total consolidated assets of Advanstar and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Advanstar.

        "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Advanstar or any Restricted Subsidiary of Advanstar unless the terms of any such agreement, contract, arrangement or understanding comply with the covenant described under the caption entitled "—Certain Covenants—Transactions with Affiliates";

  (3)
  is a Person with respect to which neither Advanstar nor any of its Restricted Subsidiaries has any direct or indirect obligation,

  (a)
  to subscribe for additional Equity Interests (other than Investments described in clause (7) of the definition of Permitted Investments); or

  (b)
  to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Advanstar or any of its Restricted Subsidiaries.

        Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Advanstar as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Advanstar shall be in default of that covenant).

        The board of directors of Advanstar may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of Advanstar of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

  (1)
  that Indebtedness is permitted under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (2)
  no Default or Event of Default would be in existence following that designation.

        Advanstar IH, Inc. and its Subsidiaries shall be Unrestricted Subsidiaries until designated otherwise by Advanstar pursuant to the preceding sentence.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying,

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

  (b)
  the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

  (2)
  the then outstanding principal amount of that Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person.

MATERIAL UNITED STATES TAX CONSEQUENCES TO THE HOLDERS OF THE NOTES

        The following discussion is the opinion of Davis Polk & Wardwell. It describes the material United States federal tax consequences of ownership and disposition of the notes. This discussion only applies to:

  •
  notes held as capital assets; and

  •
  United States Holders (as defined below).

        This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge;

  •
  United States Holders whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  •
  persons subject to the alternative minimum tax.

        This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        As used herein, the term "United States Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        The term United States Holder also includes certain former citizens of the United States.

General

        The notes were originally issued as part of units consisting of the notes and warrants to purchase shares of our common stock. Based on our determination of the relative fair market values of the notes and the warrants at the time of issuance, we allocated 83.9% of the issue price of the units to the notes and 16.1% to the warrants. Our allocation of the issue price between the notes and the warrants will be binding on a holder of notes unless the holder timely and explicitly discloses to the Internal Revenue Service that its allocation is different from ours.

Tax Treatment of the Notes

        Original Issue Discount.    The notes were issued with original issue discount for U.S. federal income tax purposes in an amount equal to the excess of a note's "stated redemption price at maturity" and a note's "issue price." For these purposes a note's stated redemption price at maturity equals the sum of all payments required under the note (including the interest payable on the note). The issue price of a note equaled the allocable portion (83.9%) of the original issue price of the unit of which the note was a part, as described above.

        Subject to the discussion of the rules relating to acquisition premium below, a United States Holder of a note will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, United States Holders of notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

        Market Discount.    If a United States Holder purchases a note for an amount that is less than its adjusted issue price (as defined below), the amount of the difference between the purchase price and the note's adjusted issue price will be treated as market discount for U.S. federal income tax purposes unless this difference is less than a specified de minimis amount. For this purpose (and for the purpose of the acquisition premium rules described below), the adjusted issue price of a note equals the sum of the issue price of the note and the aggregate amount of previously accrued original issue discount, less any prior interest payments made on the notes.

        A United States Holder will be required to treat any payment on a note, or any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the market discount accrued on the note at the time of payment or disposition unless this market discount has been previously included in income by the holder either on any prior payment on the note or pursuant to an election by the holder to include market discount in income as it accrues. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the holder as if the holder had sold the note at its then fair market value. In addition, the holder may be required to defer, until maturity of the note or its earlier disposition (including certain nontaxable transaction), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note.

        Acquisition Premium. A United States Holder who purchases a note for an amount that is greater than the note's adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that the holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

        Sale, Exchange or Retirement of a Note.    Upon the sale, exchange or retirement of a note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any market discount and original issue discount previously included in income by the holder with respect to the note and reduced by any interest payments received by the holder with respect to the note.

        Gain on the sale, exchange or retirement of a note will be ordinary income to the extent of any market discount not previously included in the holder's taxable income. Otherwise, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held by the holder for more than one year.

Backup Withholding and Information Reporting

        Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against its United States federal income tax liability and may entitle it to a refund, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse First Boston Corporation in connection with offers and sales of the new notes in market-making transactions effected from time to time. Credit Suisse First Boston Corporation may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        In addition, this prospectus may be used by the DLJ Investment Partners funds in connection with resales in the over-the-counter market, in negotiated transactions, in underwritten offerings, or a combination of such methods of sale, at fixed prices which may be change, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any successor, pledgee, transferee or donee of the DLJ Investment Partners funds may also sell the notes using this prospectus. We will name any successor, pledgee, transferee or donee in a prospectus supplement and disclose any material relationship between Advanstar and that successor, pledgee, transferee or donee. The DLJ Investment Partners funds or such other selling securityholder may effect such transactions by selling the notes to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling securityholder and/or the purchasers for whom such broker-dealer may act as agents or to whom they sell as principals, or both.

        As of the date of this prospectus, the DLJ Investment Partners funds owned approximately $103.2 million principal amount at maturity of notes, all or part of which may be sold from time to time using this prospectus. Of that amount, $58.7 million principal amount at maturity is held of record by DLJ Investment Partners II, L.P., $26.1 million is held of record by DLJ Investment Partners L.P. and $18.5 million is held of record by DLJIP II Holdings, L.P. Because they may offer all or some portion of the notes using this prospectus or in transactions exempt from registration, no estimate can be given as to the amount of notes that will be held by them after any sale using this prospectus. We will file a prospectus supplement in connection with each offering by any selling security holder which will identify the amount of securities held by that holder upon completion of the offering. The address of each of the DLJ Investment Partners funds is 11 Madison Avenue, New York, NY 10010.

        The DLJ Investment Partners funds and other selling securityholders and any broker-dealers or agents that participate with them in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        DLJ Merchant Banking, an affiliate of Credit Suisse First Boston Corporation and the DLJ Investment Partners funds, and its affiliates beneficially own substantially all of the common stock of our parent. David Wittels, James Quella and OhSang Kwon, each of whom is an employee of DLJ Merchant Banking, are members of the board of directors of our company. The DLJ Investment Partners funds are also affiliates of Credit Suisse First Boston Corporation. Further, an affiliate of Credit Suisse First Boston Corporation acted as lead arranger and syndication agent in connection with the credit facility for which it received customary fees and expenses and another affiliate of Credit Suisse First Boston Corporation purchased the bridge notes, for which it received customary fees and expenses. Credit Suisse First Boston Corporation has, from time to time, provided investment banking and other financial advisory services to Advanstar in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse First Boston Corporation acted as purchaser in connection with the initial sale of the old notes and senior subordinated notes and received an underwriting discount in connection therewith. See "Certain Relationships and Related Transactions."

        Credit Suisse First Boston Corporation has informed us that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse First Boston Corporation that, subject to applicable laws and regulations, Credit Suisse First Boston Corporation currently intends to make a market in the new notes following completion of the exchange offer. However, Credit Suisse First Boston Corporation is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors—Risks Related to the Notes—There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all."

        Credit Suisse First Boston Corporation and Advanstar have entered into a registration rights agreement with respect to the use by Credit Suisse First Boston Corporation of this prospectus. In that agreement, we agreed to bear all registration expenses incurred under such agreement, and we agreed to indemnify Credit Suisse First Boston Corporation against a variety of liabilities, including liabilities under the Securities Act. We have entered into a similar agreement with the DLJ Investment Partners funds.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Advanstar by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The consolidated financial statements and financial statement schedule as of December 31, 2001 and December 31, 2002, for the period from October 12, 2000 through December 31, 2000 (date of inception) and for the years ended December 31, 2001 and 2002 included in this Prospectus have been so included in reliance on the report (which contains explanatory paragraphs regarding (i) the Company's ability to comply with one of its debt covenants in the first quarter of 2004 as described in Note 6 to the consolidated financial statements, (ii) the Company's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as described in Note 2 to the consolidated financial statements and (iii) the Company's adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" as

described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The predecessor consolidated financial statements and schedule of Advanstar, Inc. included in this Prospectus and elsewhere in the registration statement for the period from January 1, 2000 through October 12, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report herein.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having certified the financial statements described above, as required by Section 7 of the Securities Act.

        Under Section 11(a)(4) of the Securities Act, if any audited financial statements included in a registration statement contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, an investor may sue the independent accountant who certified such financial statements only if such accountant has consented to being named as having certified such financial statements. Because Arthur Andersen has not provided its written consent, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under the section will be limited as a result of the lack of consent.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Act with respect to our offering of the new notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20545 at prescribed rates. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Advanstar, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) and of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

Index to Financial Statements

Page
Advanstar, Inc. and Subsidiaries
Report of PricewaterhouseCoopers LLP	F-2
Report of Arthur Andersen LLP	F-3
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2000 and 2001	F-5

Consolidated Statements of Operations for the year ended December 31, 1999, for the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000 and for the year ended December 31, 2001	F-6

Consolidated Statements of Stockholder's Equity for the year ended December 31, 1999, for the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000 and for the year ended December 31, 2001	F-7

Consolidated Statements of Cash Flows for the year ended December 31, 1999, for the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000 and for the year ended December 31, 2001	F-8
Notes to Consolidated Financial Statements	F-9

Report of Independent Accountants

To the Stockholder and Board of Directors
of Advanstar Communications Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Advanstar, Inc., a wholly owned subsidiary of Advanstar Holdings Corporation, and its Subsidiaries at December 31, 2001 and 2002, and the results of their operations and their cash flows for the period from October 12, 2000 (date of inception) through December 31, 2000 and for the years ended December 30, 2001 and 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The predecessor financial statements of Advanstar, Inc. from January 1, 2000 through October 11, 2000, prior to the revisions described in Note 3, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated February 15, 2002.

        As discussed in Note 8, the Company may not be able to meet one of its debt covenants in the first quarter of 2004. Management's plans with respect to this matter are also discussed in Note 8.

        As discussed in Note 2, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001.

        As discussed in Note 3, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

        As discussed above, the predecessor financial statements of Advanstar, Inc. for the period from January 1, 2000 through October 11, 2000, were audited by other independent accountants who have ceased operations. As described in Note 3, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note 3. In our opinion, the transitional disclosures for the period from January 1, 2000 through October 11, 2000 in Note 3 are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the financial statements of the Predecessor Company for the period from January 1, 2000 through October 11, 2000 other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the financial statements of the Predecessor Company for the period from January 1, 2000 through October 11, 2000 taken as a whole.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 14, 2003

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AND ARTHUR ANDERSEN LLP DID NOT CONSENT TO THE USE OF THIS REPORT IN THIS POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-1 OR ANY PREVIOUSLY FILED REGISTRATION STATEMENTS. ADDITIONALLY, IN 2002, THE COMPANY ADOPTED THE PROVISIONS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" (SFAS NO. 142). AS DISCUSSED IN NOTE 3, THE COMPANY HAS PRESENTED THE TRANSITIONAL DISCLOSURES AS REQUIRED BY SFAS 142. THE ARTHUR ANDERSEN LLP REPORT DOES NOT EXTEND TO THESE DISCLOSURES.

Report of independent public accountants

To Advanstar, Inc.:

        We have audited the accompanying consolidated balance sheets of Advanstar, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2000*** and 2001*, and the related consolidated statements of operations, stockholder's equity and cash flows for the year ended December 31, 1999***, the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000*, and for the year ended December 31, 2001*. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanstar, Inc. and Subsidiaries as of December 31, 2000*** and 2001*, and the results of their operations and their cash flows for the year ended December 31, 1999***, the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000*, and for the year ended December 31, 2001*, in conformity with accounting principles generally accepted in the United States.

        Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.**

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

Arthur Andersen LLP

Minneapolis, Minnesota,
February 15, 2002

*
Subsequent to the date of this report, the consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, of stockholder's equity and of cash flows for the period from October 12, 2000 through December 31, 2000 and the year ended December 31, 2001 were audited by PricewaterhouseCoopers LLP whose report appears on page F-1 of this Post-Effective Amendment No. 4 to Form S-1.

**
The above copy of the Arthur Andersen LLP opinion on the financial statement schedule extended to information for the year ended December 31, 1999, the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000, and for the year ended December 31, 2001. Subsequent to the date of that report, the information in the schedule of valuation and qualifying accounts for the period from October 12, 2000 through December 31, 2000 and for the year ended December 31, 2001 was audited by PricewaterhouseCoopers LLP whose report appears on page F-1 of this Form S-1. The information in the schedule of valuation and qualifying accounts for the year ended December 31, 1999 is not included in this Post-Effective Amendment No. 4 to Form S-1.

***
The consolidated balance sheet as of December 31, 2000 and the consolidated statements of operations, changes in stockholder's equity, and cash flows for the year ended December 31, 1999 are not included in this Post-Effective Amendment No. 4 to Form S-1.

ADVANSTAR, INC. AND SUBSIDIARIES

Balance Sheets

(In thousands except for share and per share data)

	Successor
	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$44,797	$19,022
Accounts receivable, net of allowance of $970 and $1,049 at December 31, 2001 and 2002	23,334	23,213
Prepaid expenses	11,460	9,892
Other	7,290	1,483

Total current assets	86,881	53,610

Due from parent	2,090	53
Property, plant and equipment, net	32,042	26,402
Intangible and other assets:
Goodwill, net	719,386	660,808
Intangibles and other, net	176,109	129,689

Total intangible and other assets, net	895,495	790,497

	$1,016,508	$870,562

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$16,200	$17,400
Accounts payable	30,515	19,636
Accrued compensation	4,340	6,408
Other accrued expenses	27,957	25,353
Deferred revenue	54,653	53,253

Total current liabilities	133,665	122,050

Long-term debt, net of current maturities	638,723	640,404
Deferred income taxes	9,757	—
Other long-term liabilities	10,417	10,155
Minority interests	14,610	9,782
Commitments and contingencies (Notes 11 and 13)
Stockholder's equity:
Common stock, $.01 par value, 10,000 shares authorized; 100 shares issued and outstanding at December 31, 2001 and 2002	—	—
Capital in excess of par value	310,424	310,424
Accumulated deficit	(95,096)	(213,175)
Accumulated other comprehensive loss	(5,992)	(9,078)

Total stockholder's equity	209,336	88,171

	$1,016,508	$870,562

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Predecessor	Successor
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000
			For the Years Ended December 31,
			2001	2002
NET REVENUE	$315,180	$63,872	$350,204	$309,404
OPERATING EXPENSES:
Cost of production	62,358	15,284	71,636	63,048
Selling, editorial and circulation	132,066	37,020	152,993	126,516
General and administrative	36,879	10,239	43,809	37,245
Restructuring charge	—	—	9,406	—
Amortization of goodwill and other intangibles	35,438	14,011	85,949	59,899
Depreciation	5,037	2,348	11,103	13,081

Total operating expenses	271,778	78,902	374,896	299,789

OPERATING (LOSS) INCOME	43,402	(15,030)	(24,692)	9,615
OTHER INCOME (EXPENSE):
Interest expense, net	(38,096)	(15,219)	(68,026)	(66,543)
Other income (expense), net	(10,385)	194	(131)	2,858

LOSS BEFORE INCOME TAXES, MINORITY INTERESTS, EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(5,079)	(30,055)	(92,849)	(54,070)
(BENEFIT) PROVISION FOR INCOME TAXES	8,076	(7,794)	(23,153)	(3,282)
MINORITY INTERESTS	(1,003)	125	(156)	(474)

LOSS BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(14,158)	(22,136)	(69,852)	(51,262)
EXTRAORDINARY ITEM, net of tax	—	—	(2,556)	—
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, net of tax and minority interest	—	—	(552)	(66,817)

NET LOSS	$(14,158)	$(22,136)	$(72,960)	$(118,079)

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder's Equity

(Dollars in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount				Total
BALANCE, December 31, 1999 (predecessor)	33,630,000	$336	$186,578	$(49,772)	$22,824	$159,966
Comprehensive loss:
Net loss	—	—	—	(14,158)	—	—
Translation adjustment	—	—	—	—	(3,232)	—
Change in unrealized gain on investments, net of tax	—	—	—	—	(20,206)	—
Total comprehensive loss	—	—	—	—	—	(37,596)
Stock option compensation expense and other	—	—	(6,933)	—	—	(6,933)

BALANCE, October 11, 2000 (predecessor)	33,630,000	$336	$179,645	$(63,930)	$(614)	$115,437

BALANCE, October 12, 2000 (successor)	100	$—	$304,808	$—	$—	$304,808
Comprehensive loss:
Net loss	—	—	—	(22,136)	—	—
Translation adjustment	—	—	—	—	904	—
Total comprehensive loss	—	—	—	—	—	(21,232)

BALANCE, December 31, 2000 (successor)	100	—	304,808	(22,136)	904	283,576
Comprehensive loss:
Net loss	—	—	—	(72,960)	—
Translation adjustment	—	—	—	—	(2,712)
Change in unrealized loss on derivative financial instruments, net of tax	—	—	—	—	(4,184)
Total comprehensive loss	—	—	—	—	—	(79,856)
Capital contribution	—	—	5,616	—	—	5,616

BALANCE, December 31, 2001 (successor)	100	—	310,424	(95,096)	(5,992)	209,336
Comprehensive loss:
Net loss	—	—		(118,079)	—
Translation adjustment	—	—	—	—	(2,920)
Change in unrealized loss on derivative financial instruments	—	—	—	—	(166)
Total comprehensive loss	—	—	—	—	—	(121,165)

BALANCE, December 31, 2002 (successor)	100	$—	$310,424	$(213,175)	$(9,078)	$88,171

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR, INC. AND SUBSIDIARIES

Consolidated statements of cash flows

(Dollars in thousands)

	Predecessor	Successor
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000
			For the Years Ended December 31,
			2001	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,158)	$(22,136)	$(72,960)	$(118,079)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Extraordinary item-early extinguishment of debt	—	—	2,556	—
Transition goodwill impairment	—	—	—	66,817
Restructuring charge	—	—	1,299	—
Depreciation and amortization	40,475	16,359	97,052	72,980
(Gain) loss on derivative financial instruments	—	—	1,075	(1,236)
Undistributed earnings of minority interest holders			156	474
Noncash interest	899	2,239	14,378	18,001
Noncash stock compensation	(2,485)	—	—	—
(Gain) loss on sales of assets and other	3,471	(125)	(1,064)	95
Provision for bad debts	1,407	957	2,768	1,667
Deferred income taxes	3,250	336	(25,430)	(4,292)
Changes in operating assets and liabilities:
Accounts receivable	(2,366)	(1,081)	5,090	(1,729)
Inventories	384	(5)	145	269
Prepaid expenses	1,178	(7,090)	5,600	2,054
Accounts payable and accrued expenses	21,753	(26,836)	15,586	(11,174)
Deferred revenue	(19,031)	23,997	(15,249)	(3,044)
Other	(862)	212	(5,111)	1,898

Net cash provided by (used in) operating activities	33,915	(13,173)	25,891	24,701

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(15,724)	(3,765)	(12,141)	(7,449)
Acquisition of publications and trade shows, net of cash acquired	(16,237)	(10,863)	(14,158)	(23,972)
Proceeds from sale of assets and other	9,455	16,997	367	33

Net cash (used in) provided by investing activities	(22,506)	2,369	(25,932)	(31,388)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit loan	—	—	37,000	11,100
Payments on revolving credit loan	—	—	(3,000)	(8,000)
Proceeds from long-term debt	—	—	189,893	—
Payments of long-term debt	(16,828)	—	(195,000)	(16,200)
Proceeds from capital contributions and other	—	—	5,616	—
Deferred financing costs	—	—	(9,359)	(2,047)
Dividends paid to minority interest holders	(1,150)	—	—	(503)

Net cash (used in) provided by financing activities	(17,978)	—	25,150	(15,650)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	280	(986)	2,107	(3,438)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,289)	(11,790)	27,216	(25,775)
CASH AND CASH EQUIVALENTS, beginning of period	11,237	29,371	17,581	44,797

CASH AND CASH EQUIVALENTS, end of period	$4,948	$17,581	$44,797	$19,022

The accompanying notes are an integral part of these consolidated financial statements.

1.    Nature of Business and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Advanstar, Inc., a wholly owned subsidiary of Advanstar Holdings Corporation, and its wholly owned subsidiaries (collectively, Advanstar or the Company). All intercompany accounts and transactions between consolidated entities have been eliminated.

        The Company operates and manages trade shows and conferences; publishes controlled circulation trade and professional periodicals; and markets a broad range of marketing, direct mail and database products and services.

        On October 11, 2000, a group of investors, including DLJ Merchant Banking Partners III L.P. (DLJMB), certain of its affiliated funds and certain members of management, formed Advanstar Holdings Corp. (Holdings) to acquire substantially all of the outstanding shares of Advanstar, Inc. for an aggregate purchase price of approximately $917.6 million (the DLJ Acquisition) including the assumption of outstanding indebtedness and debt repaid on the date of sale, and related transaction costs. The DLJ Acquisition has been accounted for using the purchase method of accounting and, accordingly, all assets and liabilities of the Company have been recorded at their fair values as of the date of the DLJ Acquisition. The excess of the purchase price over the fair value of the assets and liabilities of the Company has been recorded as goodwill. The table below sets forth the initial purchase price allocation (in millions):

Cash	$302.6
Debt assumed	606.6
Direct acquisition costs	8.4

Total purchase price	917.6
Estimated fair value of net tangible assets acquired	2.9
Identifiable intangible assets	94.1
Goodwill	820.6

$917.6

        The Company completed and finalized its purchase price allocation related to the DLJ Acquisition during 2001, which resulted in the recognition of approximately $137.6 million of additional intangible assets and $45.7 million of net deferred tax liabilities and a corresponding reduction to goodwill.

        Due to the effects of the DLJ Acquisition on the recorded bases of goodwill, intangibles, property and stockholder's equity, the financial statements prior to and subsequent to the DLJ Acquisition are not comparable. Periods prior to October 12, 2000 represent the accounts of the Predecessor, and from that date, the Successor. The effects of the DLJ Acquisition have not been included in the accompanying consolidated statements of cash flows as the acquisition was deemed to have occurred at a date that is not part of either of the Predecessor or Successor company operations.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair market value.

Prepaid Expenses and Other Current Assets

        Prepaid expenses consist primarily of prepaid trade show and conference expenses, prepaid publication production costs and miscellaneous deposits. Event and publication expenses are charged to operations at the time of the related event and at the time of publication issuance. Other current assets consist primarily of paper inventories and deferred income taxes.

Property, Plant and Equipment

        Property, plant and equipment consisted of the following at December 31 (in thousands):

	Successor
	2001	2002
Land and improvements	$2,409	$2,416
Buildings	4,995	5,097
Furniture, machinery and equipment	33,672	40,878
Leasehold improvements	4,343	4,325

	45,419	52,716
Accumulated depreciation	(13,377)	(26,314)

Property, plant and equipment, net	$32,042	$26,402

        Property, plant and equipment is depreciated on the straight-line basis over the following estimated useful lives:

Land improvements	10-15 years
Buildings	20-40 years
Furniture, machinery and equipment	3-10 years
Leasehold improvements	Shorter of useful life or lease term

        For tax reporting purposes, certain assets have different estimated useful lives and depreciation methods.

        Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to other expenses.

Intangible and Other Assets

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively. For periods prior to April 1, 2001, trade exhibitor and advertiser lists were amortized on a straight-line method over eight years. Subscriber lists and other intangible assets are being amortized on a straight-line basis over three to ten years.

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Effective with the adoption of this standard, the Company no longer amortizes goodwill. For periods prior to January 1, 2002, goodwill was amortized on a straight-line basis over an average of 23 years. Goodwill is recorded in the accompanying consolidated balance sheets net of accumulated amortization of $39.3 million at December 31, 2002 and 2001, respectively.

Impairment of Long-Lived Assets

        The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        Under SFAS No. 142, the Company evaluates goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. Prior to January 1, 2002, the Company evaluated goodwill for impairment using the method described in the preceding paragraph.

Accrued Expenses

        Accrued expenses consisted of the following at December 31 (in thousands):

	Successor
	2001	2002
Derivative instruments	$6,553	$5,849
Interest	9,468	8,958
Security deposits	2,770	3,125
Benefits and severance	3,459	1,755
Other	5,707	5,666

	$27,957	$25,353

Revenue Recognition

        Trade show and conference revenue is recognized in the accounting period in which the event is conducted. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Advertising revenue is recognized when the publication with the respective advertisement is published. Deferred revenue is recorded when cash is received in advance of when the event is held or the publication is issued.

        Deferred revenue consisted of the following at December 31 (in thousands):

	Successor
	2001	2002
Deferred trade show and conference revenue	$50,309	$49,752
Deferred advertising and subscription revenue	3,740	3,287
Deferred internet advertising and other revenue	604	214

Total deferred revenue	$54,653	$53,253

Foreign Currency Translation

        The Company accounts for translation adjustments related to its investments in foreign entities in accordance with SFAS No. 52, "Foreign Currency Translation." Such adjustments are included in other comprehensive income (loss).

Financial Derivative Instruments

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which required derivative instruments to be recorded on the balance sheet at fair value. Changes in the fair value of derivative financial instruments must be recognized currently in earnings unless specific hedge accounting criteria are met. For those instruments which meet the hedging criteria, gains and losses will be recognized in other comprehensive income rather than in earnings.

        The Company's adoption of SFAS 133 on January 1, 2001 resulted in a reduction in income of approximately $0.6 million, net of tax, reported as a cumulative effect of accounting change and a reduction to other comprehensive income of approximately $0.2 million, net of tax.

Stock-Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to account for stock options and awards to employees under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

        If the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123, net loss would have been increased to the pro forma amounts indicated in the table below (in thousands):

			For the Years Ended December 31,
	Predecessor	Successor
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000	2001	2002
Net loss—as reported	$(14,158)	$(22,136)	$(72,960)	$(118,079)
Less: stock based employee compensation benefit included in operating results, as reported	(2,485)	—	—	—
Less: pro forma stock based employee compensation (cost) benefit	541	(320)	(2,090)	(2,133)

Net loss—pro forma	$(16,102)	$(22,456)	$(75,050)	$(120,212)

Comprehensive Income (Loss)

        The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and changes in unrealized loss on derivative financial instruments, and is presented in the accompanying consolidated statements of stockholder's equity.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from these estimates. On an ongoing basis, management reviews its estimates, including those affecting doubtful accounts, valuation of goodwill and intangible assets, and income taxes. Changes in facts and circumstances may result in revised estimates.

Reclassifications

        Certain reclassifications have been made to amounts reported in prior periods in order to conform to the current period presentation. These reclassifications reduced cash flows from operating activities and increased cash flows from investing activities by $2.1 million in 2001. These reclassifications did not change previously reported operating (loss) income, net loss or stockholder's equity.

Recently Issued Accounting Standards

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. The provisions of SFAS No. 143 are effective for the Company in 2003. The Company has not yet completed its analysis of the impact of adoption of SFAS No. 143. However, based upon a preliminary analysis, management does not expect adoption to have a material impact on the Company's financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 retains and expands upon the fundamental provisions of existing guidance related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Generally, the provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 had no impact on the results of operations or financial position of the Company.

        In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is generally effective for fiscal years beginning after May 15, 2002. The Company will adopt SFAS No. 145 effective January 1, 2003. The adoption of SFAS No. 145 is not expected to have a significant impact of the results of operations or financial position of the Company, but in accordance with the transition provisions will result in reclassification of the 2001 extraordinary item into the Company's operating loss.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a significant impact of the results of operations or financial position of the Company.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition Disclosure—an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002, and additional disclosure requirements shall be effective for interim periods beginning after

December 15, 2002. The Company has no immediate plans to change to the fair value based method of accounting for stock-based compensation. The Company has made certain disclosures required by SFAS No. 148 in the consolidated financial staements for the year ended December 31, 2002 and will make the additional stock-based employee compensation dislosures required by SFAS No. 148 beginning in the quarter ended March 31, 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective for the Company on December 31, 2002 but did not require any additional disclosures. The recognition provisions of the interpretation are effective for the Company in 2003 and are applicable only to guarantees issued or modified after December 31, 2002. The Company does not expect adoption of these recognition provisions to have a material impact on its financial position or results of operations.

3.    Goodwill and Other Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which established new standards related to how acquired goodwill and indefinite-lived intangible assets are to be recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements.

        Effective with the adoption of this standard, the Company no longer amortizes goodwill. Instead, SFAS No. 142 requires acquired goodwill to be evaluated for impairment using a two-step test, based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Upon adoption of the standard, the Company completed a transitional impairment test for its acquired goodwill, determining the fair value of the Company's three reporting units (Tradeshows and Conferences, Trade Publications, and Marketing Services) using a discounted cash flow model. As a result of the impairment analysis, the Company recorded, in the first quarter of 2002, in the Tradeshows and Conferences segment, a goodwill impairment charge of $70.9 million. After minority interest effect of $4.1 million, the net charge was $66.8 million. This charge was attributable primarily to an impairment of the carrying value of goodwill related to the DLJ Acquisition which management believes resulted from a slow-down in the economy and the tradeshow business. The net charge of $66.8 million was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.

        On a prospective basis, the Company is required to test acquired goodwill on an annual basis based upon a fair value approach. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value.

        At July 1, 2002, the Company completed its annual impairment tests for acquired goodwill using methodologies consistent with those applied for its transitional impairment tests performed as of January 1, 2002. Such testing resulted in no impairment charge.

        The following table represents a reconciliation of loss before extraordinary item and cumulative effect of accounting change and net (loss) income adjusted for the exclusion of goodwill amortization, net of tax (in thousands):

			For the Years Ended December 31,
	Predecessor	Successor
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000	2001	2002
Reported loss before extraordinary item and accounting change	$(14,158)	$(22,136)	$(69,852)	$(51,262)
Add: Goodwill amortization, net of tax	15,450	7,308	22,738	—

Adjusted (loss) income before extraordinary item and and accounting change	$1,292	$(14,828)	$(47,114)	$(51,262)

Reported net loss	$(14,158)	$(22,136)	$(72,960)	$(118,079)
Add: Goodwill amortization, net of tax	15,450	7,308	22,738	—

Adjusted net (loss) income	$1,292	$(14,828)	$(50,222)	$(118,079)

        The changes in the carrying amount of goodwill for the year ended December 31, 2002, by operating segment, are as follows (in thousands):

Successor:	Trade Shows and Conferences	Trade Publications	Marketing Services	Totals
Balance as of December 31, 2001	$557,109	$131,932	$30,345	$719,386
Goodwill acquired or finally allocated during the period	6,350	5,482	495	12,327
Transition impairment loss	(70,905)	—	—	(70,905)

Balance as of December 31, 2002	$492,554	$137,414	$30,840	$660,808

        Intangible and other assets consist of the following at December 31 (in thousands):

	Successor
	2001	2002
Trade exhibitor lists	$160,318	$161,492
Advertiser lists	33,302	39,673
Subscriber lists	22,339	23,978
Other intangible assets	3,529	8,097
Deferred loan costs	21,440	23,488

	240,928	256,728
Accumulated amortization	(64,819)	(127,039)

Total intangible and other assets, net	$176,109	$129,689

        The fair value of intangible assets allocated to acquisitions in the 2001 and 2002 periods was (in thousands):

	Successor
	2001	2002
Trade exhibitor lists	$—	$1,636
Advertiser lists	—	6,728
Subscriber lists	—	1,796
Other intangible assets	804	3,298

Total	$804	$13,458

        Amortization expense related to definite lived intangible assets for 2002, 2001 and the period from October 12 through December 31, 2000, and the period from January 1 through October 11, 2000, were $59.9 million, $61.1 million, $4.4 million and $12.7 million, respectively.

        Estimated amortization expense of identified intangible assets for the next five years is as follows: (in thousands):

2003	$45,175
2004	32,804
2005	28,496
2006	14,787
2007	3,397

4.    Restructuring Charge and Other

        In March 2001, the Company announced plans to more tightly focus the activities of its wholly owned subsidiary Advanstar.com, Inc. (Advanstar.com). These plans will have the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with Communications and its core activities in publishing, tradeshows and marketing services. These actions resulted in a first quarter restructuring charge of $3.5 million, a second quarter restructuring charge of $0.3 million and a fourth quarter restructuring charge of $5.6 million. These charges included total severance related payments of approximately $0.7 million, facility closure costs of approximately $6.6 million, asset impairments of approximately $1.3 million and approximately $0.8 million of other contractual commitments. This decision by the Company resulted in a reduction in work force of 62 employees and the closing of two offices. These restructuring activities were completed by the end of 2001, except for facility lease costs, which continue through June 2010. The asset impairment consisted of leasehold improvements from a facility the Company vacated. All restructuring charges with the exception of the impairment of leasehold improvements have been paid in cash. The balance of the accrual at December 31, 2002 and 2001 was $6.3 million and $6.6 million, respectively, which principally represents remaining facility closure costs.

5.    Acquisitions

        From January 1, 2000 through December 31, 2000, the Company completed three acquisitions of trade shows, conferences and publishing properties, with a cumulative purchase price totaling approximately $21.4 million in cash and assumed liabilities.

        In May 2001, the Company contributed SeCA, the Company's French call center event, to a joint venture, MMStars. The transaction required certain approvals by French governmental authorities. Final approval was obtained in September 2001. Upon approval of the French governmental authorities and completion of the purchase price allocation, the Company consolidated MMStars and recorded a minority interest of $6.3 million representing the minority stockholder's proportional share of MMStars' equity at the joint venture's formation date. In the formation of the joint venture, the minority investor made an asset contribution equal to its ownership interest. Thus, no gain or loss was recognized upon formation of the joint venture.

        On August 22, 2001, the Company acquired the TechLearn conference for approximately $6.0 million in cash and assumed liabilities and a $6.0 million note payable, due in 36 equal monthly installments through 2004. The excess of purchase price over the fair value of the assets acquired has been recorded as goodwill of $11.5 million.

        From January 1, 2001 through December 31, 2001, the Company completed two other acquisitions of trade shows, conferences, and publishing properties, including the outstanding minority interest in Advanstar Wideband, with a cumulative purchase price of $8.3 million.

        On January 9, 2002 the Company acquired AIIM International Exposition and Conference for approximately $11.9 million in cash and assumed liabilities.

        On October 3, 2002 the Company acquired HT—the Magazine for Healthcare Travel Professionals for approximately $11.1 million in cash and assumed liabilities.

        From January 1, 2002 through December 31, 2002, the Company completed two other acquisitions of publishing properties with a cumulative purchase price of $1.0 million

        The acquisitions discussed above have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Certain of the assets and liabilities acquired in connection with 2002 acquisitions have been recorded based upon preliminary estimates as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates during the allocation period will be reflected as an adjustment to goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since their respective dates of acquisition. The pro forma operating results related to the acquisitions are immaterial.

6.    Investments

        As part of a 1999 agreement with PurchasePro.com, Inc. (PurchasePro.com), a developer and operator of web-based e-commerce solutions, to provide business-to-business electronic commerce services, Advanstar IH, Inc., a wholly owned subsidiary of the Company, received warrants to purchase 525,000 shares of PurchasePro.com common stock at an exercise price of $37.58 per share, to expire in May 2000. The Company had classified these warrants as available for sale under the provisions of

SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In January 2000, Advanstar IH, Inc. exercised 141,000 warrants and subsequently sold the common stock, received upon exercise for proceeds of $5.7 million. A gain of $3.7 million was recorded on the sale of the common stock, which is included in other income in the consolidated statement of operations for the period from January 1, 2000 through October 11, 2000.

        In June 2000, the agreement with PurchasePro.com was amended. This amendment included revisions to PurchasePro.com's responsibilities under the agreement, the timing and amount of payments, extending the terms of the remaining 384,000 warrants to December 1, 2000 and adjusting the exercise price to $27.00 per share. As a result of the amendment, the Company recorded a loss of $2.9 million related to the write-off of the existing warrants' fair value, which is included in other expense in the consolidated statement of operations for the period from January 1, 2000 through October 11, 2000.

        In September 2000, Advanstar IH, Inc. exercised the remaining PurchasePro.com warrants in a cashless exercise in exchange for approximately 268,000 shares of common stock. In connection with the DLJ Acquisition, the Company sold the shares of common stock and distributed the proceeds, net of tax of approximately $12.0 million, to the selling shareholders.

        On March 31, 2000, the Company entered into an online ad network agreement and a stock purchase agreement with a third-party advertising broker. As part of the stock purchase agreement, Advanstar IH, Inc. received 497,500 shares of common stock of the third-party advertising broker. The Company valued these shares on the date of issuance at their estimated fair value of $1.2 million and has recorded this amount as deferred revenue which is being amortized over the contract period. These shares are not readily marketable. In October 2001, the Company adjusted the carrying value of these shares by $0.9 million as a charge to operations to reflect their estimated fair value of approximately $0.3 million.

7.    Financial Derivative Instruments

        The Company uses derivative instruments to manage exposure to interest rate and foreign currency risks. The Company's objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impact of these exposures.

Interest Rate Risk

        Variable rate debt instruments are subject to interest rate risk. The Company has entered into interest rate collar agreements with remaining maturities of 14 months to manage its exposure to interest rate movements on a portion of its variable rate debt obligations. The effective portion of the cumulative gain or loss on these derivative instruments is reported as a component of accumulated other comprehensive income in stockholder's equity and is recognized in earnings as the underlying interest expense is incurred. The ineffective portion of the interest rate collar agreements is recognized in current earnings.

Foreign Currency Risk

        Certain forecasted transactions are exposed to foreign currency risk. Foreign currencies hedged are the Euro, British Pound Sterling and the Brazilian Real. Forward contracts are used to manage the exposure associated with forecasted international revenue transactions for up to twelve months in the future and are designated as cash flow hedging instruments. Changes in fair value of these instruments are reported as a component of accumulated other comprehensive income in stockholder's equity and are recognized in earnings as the underlying revenue is recognized. Forward contracts not designated as hedging instruments under SFAS No. 133 are also used to manage the impact of the variability in exchange rates. Changes in the fair value of these foreign exchange contracts are recognized in current earnings.

        At December 31, 2002, the Company had foreign exchange derivative contracts to sell with a notional amount totaling $12.1 million and to buy totaling $6.4 million. The estimated fair value of the foreign exchange contracts based upon market quotes was a net asset of $0.1 million at December 31, 2002.

Accumulated Other Comprehensive Income (Loss)

        The following table summarizes the effects of FAS 133 on the Company's accumulated other comprehensive income as of December 31, 2001 and 2002 (in thousands):

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
Accumulated other comprehensive income (loss) balance at December 31, 2000	$—	$—	$—
Unwound from accumulated other comprehensive income (loss) during the period	2,856	191	3,047
Mark to market hedge contracts	(7,045)	(186)	(7,231)

Accumulated other comprehensive income (loss) balance at December 31, 2001	(4,189)	5	(4,184)
Unwound from accumulated other comprehensive income (loss) during the period	6,856	(5)	6,851
Mark to market hedge contracts	(7,017)	—	(7,017)

Accumulated other comprehensive income (loss) balance at December 31, 2002	$(4,350)	$—	$(4,350)

        At December 31, 2002, the Company estimates that it will reclassify out of accumulated other comprehensive income approximately $3.8 million of deferred losses into earnings within the next 12 months.

        The fair value of the Company's derivatives was a net liability position of $6.6 million and $7.7 million at December 31, 2002 and 2001, respectively, of which $5.8 million and $6.6 million is included in accrued liabilities at December 31, 2002 and 2001, respectively, and $0.8 million and $1.1 million is included in other long-term liabilities at December 31, 2002 and 2001, respectively, in the accompanying consolidated balance sheets.

Statement of Operations

        The following tables summarize the effects of SFAS No. 133 on the Company's statement of operations related to the ineffective portion of the Company's interest rate collar agreements and changes in the fair value of foreign exchange contracts not designated as hedging instruments for the years ended December 31, 2001 and 2002 (in thousands):

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
Year ended December 31, 2001
Other income (expense)	$(210)	$5	$(205)

Total statement of operations impact before taxes	$(210)	$5	$(205)

Year ended December 31, 2002
Other income (expense)	$(105)	$649	$544

Total statement of operations impact before taxes	$(105)	$649	$544

8.    Debt

Credit Facility

        The credit facility (the Credit Facility) consists of (i) $415 million of term loans A and B payable in quarterly installments beginning March 31, 2001 and continuing through October 11, 2007 and (ii) $80.0 million of revolving loan availability through April 11, 2007. The Credit Facility contains restrictive covenants which require the Company to, among other things, maintain a maximum quarterly leverage ratio (as defined) that declines quarterly through the fourth quarter of 2004. Failure of the Company to comply with the covenants may cause an event of default under the Credit Facility. In March 2002, the Company sought and obtained an amendment to the Credit Facility which provided eight quarters of covenant relief by increasing the existing maximum quarterly leverage ratios in 2002 and 2003. In the fourth quarter of 2002, the Company met its maximum leverage ratio requirement of 6.75:1 with a ratio of 6.36:1. Management believes that it will comply with all covenants during 2003. In the event that the Company does not achieve its operating plan, management may need to adjust certain planned operating expenses and/or delay capital expenditures in order to meet the leverage ratio requirement throughout 2003.

        In 2004, the covenant relief provided in the amendment expires resulting in a step-down in the maximum leverage ratio from 5.75:1 in the fourth quarter 2003 to 4.50:1 in the first quarter of 2004 and then declines on a quarterly basis over the next two quarters to 4.00:1 for the third quarter of 2004, where it remains for the term of the loan agreement. As a result of the economic slowdown continuing into 2003, management does not anticipate that the Company will meet the leverage ratio requirement as of the first quarter of 2004. Accordingly, management is evaluating several alternatives for seeking a modification to the terms of its Credit Facility. However, there can be no assurance that the Company and the lenders will be able to agree to revised terms acceptable to both parties.

        Borrowings under the Credit Facility are collateralized by substantially all of the Company's assets. In addition, as of December 31, 2002, the Company has interest rate protection agreements for a notional amount of $150 million that effectively guarantee that the Company's interest rate on $150 million of the Company's Credit Facility will not exceed 10.17 percent, nor be less than

9.00 percent. The Company includes net interest paid or received in interest expense. At December 31, 2002, the estimated fair value of the interest rate protection agreements was a net liability position to the Company of approximately $6.6 million. At December 31, 2002, the Company had approximately $40.3 million of borrowings available under the Credit Facility, subject to terms and conditions specified therein.

Senior Subordinated Debt and Discount Notes

        On October 11, 2000, in connection with the DLJ Acquisition, Advanstar, Inc. issued 15 percent senior discount notes due October 2011 (the Discount Notes) with a principal amount at maturity of $103.2 million and warrants to purchase shares of common stock of Holdings for consideration of $50.0 million, to DLJ Investment Partners. The notes bear interest at 15 percent, payable semiannually beginning October 2005, and have an implied yield to maturity of approximately 17.2 percent. The notes are redeemable at Advanstar, Inc.'s option at specified premiums through 2007 and at par thereafter. The notes may also be redeemed at a premium upon a qualifying change of control of Advanstar, Inc.

        On January 9, 2001, the Company's 9.25 percent senior subordinated notes due in 2008 (the Notes) were tendered at an offer price in cash equal to 101 percent of the aggregate principal amount, plus accrued interest. The Company financed the repurchase of the Notes with bridge financing. This bridge financing was repaid on February 21, 2001, with proceeds from the issuance of the Replacement Notes described below. The premium paid on the tender of the Notes of approximately $1.0 million, net of related tax benefits, is reflected as an extraordinary item in the 2001 consolidated statement of operations.

        On February 21, 2001, Advanstar Communications Inc. (Communications), a wholly owned subsidiary of Advanstar, Inc., issued $160.0 million of unsecured, 12 percent senior subordinated notes, due 2011 (the Replacement Notes). Interest on the Replacement Notes is payable semiannually on February 15 and August 15 of each years, commencing August 15, 2001. The Replacement Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by Communications and its wholly owned domestic subsidiaries. Additionally, certain financial covenants under the Replacement Notes include a maximum leverage ratio, limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments. As part of tendering of the Notes, the Company wrote off remaining unamortized deferred financing costs of approximately $1.6 million, net of related tax benefits, which is reflected as an extraordinary item in the 2001 consolidated statement of operations.

        Concurrent with the issuance of the Replacement Notes, Advanstar, Inc. issued units comprised of additional 15 percent senior discount notes (the Discount Notes) with an aggregate principal amount at maturity of approximately $68.6 million and warrants to purchase shares of common stock of Holdings for consideration of approximately $34.8 million. Holdings contributed the proceeds (approximately $5.6 million) from the warrants to Advanstar, Inc. The notes bear interest at 15 percent, payable semiannually beginning October 2005, and have an implied yield to maturity of 17.2 percent. The Discount Notes are redeemable at Advanstar, Inc.'s option at specified premiums through 2007 and at par thereafter. The Discount Notes may also be redeemed at a premium upon a qualifying change of control of Advanstar, Inc.

        The Discount Notes do not require cash interest payments until 2006 and contain restrictive covenants that, among other things, limit Advanstar, Inc.'s ability and that of its subsidiaries to incur debt, pay dividends and make investments. However, since Advanstar, Inc. is a holding company and its subsidiaries serve as its only source of cash flow, it's ability to pay interest on these notes will be dependent upon the receipt of dividends from its subsidiaries. The Credit Facility and the Replacement Notes impose substantial restrictions on Advanstar, Inc.'s subsidiaries' ability to pay dividends to Advanstar, Inc. Additionally, the Discount Notes are not guaranteed by Advanstar, Inc.'s subsidiaries.

        The Company used the proceeds from issuance of the Replacement Notes and the Discount Notes to repay and terminate the bridge financing and to repay approximately $45.0 million of term loan borrowings under the Credit Facility. Concurrent with the issuance of the Discount Notes, DLJ Investment Partners, an affiliate of DLJMB, exchanged its senior discount notes issued as part of the DLJ Acquisition for like units valued at $52.7 million.

        Accretion of the debt discount on the Discount Notes was approximately $15.2 million during the year ended December 31, 2002, approximately $12.5 million during the year ended December 31, 2001 and approximately $1.5 million during the period from October 12, 2000 through December 31, 2000. These amounts are included in interest expense in the respective accompanying consolidated statements of operations.

        A summary of long-term debt consists of the following at December 31 (in thousands):

	Successor
	2001	2002
Term loan A, interest at LIBOR plus 3.25%; 4.67% at December 31, 2002, due quarterly through April 11, 2007	$89,200	$75,000
Term loan B, interest at LIBOR plus 4.00%; 5.43% at December 31, 2002, due quarterly through October 11, 2008	280,800	280,800
Revolving credit loan, interest at LIBOR plus 3.25%; 4.66% at December 31, 2002, due April 11, 2007	34,000	37,100
Senior subordinated notes at 12.00%, due 2011	160,000	160,000
Senior discount notes, interest at 15.00%, due October 11, 2011, net of unamortized discount of $86,869 and $71,688 at December 31, 2001 and 2002, respectively	84,923	100,104
Acquisition note payable, interest at 5.50%, due monthly through 2004	6,000	4,000
Acquisition note payable, interest at 6.00%, due April 1, 2004	—	800

	654,923	657,804
Less current maturities	(16,200)	(17,400)

	$638,723	$640,404

        Based on the borrowing rates currently available to the Company for debt instruments with similar terms and average maturities, the fair value of long-term debt would have been below its carrying value by approximately $80.3 million at December 31, 2002 and approximately $106.9 million at December 31, 2001.

        Cash paid for interest for the years ended December 31, 2002 and 2001, the period from October 12, 2000 through December 31, 2000 and the period from January 1, 2000 through October 11, 2000 was $49.1 million, $45.7 million, $15.3 million and $34.0 million, respectively.

        Annual maturities of long-term debt for the next five years are as follows (in thousands):

2003	$17,400
2004	19,544
2005	17,144
2006	17,144
2007	45,668
Thereafter	612,592

9.    Stockholder's Equity

1996 Stock Option Plan

        The Company accounted for stock options issued to employees and directors under the 1996 stock option plan using the intrinsic value method outlined in APB Opinion No. 25. Accordingly, and because of certain variable features of the 1996 Stock Option Plan (the Plan), the Company measures compensation cost as the difference between the exercise price of the options and the fair value of the shares under option at the end of each period, and recognizes compensation expense to provide for such difference. In connection with the DLJ Acquisition, all of the outstanding options under the Plan became fully vested and were purchased and cancelled by the Company at fair market value and the Plan was terminated. For the period from January 1, 2000 through October 11, 2000, the Company recognized compensation benefit of $2.5 million resulting from the re-measurement of previously-recognized compensation expense under the Plan. The compensation expense is presented in the accompanying consolidated statements of stockholder's equity net of the amounts paid by the Company to repurchase the options.

2000 Management Incentive Plan

        On October 12, 2000, Holdings adopted the 2000 Management Incentive Plan. A maximum of 3,447,789 shares of Holdings are authorized for grant to participants under the 2000 Management Incentive Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair market value of Holdings common stock at the date of grant and vest over a maximum of nine years. Shares available for grant under the 2000 Management Incentive Plan totaled 204,250 at December 31, 2002.

        For purposes of computing compensation cost of stock options granted, as summarized in Note 2, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Successor
	For the Period from October 12, 2000 through December 31, 2000
		For the Years Ended December 31,
		2001	2002
Expected dividend yield	—	—	—
Expected stock price volatility	41.6%	76.8%	37.6%
Risk-free interest rate	6.0%	4.9%	5.0%
Expected life of options	7.5 years	7.5 years	7.0 years

        The Company uses comparable public companies in its industry for estimating its expected stock price volatility. The Company has not declared or paid any cash dividends in the past. Under terms of the Company's Credit Facility, the Company is prohibited from paying cash dividends without prior approval of the lenders, as defined in the Credit Facility.

        A summary of stock option activity under the Plan and the 2000 Management Incentive Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 1999 (predecessor)	2,031,100	$8.24
Granted	50,000	$12.68
Repurchased in connection with DLJ Acquisition	(2,081,100)	$9.00

Outstanding at October 11, 2000 (predecessor)	—	—

Outstanding at October 12, 2000 (successor)	—	—
Granted	3,255,000	$10.00

Outstanding at December 31, 2000 (successor)	3,255,000	$10.00
Granted	115,000	$10.00
Cancelled	(445,000)	$10.00

Outstanding at December 31, 2001 (successor)	2,925,000	$10.00
Granted	575,000	$10.00
Cancelled	(256,250)	$10.00

Outstanding at December 31, 2002 (successor)	3,243,750	$10.00

        At December 31, 2002 and 2001, the outstanding stock options had a weighted average remaining contractual life of 8.1 and 8.8 years, respectively, and an exercise price of $10.00 per option. Of the options outstanding at December 31, 2002 and 2001, 1,013,500 and 702,500, respectively, were exercisable. The weighted average fair value of grants, as estimated using the Black-Scholes option pricing model, for the years ended December 31, 2002 and 2001, and the period from October 12, 2000 through December 31, 2000 was $5.42, $5.62 and $5.54 per option, respectively.

10.    401(k) Plan

        The Company has a 401(k) savings plan and trust (the 401(k) Plan) available to employees of Advanstar, Inc. and its domestic subsidiaries. All domestic employees who have completed one year of service and are at least 21 years of age are eligible to participate in the 401(k) Plan. The Company is required to make a matching contribution to the 401(k) Plan and may also make discretionary contributions to the 401(k) Plan. Eligible employees are vested 100 percent in their own contributions. Contributions made by the Company vest in equal installments over five years. Total contribution expense was $1.2 million for the year ended December 31, 2002, $1.4 million for the year ended December 31, 2001, $0.2 million for the period from October 12, 2000 through December 31, 2000 and $1.1 million for the period from January 1, 2000 through October 11, 2000.

11.    Income Taxes

        The Company's taxable income or loss is included in the consolidated federal income tax return of Advanstar Holdings, Inc. (the Parent). Federal income taxes are paid to or refunded by the Parent pursuant to the terms of a tax sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. Taxes receivable from the Parent of approximately $0.1 million and $2.1 million at December 31, 2002 and 2001, respectively, are included in due from parent in the accompanying consolidated balance sheets.

        Cash paid for income taxes for the years ended December 31, 2002 and 2001, the period from October 12, 2000 through December 31, 2000 and the period from January 1, 2000 through October 11, 2000 was approximately $0.8 million, $1.2 million, $0.1 million and $4.0 million, respectively.

        The summary of loss before provision (benefit) for income taxes, minority interests, extraordinary item and accounting change were as follows (in thousands):

			For the Years Ended December 31,
	Predecessor	Successor
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000	2001	2002
Domestic	$(1,626)	$(28,558)	$(88,602)	$(53,913)
Foreign	(3,453)	(1,497)	(4,247)	(157)

Total	$(5,079)	$(30,055)	$(92,849)	$(54,070)

        The (benefit) provision for income taxes is comprised of the following (in thousands):

			For the Years Ended December 31,
	Predecessor	Successor
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000	2001	2002
Current:
Federal	$2,903	$(7,815)	$—	$(937)
State	568	(471)	—	59
Foreign	1,355	156	2,277	1,888
Deferred	3,250	336	(25,430)	(4,292)

Total (benefit) provision	$8,076	$(7,794)	$(23,153)	$(3,282)

        The Company accounts for income taxes following the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

        Significant components of the Company's deferred income taxes were as follows at December 31 (in thousands):

	Successor
	2001	2002
Deferred tax liabilities:
Identifiable intangible assets	$(27,544)	$(9,214)
Prepaid and other	(2,075)	(3,186)

Total deferred tax liabilities	(29,619)	(12,400)

Deferred tax assets:
Property, plant and equipment	(197)	1,355
Goodwill	(779)	3,955
U.S. net operating loss carryforwards	14,313	19,669
Accrued expenses and other	5,544	5,620
Foreign jurisdiction net operating loss carryforwards	3,977	5,664
Financial derivatives	2,502	1,933
Debt discount	3,491	7,301
AMT credit carryforwards	453	453

Total deferred tax assets	29,304	45,950
Valuation allowance	(3,977)	(33,550)

Net deferred income taxes	$(4,292)	$—

        Prior to December 31, 2002, the Company had a net deferred tax liability in the U.S. tax jurisdiction and management expected the Company's deferred tax assets to be realized through offset against reversals of the Company's deferred tax liabilities. However at December 31, 2002, the Company has a net deferred tax asset of approximately $33.6 million. The increase in net deferred tax assets resulted primarily from the accelerated amortization of intangible assets and the write down of the carrying value of goodwill for financial reporting purposes. The Company has established a valuation allowance to offset all of these net deferred tax assets due to uncertainty about ultimate realization. At December 31, 2001, the Company had established a valuation allowance of approximately $4 million to offset the potential tax benefit related to all of its net operating loss carryforwards generated in foreign jurisdictions due to uncertainty of their ultimate realization. Accordingly, the net increase in the valuation allowance during 2002 was approximately $29.6 million.

        Deferred tax assets of $5.5 million are included in other current assets at December 31, 2001.

        At December 31, 2002 and 2001, the Company had net operating loss carryforwards of approximately $66.2 million and $50.7 million. Of these losses, approximately $14.2 million and $12.2 million are related to losses generated by the Company's operations in foreign tax jurisdictions whose use are subject to the tax laws of such foreign jurisdictions and will be limited by the ability of such foreign entities to generate taxable income. Of the total operating loss carryforwards, approximately $14.2 million have no expiration date and approximately $52.0 million expire at various dates beginning in 2021.

        A reconciliation of the Company's benefit for income taxes at the federal statutory rate to the reported income tax provision (benefit) is as follows (in thousands):

	Predecessor	Successor
			For the Years Ended December 31,
				2002
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000	2001	Income (Loss) Before Tax Provision, Minority Interests, Extraordinary Items, and Accounting Change	Cumulative Effect of Accounting Change, Net of Tax and Minority Interest	Total
Income tax benefit at statutory rates	$(1,727)	$(10,219)	$(32,497)	$(18,925)	$(23,386)	$(42,311)
Nondeductible amortization	3,339	2,220	7,270	—	—	—
Nondeductible goodwill impairment	—	—	—	—	9,790	9,790
Change in valuation allowance	(1,080)	—	2,754	14,307	15,266	29,573
State taxes, net of federal benefit	595	(547)	(2,284)	(1,352)	(1,670)	(3,022)
Nondeductible interest	—	—	1,437	1,883	—	1,883
Foreign provision in excess of U.S. rates	2,215	1,506	684	260	—	260
Capitalized sale expenses	2,946	—	—	—
Other, net	1,788	(754)	(517)	545	—	545

Total	$8,076	$(7,794)	$(23,153)	$(3,282)	$—	$(3,282)

12.    Commitments and Contingencies

Leases

        The Company has long-term operating leases for office space and office equipment. The leases generally require the Company to pay maintenance, insurance, taxes and other expenses in addition to minimum annual rentals. Building and equipment rent expense, including an allocation of certain facility operating expenses, was $7.4 million, $7.4 million, $1.5 million and $5.3 million for the years ended December 31, 2002 and 2001, the period from October 12, 2000 through December 31, 2000 and the period from January 1, 2000 through October 11, 2000, respectively. Future minimum rent commitments under operating leases with initial terms of one year or more are as follows (in thousands):

2003	$6,223
2004	5,881
2005	6,186
2006	5,760
2007	5,620
Thereafter	11,152

Litigation

        The Company is a defendant in legal proceedings arising in the ordinary course of business. Although the outcome of these proceedings cannot presently be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the results of operations or financial position of the Company.

Employment Agreements

        Three senior executives of the Company have employment agreements which terminate at various times during 2003. Pursuant to the agreements, the executives are entitled to annual base salaries and annual bonuses based on the Company's EBITDA for any year. Certain of these agreements also provide for severance benefits equal to one year's base salary and benefits (and a prorated bonus) upon termination of employment by the Company without cause or by the executive for good reason. The executives also entered into noncompetition and confidentiality agreements with the Company.

13.    Segments

        The Company has three reportable segments: trade shows and conferences, trade publications, and marketing services. The trade show and conference segment allows exhibitors a cost-effective means to showcase and sell products and services, while developing business relationships with potential customers. The Company's trade publications segment provides new product and educational information to readers and allows advertisers to reach highly targeted and select business audiences. The marketing services segment offers customers mailing lists from the Company's subscriber and attendee databases; editorial and advertising reprints; direct mail postcards; and classified, recruitment and industry directory advertising.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as net revenue less cost of production and selling, editorial, and circulation costs. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales or transfers. Segment assets are primarily intangible assets, prepaid expenses and accounts receivable. Revenues, contribution margins and segment assets of the Company's three reportable segments are as follows (in thousands):

	Trade Shows and Conferences	Trade Publications	Marketing Services	Corporate and Other	Total
Period from January 1, 2000 through October 11, 2000 (predecessor):
Revenues	$178,606	$120,706	$13,794	$2,074	$315,180
Contribution margin (loss)	83,766	34,434	7,057	(4,501)	120,756
Segment assets	453,299	224,829	2,291	84,330	764,749

Period from October 12, 2000 through December 31, 2000 (successor):
Revenues	19,752	38,281	5,206	633	63,872
Contribution margin (loss)	2,372	10,639	2,932	(4,375)	11,568
Segment assets	313,914	524,215	97,454	85,852	1,021,435
Year ended December 31, 2001 (successor):
Revenues	186,250	142,607	17,168	4,179	350,204
Contribution margin (loss)	86,911	35,464	8,788	(5,588)	125,575
Segment assets	688,223	188,842	32,750	106,693	1,016,508
Year ended December 31, 2002 (successor):
Revenues	159,075	131,106	15,678	3,545	309,404
Contribution margin (loss)	80,865	36,364	6,579	(3,968)	119,840
Segment assets	586,406	183,954	32,599	67,603	870,562

        The reconciliation of total segment contribution margin to consolidated loss before taxes, minority interest, extraordinary item and cumulative effect of accounting change is as follows (in thousands):

			For the Years Ended December 31,
	Predecessor	Successor
	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000	2001	2002
Total segment contribution margin	$120,756	$11,568	$125,575	$119,840
General and administrative expense	(36,879)	(10,239)	(43,809)	(37,245)
Restructuring charge	—	—	(9,406)	—
Depreciation and amortization	(40,475)	(16,359)	(97,052)	(72,980)
Other expense (primarily interest)	(48,481)	(15,025)	(68,157)	(63,685)

Consolidated loss before taxes, minority interest, extraordinary item and cumulative effect of accounting change	$(5,079)	$(30,055)	$(92,849)	$(54,070)

        Financial information relating to the Company's operations by geographic area is as follows (in thousands):

			For the Years Ended December 31,
	Predecessor	Successor
Revenues	For the Period from January 1, 2000 through October 11, 2000	For the Period from October 12, 2000 through December 31, 2000	2001	2002
United States	$281,971	$53,757	$312,943	$279,005
International	33,209	10,115	37,261	30,399

Total	$315,180	$63,872	$350,204	$309,404

        Revenues are primarily attributed to countries based on the location of customers.

	Successor December 31,
Long-Lived Assets
	2001	2002
United States	$867,140	$756,611
International	62,487	60,341

	$929,627	$816,952

        No individual customer accounted for more than 10 percent of consolidated revenues during any period presented.

14.    Related-Party Transactions

Financial Advisory Fees and Agreements

        Credit Suisse First Boston Corporation (CSFB), an affiliate of the DLJ Merchant Banking funds, acted as the Company's financial advisor in connection with the issuance of, and was an initial purchaser of, the Replacement Notes and the Discount Notes. The Company paid customary fees to CSFB as compensation for those services. DLJ Capital Funding, an affiliate of the DLJ Merchant Banking funds, received customary fees and reimbursement of expenses in connection with the bridge financing. The aggregate amount of all fees paid to the CSFB entities in connection with these financings during 2001 was approximately $7.3 million, plus out-of-pocket expenses.

        The Company has agreed to pay CSFB an annual advisory fee of $0.5 million until the earlier of (i) an initial public offering of Holdings, (ii) the date when the DLJ Merchant Banking funds own less than 16 2/3 percent of the shares of Holdings' common stock held by them on the closing date of the DLJ Acquisition or (iii) October 11, 2005.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount
SEC Registration Fee	$22,755	*
Printing and Engraving Costs	125,000
Trustee Fees	2,500
Legal Fees and Expenses	65,000
Accounting Fees and Expenses	31,000
Miscellaneous	6,500

Total	252,755

        * Previously paid on May 22, 2001.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article V, Section 1 of the Company's Bylaws provides for indemnification by the Registrant of its directors, officers and employees in all such circumstances to the extent authorized by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

        In addition, the Company has a directors and officers liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        In the three years preceeding the filing of this registration statement, the Company has issued the following securities (after giving effect to a two-for-one stock split effected on April 21, 1999 in the form of a stock dividend) that were not registered under the Act.

        Prior to the Company's acquisition by Advanstar Holdings, Inc. on October 10, 2000, the Company had issued options to purchase an aggregate of 960,324 shares of the Company's common stock under the 1996 Stock Option Plan. The Company has not issued any shares upon exercise of such options. All outstanding options were cancelled in connection with the acquisition.

        No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Act.

        On October 10, 2000, the Company issued units consisting of its 15% senior discount notes due 2011 to DLJ Investment Partners II, L.P. and related funds for an aggregate consideration of $50.0 million. No underwriters were involved and the sale was made in reliance upon Section 4(2). On February 21, 2001, the Company sold additional units for aggregate consideration of $35.0 million to Credit Suisse First Boston Corporation, as initial purchaser in a transaction exempt from registration pursuant to Section 4(2) under the Securities Act. Discounts and commissions totaled $1.0 million. The units were immediately resold by the initial purchaser in transactions not involving a public offering. At the same time, the Company exchanged the notes sold in October for new notes. The exchange was consummated pursuant to Sections 3(a)(9) and 4(2) under the Securities Act.

        On February 21, 2001 a subsidiary of the Company sold $160,000,000 in aggregate principle amount of its 12% Senior Subordinated Notes due 2011 to Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC (the "initial purchasers") in a private placement in reliance on Section 4(2) under the Securities Act. The notes were immediately resold by the initial purchasers in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.	Document
1.1	Registration Rights Agreement dated as of February 21, 2001 between Advanstar, Inc. and Credit Suisse First Boston Corporation, as Initial Purchaser (previously filed)
2.1	Agreement and Plan of Merger dated August 14, 2000, among Advanstar, Inc., Advanstar Holdings Corp. (formerly known as Jetman Acquisition Corp.), Junior Jetman Corp. and AHI Advanstar LLC (filed as Exhibit 2.1 to Form 8-K of Advanstar, Inc. filed with the Securities and Exchange Commission on October 26, 2000, and incorporated by reference herein)
3.1	Certificate of Incorporation of Advanstar, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1	Certificate of Amendment of the Certificates of Incorporation of Advanstar, Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for June 30, 1999 and incorporated by reference herein)
3.2	By-Laws of Advanstar, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1	Indenture, dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
4.2	Indenture dated as of February 21, 2001 between Advanstar, Inc. and the Trustee (previously filed).
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (previously filed).

10.1	Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2	Advanstar Holdings Corp. Shareholders Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2.1	First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001.(Previously filed as an Exhibit to Advanstar Communications' Registration Statement on Form S-1 (333-59284) and incorporated by reference herein)
10.2.2	Second Amendment and Waiver to Stockholders' Agreement dated as of April 4, 2001. (Previously filed as an Exhibit to Advanstar Communications' Registration Statement on Form S-1 (333-59284) and incorporated by reference herein)
10.3	Credit Agreement, dated as of October 11, 2000, as amended and restated November 7, 2000, among, Advanstar Communications Inc., the guarantors party thereto and the lenders party thereto. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.3.1	First amendment to Credit Agreement, dated as of March 22, 2002. (Previously filed as an exhibit to Advanstar Communications Inc. annual report on Form 10-K for 2001 and incorporated by reference herein)
10.4	Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and Robert Krakoff. (Previously filed as Exhibit 10.1 to Form 10-Q of Advanstar, Inc. filed with the Securities and Exchange Commission on November 14, 2000, and incorporated by reference herein)
10.5	Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as Exhibit 10.2 to Form 10-Q of Advanstar, Inc. filed with the Securities and Exchange Commission on November 14, 2000, and incorporated by reference herein)
10.5.1	Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar Communications Inc. annual report on Form 10-K for 2001 and incorporated by reference herein)
10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.7	Agreement, dated July 31, 1997, between Advanstar Communications Inc. and Banta Publications. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.8	Employment Agreement dated June 20, 2001 between Advanstar, Inc. and Joseph Loggia. (Previously filed as an exhibit to Advanstar Communications' Quarterly Report on Form 10-Q for the second quarter of 2001 and incorporated by reference herein)
10.9	Direct Investment Plan dated as of October 11, 2000. (Previously filed as an exhibit to Advanstar Communications Inc. annual report on Form 10-K for 2001 and incorporated by reference herein)
10.10	Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox.(filed as an exhibit to the Advanstar Communications Inc. Annual Report on Form 10-K for 2002 and incorporated by reference herein)

10.11	Letter, dated February 7, 1994, between Advanstar Communications Inc. and David W. Montgomery (filed as an exhibit to the Advanstar Communications Inc. Annual Report on Form 10-K for 2002 and incorporated by reference herein)
10.12	Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (filed as an exhibit to the Advanstar Communications Inc. Annual Report on Form 10-K for 2002 and incorporated by reference herein)
12.1	Computation of Ratio of Earnings to Fixed Charges. *
21.1	Subsidiaries of Advanstar Communications, Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP *
24.1	Power of Attorney (included on signature page of the Registration Statement filed April 20, 2001)
25.1	Statement of Eligibility of Wells Fargo Bank Minnesota, N.A. on Form T-1 (previously filed)

*
Filed herewith.

(b)  Financial Statement Schedules

Report of Independent Accountants on Financial Statement Schedule

To the Stockholder and Board of Directors of Advanstar, Inc.:

        Our audits of the consolidated financial statements referred to in our report dated February 14, 2003 also included an audit of the financial statement schedule listed in Item 16(b) of this Post-Effective Amendment No. 4 to Registration Statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 14, 2003

Schedule II—Valuation and Qualifying Accounts.

Advanstar, Inc.
Valuation and Qualifying Accounts

Successor	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
		Additions
Allowance for doubtful accounts
Year ended December 31, 2002	$970,000	$1,667,000	—	$1,588,000	$1,049,000
Year ended December 31, 2001	725,000	2,768,000	—	2,523,000	970,000
Period of October 12, 2000 to December 31, 2000	—	956,500	—	231,500	725,000
Predecessor
Period of January 1, 2000 to October 11, 2000	709,000	1,406,500	—	1,412,500	703,000

(1)
Uncollectible accounts written off.

        All other financial schedule are omitted because they are not applicable or the information is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

        (a)  The undersigned hereby undertakes:

          (1)  To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advanstar, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on April 4, 2003.

ADVANSTAR, INC.
By:	/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: Vice President—Finance, Chief Financial Officer

        We, the undersigned officers and directors of Advanstar, Inc., hereby severally constitute and appoint Robert L. Krakoff and David W. Montgomery, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Report on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Advanstar, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT L. KRAKOFF Robert L. Krakoff	Chairman of the Board and Chief Executive Officer	April 2, 2003
/s/ DAVID W. MONTGOMERY David W. Montgomery	Vice President-Finance, Chief Financial Officer Secretary and Principal Accounting Officer	April 4, 2003
/s/ JAMES M. ALIC James M. Alic	Director	April 3, 2003
/s/ OHSANG KWON OhSang Kwon	Director	April 4, 2003
/s/ JAMES A. QUELLA James A. Quella	Director	April 4, 2003

/s/ JOSEPH LOGGIA Joseph Loggia	Director	April 2, 2002
/s/ DAVID M. WITTELS David M. Wittels	Director	April 4, 2003
/s/ DOUGLAS B. FOX Douglas B. Fox	Director	April 2, 2003

EXHIBIT INDEX

Exhibit No.	Document
1.1	Registration Rights Agreement dated as of February 21, 2001 between Advanstar, Inc. and Credit Suisse First Boston Corporation, as Initial Purchaser (previously filed)
2.1	Agreement and Plan of Merger dated August 14, 2000, among Advanstar, Inc., Advanstar Holdings Corp. (formerly known as Jetman Acquisition Corp.), Junior Jetman Corp. and AHI Advanstar LLC (filed as Exhibit 2.1 to Form 8-K of Advanstar, Inc. filed with the Securities and Exchange Commission on October 26, 2000, and incorporated by reference herein)
3.1	Certificate of Incorporation of Advanstar, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1	Certificate of Amendment of the Certificates of Incorporation of Advanstar, Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for June 30, 1999 and incorporated by reference herein)
3.2	By-Laws of Advanstar, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1	Indenture, dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
4.2	Indenture dated as of February 21, 2001 between Advanstar, Inc. and the Trustee (previously filed).
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (previously filed).
10.1	Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2	Advanstar Holdings Corp. Shareholders Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2.1	First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001.(Previously filed as an Exhibit to Advanstar Communications' Registration Statement on Form S-1 (333-59284) and incorporated by reference herein)
10.2.2	Second Amendment and Waiver to Stockholders' Agreement dated as of April 4, 2001. (Previously filed as an Exhibit to Advanstar Communications' Registration Statement on Form S-1 (333-59284) and incorporated by reference herein)
10.3	Credit Agreement, dated as of October 11, 2000, as amended and restated November 7, 2000, among, Advanstar Communications Inc., the guarantors party thereto and the lenders party thereto. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.3.1	First amendment to Credit Agreement, dated as of March 22, 2002. (Previously filed as an exhibit to Advanstar Communications Inc. annual report on Form 10-K for 2001 and incorporated by reference herein)
10.4	Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and Robert Krakoff. (Previously filed as Exhibit 10.1 to Form 10-Q of Advanstar, Inc. filed with the Securities and Exchange Commission on November 14, 2000, and incorporated by reference herein)
10.5	Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as Exhibit 10.2 to Form 10-Q of Advanstar, Inc. filed with the Securities and Exchange Commission on November 14, 2000, and incorporated by reference herein)

10.5.1	Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar Communications Inc. annual report on Form 10-K for 2001 and incorporated by reference herein)
10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.7	Agreement, dated July 31, 1997, between Advanstar Communications Inc. and Banta Publications. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.8	Employment Agreement dated June 20, 2001 between Advanstar, Inc. and Joseph Loggia. (Previously filed as an exhibit to Advanstar Communications' Quarterly Report on Form 10-Q for the second quarter of 2001 and incorporated by reference herein)
10.9	Direct Investment Plan dated as of October 11, 2000. (Previously filed as an exhibit to Advanstar Communications Inc. annual report on Form 10-K for 2001 and incorporated by reference herein)
10.10	Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox.(filed as an exhibit to the Advanstar Communications Inc. Annual Report on Form 10-K for 2002 and incorporated by reference herein)
10.11	Letter, dated February 7, 1994, between Advanstar Communications Inc. and David W. Montgomery (filed as an exhibit to the Advanstar Communications Inc. Annual Report on Form 10-K for 2002 and incorporated by reference herein)
10.12	Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (filed as an exhibit to the Advanstar Communications Inc. Annual Report on Form 10-K for 2002 and incorporated by reference herein)
12.1	Computation of Ratio of Earnings to Fixed Charges. *
21.1	Subsidiaries of Advanstar Communications, Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP *
24.1	Power of Attorney (included on signature page of the Registration Statement filed April 20, 2001)
25.1	Statement of Eligibility of Wells Fargo Bank Minnesota, N.A. on Form T-1 (previously filed)

*
Filed herewith.

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TABLE OF CONTENTS
SUMMARY
SUMMARY DESCRIPTION OF THE SECURITIES
OUR COMPANY
Risk Factors
The Acquisition and Related Financings
Summary Historical Financial Data
RISK FACTORS
Risks Relating to Our Debt
Risks Relating to Our Business
Risks Related to Our Stockholders
Risks Related to the Notes
Risks Related to Forward-Looking Statements
THE ACQUISITION AND RELATED FINANCINGS
USE OF PROCEEDS
CAPITALIZATION
NOTE ON INDUSTRY AND MARKET DATA
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Fashion & Apparel Events
Information Technology & Communications Events and Magazines
Specialty Retail Events and Magazines
Healthcare, Science & Pharmaceuticals Events and Magazines
Travel & Hospitality Events and Magazines
Portfolio Events and Magazines
MANAGEMENT
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
Aggregated Option Exercises in 2002 and December 31, 2002 Option Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
MATERIAL UNITED STATES TAX CONSEQUENCES TO THE HOLDERS OF THE NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
Index to Financial Statements
Report of Independent Accountants
Report of independent public accountants
ADVANSTAR, INC. AND SUBSIDIARIES Balance Sheets (In thousands except for share and per share data)
ADVANSTAR, INC. AND SUBSIDIARIES Consolidated Statements of Operations (In thousands)
ADVANSTAR, INC. AND SUBSIDIARIES Consolidated Statements of Stockholder's Equity (Dollars in thousands)
ADVANSTAR, INC. AND SUBSIDIARIES Consolidated statements of cash flows (Dollars in thousands)
INFORMATION NOT REQUIRED IN PROSPECTUS
Report of Independent Accountants on Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts.
Advanstar, Inc. Valuation and Qualifying Accounts
SIGNATURES
EXHIBIT INDEX